     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 24, 1996



                                                       REGISTRATION NO. 333-7719

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            WHOLE FOODS MARKET, INC.

             (Exact name of registrant as specified in its charter)

             TEXAS                            5411                          74-1989366
    (State of incorporation)            (Primary Standard                (I.R.S. employer
                                    Industrial Classification         identification number)
                                              Code)

                            601 N. LAMAR BLVD. #300
                              AUSTIN, TEXAS 78703
                                  512-477-4455
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------------

                                GLENDA FLANAGAN
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                            WHOLE FOODS MARKET, INC.
                            601 N. LAMAR BLVD., #300
                              AUSTIN, TEXAS 78703
                                  512-477-4455
            (Name, address including zip code, and telephone number,
                   including area code, of agent for service)

                            ------------------------

                                    COPY TO:

                             BRUCE H. HALLETT, ESQ.
                            CROUCH & HALLETT, L.L.P.
                         717 N. HARWOOD ST., SUITE 1400
                              DALLAS, TEXAS 75201
                                  214-953-0053

                            ------------------------

    Approximate date of commencement of proposed sale to the public: Upon the consummation of the merger referred to herein.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                            WHOLE FOODS MARKET, INC.

                           CROSS-REFERENCE SHEET FOR
                       REGISTRATION STATEMENT ON FORM S-4

           ITEM OF FORM S-4                                                  PROSPECTUS CAPTION OR LOCATION
           -----------------------------------------------------  -----------------------------------------------------

A.  INFORMATION ABOUT THE TRANSACTION

       1.  Forepart of Registration Statement and Outside Front
            Cover Page of Prospectus............................  Facing Page of Registration Statement; Outside Front
                                                                   Cover Page of Proxy Statement/Prospectus

       2.  Inside Front and Outside Back Cover Pages of
            Prospectus..........................................  Inside Front Cover Page of Proxy
                                                                   Statement/Prospectus; Available Information; Table
                                                                   of Contents

       3.  Risk Factors, Ratio of Earnings to Fixed Charges and
            Other Information...................................  Inside Front Cover Page of Proxy
                                                                   Statement/Prospectus; Summary; The Merger; Pro Forma
                                                                   Financial Information

       4.  Terms of the Transaction.............................  Summary; The Merger; Comparison of Shareholders'
                                                                   Rights

       5.  Pro Forma Financial Information......................  Pro Forma Financial Information

       6.  Material Contacts with the Company Being Acquired....  Summary; The Merger

       7.  Additional Information Required for Reoffering by
            Persons and Parties Deemed to be Underwriters.......  Not Applicable

       8.  Interests of Named Experts and Counsel...............  Not Applicable

       9.  Disclosure of Commission Position on Indemnification
            for Securities Act Liabilities......................  Not Applicable

B.  INFORMATION ABOUT THE REGISTRANT

      10.  Information with Respect to S-3
            Registrants.........................................  Available Information; Incorporation of Certain
                                                                   Documents by Reference; Summary; The Merger

      11.  Incorporation of Certain Information by Reference....  Incorporation of Certain Documents by Reference

      12.  Information with Respect to S-2 or S-3 Registrants...  Not Applicable

      13.  Incorporation of Certain Information by Reference....  Not Applicable

      14.  Information with Respect to Registrants Other than
            S-2 or S-3 Registrants..............................  Not Applicable

           ITEM OF FORM S-4                                                  PROSPECTUS CAPTION OR LOCATION
           -----------------------------------------------------  -----------------------------------------------------

C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED

      15.  Information with Respect to S-3 Companies............  Not Applicable

      16.  Information with Respect to S-2 or S-3 Companies.....  Not Applicable

      17.  Information with Respect to Companies Other than S-2
            or S-3 Companies....................................  Summary; The Merger; Absence of Market for and
                                                                   Dividends on the Fresh Fields Shares; Fresh Fields'
                                                                   Management's Discussion and Analysis of Financial
                                                                   Condition and Results of Operations; Business of
                                                                   Fresh Fields; Index to Financial Statements

D.  VOTING AND MANAGEMENT INFORMATION

      18.  Information if Proxies, Consents or Authorizations
            are to be Solicited.................................  Available Information; Incorporation of Certain
                                                                   Documents By Reference; Summary; Special Meeting of
                                                                   Whole Foods; The Merger; Security Ownership of
                                                                   Certain Beneficial Owners and Management of Fresh
                                                                   Fields

      19.  Information if Proxies, Consents or Authorizations
            are not to be Solicited or in an Exchange Offer.....  Not Applicable

                              [LETTERHEAD OF WFM]

Dear Shareholder:


    You are cordially invited to attend a Special Meeting of Shareholders of Whole Foods Market, Inc. ("WFM") to be held on August 30, 1996 at 10:00 a.m., local time, at the Omni Hotel, 700 San Jacinto, Austin, Texas.



    At this important meeting, the shareholders of WFM are being asked to approve and adopt a proposed merger pursuant to which Fresh Fields Markets, Inc., a Delaware corporation ("Fresh Fields"), will become a wholly owned subsidiary of WFM. Fresh Fields owns and operates 22 multi-department, full service natural foods supermarkets in seven states and the District of Columbia. In the proposed merger, holders of the capital stock of Fresh Fields will receive shares of WFM common stock, depending upon the average market price of the WFM common stock during the 20-business day period preceding the closing. The affirmative vote of shareholders owning a majority of the shares of WFM common stock present at the meeting is needed to approve the proposed merger.



    At the Special Meeting, the shareholders will also be asked to approve an amendment to the Articles of Incorporation of WFM to increase its number of shares of authorized common stock and a proposal relating to WFM's stock option plan for team members.


    The  accompanying  Proxy  Statement/Prospectus  will  provide  you  with   a
description of the proposals to be presented at the Special Meeting, including information concerning the proposed merger.

    Your Board of Directors recommends that you vote FOR the merger proposal, the proposal to increase the authorized number of shares of common stock of WFM and the proposals relating to the stock option plans.

    Whether or not you plan to attend the Special Meeting, please complete, sign and date the enclosed proxy and return it in the enclosed prepaid envelope. Your prompt cooperation will be greatly appreciated.

                                          Sincerely,

                                          John Mackey
                                          CHAIRMAN OF THE BOARD
                                          AND CHIEF EXECUTIVE OFFICER


Austin, Texas
July 31, 1996

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


                           TO BE HELD AUGUST 30, 1996


TO THE SHAREHOLDERS OF
WHOLE FOODS MARKET:


    A Special Meeting of shareholders of Whole Foods Market, Inc. ("WFM") will be held at the Omni Hotel, 700 San Jacinto, Austin, Texas on August 30, 1996 at 10:00 a.m. for the following purposes:


    (1) To consider and act upon the proposed merger (the "Merger") and related Agreement and Plan of Merger pursuant to which a wholly owned subsidiary of WFM will merge into Fresh Fields Markets, Inc. ("Fresh Fields") as a result of which Fresh Fields will become a wholly owned subsidiary of WFM, as the Merger is more particularly described in the enclosed Proxy Statement/ Prospectus;

    (2) To consider and act upon the proposed amendment to the Articles of Incorporation of WFM to increase the authorized number of shares of common stock of WFM from 30 million to 50 million shares;


    (3) To consider and act upon a proposed amendment to the 1992 Stock Option Plan for Team Members to increase the number of shares of common stock of WFM issuable upon exercise of stock options under the Plan from 2 million to 3 million shares of common stock; and



    (4) To transact such other business as may properly come before the Special Meeting and any adjournment thereof.


    Shareholders of record at the close of business on July 29, 1996 will be entitled to receive notice of and to vote at the Special Meeting and any adjournments thereof.

    Whether or not you plan to attend the Special Meeting and regardless of the number of shares you own, please complete, date, sign and return the enclosed proxy at your earliest convenience in the enclosed self-addressed, stamped envelope. You are cordially invited to attend the Special Meeting in person, and if you attend you may withdraw your proxy and vote your shares personally.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Glenda Flanagan
                                          SECRETARY


Dated: July 31, 1996



    THE BOARD OF DIRECTORS OF WFM MARKET RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER, THE AMENDMENT TO THE ARTICLES OF INCORPORATION OF WFM AND THE AMENDMENT TO THE 1992 STOCK OPTION PLAN FOR TEAM MEMBERS.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED JULY 24, 1996.


PROXY STATEMENT/PROSPECTUS


                                     [LOGO]

    This Proxy Statement/Prospectus is being furnished to shareholders of Whole Foods Market, Inc., a Texas corporation ("WFM" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of WFM for use at the Special Meeting of Shareholders to be held at 10:00 a.m., local time, on August 30, 1996 at the Omni Hotel, 700 San Jacinto, Austin, Texas (together with any adjournment or postponement thereof, the "Special Meeting").



    This document also constitutes a Prospectus of WFM under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of common stock of WFM, no par value per share (the "Common Stock"), to be issued or reserved for issuance in connection with a merger (the "WFM Shares") to persons who hold (and certain persons who have the right to acquire) shares (the "Fresh Fields Shares") of capital stock of Fresh Fields Markets, Inc., a Delaware corporation ("Fresh Fields"), which owns and operates 22 natural foods supermarkets and related facilities in seven states and the District of Columbia. The WFM Shares will be issued in exchange for all of the outstanding shares, and reserved for certain options and warrants to acquire such shares, of all of the five classes of capital stock of Fresh Fields in the merger (the "Merger") of Whole Foods Market Mid-Atlantic, Inc., a wholly owned subsidiary of WFM (the "WFM Subsidiary"), into Fresh Fields in accordance with the Agreement and Plan of Merger, dated as of June 17, 1996, as amended, by and among WFM, Fresh Fields, and the WFM Subsidiary (the "Merger Agreement"). As a result of the Merger, the separate corporate existence of the WFM Subsidiary will cease, and Fresh Fields will continue its existence as a wholly owned subsidiary of WFM. The Merger is expected to be consummated shortly after the Special Meeting.


    The principal executive offices of WFM are located at 601 N. Lamar Blvd., # 300, Austin, Texas 78703 and its telephone number is (512) 477-4455. The principal executive offices of Fresh Fields are located at 6015 Executive Blvd., Rockville, Maryland 20852 and its telephone number is (301) 984-3737.


    This Proxy Statement/Prospectus is first being mailed to shareholders of WFM on or about July 31, 1996.


THE WFM SECURITIES TO BE OFFERED IN CONNECTION WITH THE MERGER HAVE NOT BEEN
     APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
          NOR  HAS THE  COMMISSION PASSED  UPON THE  ACCURACY OR
                ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.
                      ANY REPRESENTATION  TO THE  CONTRARY
                       IS      A CRIMINAL OFFENSE.

                            ------------------------


         THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS JULY   , 1996.

                             AVAILABLE INFORMATION

    WFM is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information filed with the Commission by WFM under the Exchange Act, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Regional Offices of the Commission which are located as follows: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10049. Copies of such material can also be obtained from the Commission at prescribed rates. Written requests for such material should be addressed to the Public Reference Section, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

    Reports, proxy statements and other information concerning WFM can also be obtained electronically through a variety of databases, including among others, the Commission's Electronic Data Gathering And Retrieval ("EDGAR") program, Knight-Ridder Information, Inc., Federal Filings/Dow Jones and Lexis/Nexis.

    WFM has filed a Registration Statement on Form S-4 (the "Registration Statement") with the Commission under the Securities Act with respect to the WFM Shares that will be issued in the Merger. As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus omits certain information, exhibits, and undertakings contained in the Registration Statement. Reference is made to the Registration Statement and to the exhibits thereto for further information, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington D.C., and copies of which may be obtained from the Commission at prescribed rates. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus relating to the contents of any contract or other document referred to herein or therein are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or such other document. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The  following WFM  documents (File No.  0-19797) filed  with the Commission
under  the  Exchange   Act  are   incorporated  by  reference   in  this   Proxy
Statement/Prospectus:

1.  Annual Report on Form 10-K for the fiscal year ended September 24, 1995;

2. Quarterly Reports on Form 10-Q for the quarterly fiscal periods ending January 14, 1996 and April 7, 1996; and

3. The description of the WFM Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on January 14, 1992.

    All documents filed by WFM with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and before the date of the Special Meeting shall be deemed to be incorporated by reference herein and shall be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated by reference herein or contained in this Proxy Statement/Prospectus shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN APPENDICES TO SUCH DOCUMENTS THAT ARE NOT SPECIFICALLY

INCORPORATED BY  REFERENCE HEREIN)  ARE AVAILABLE  WITHOUT CHARGE  UPON  REQUEST
FROM:  WHOLE FOODS MARKET, INC., 601 N.  LAMAR BLVD., #300, AUSTIN, TEXAS 78703,
ATTENTION: SHAREHOLDER SERVICES, (512)477-4455, EXT. 143. TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY AUGUST 26, 1996.


                            ------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE OFFERS MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY WFM. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH
OFFER IN SUCH PERSON'S JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT, SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF WFM AND ITS SUBSIDIARIES AND AFFILIATES OR OF FRESH FIELDS AND ITS AFFILIATES.

                               TABLE OF CONTENTS


                                                                                                               PAGE
                                                                                                             ---------
Available Information......................................................................................          2
Incorporation of Certain Documents by Reference............................................................          2
Summary of Proxy Statement.................................................................................          5
Special Meeting of WFM.....................................................................................         13
The Merger.................................................................................................         14
Pro Forma Financial Information............................................................................         35
Comparison of Shareholders' Rights.........................................................................         40
Increase in Authorized Number of Shares of WFM Common Stock................................................         44
Amendment to 1992 Stock Option Plan for Team Members.......................................................         44
Absence of Market for and Dividends on the Fresh Fields Shares.............................................         46
Fresh Fields' Selected Financial Data......................................................................         47
Fresh Fields Management's Discussion and Analysis of Financial Condition and Results of Operations.........         48
Business of Fresh Fields...................................................................................         52
Security Ownership of Certain Beneficial Owners and Management of Fresh Fields.............................         55
Legal Opinions.............................................................................................         55
Experts....................................................................................................         55
Shareholders' Proposals....................................................................................         55
Index to Financial Statements..............................................................................        F-1
Appendix A Agreement and Plan of Merger, as amended........................................................        A-1
Appendix B Opinion of Robertson, Stephens & Co. ...........................................................        B-1
Appendix C Section 262 of Delaware General Corporation Law.................................................        C-1
Appendix D Articles of Amendment to the Articles of Incorporation of WFM...................................        D-1

                     SUMMARY OF PROXY STATEMENT/PROSPECTUS


    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. THE SUMMARY IS NECESSARILY INCOMPLETE AND SELECTIVE AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE APPENDICES HERETO, AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN.


    RISK FACTORS. The shareholders of WFM and of Fresh Fields should carefully evaluate certain risk factors relating to WFM and the Merger. See "The Merger -- Risk Factors".


    MATTERS TO BE VOTED UPON. At the Special Meeting, the shareholders of WFM will be asked to approve and adopt a proposal which approves and adopts the Merger and related Merger Agreement. In addition, the shareholders will be asked to approve and adopt an amendment to the Articles of Incorporation of WFM to increase the authorized number of shares of Common Stock from 30 million to 50 million and an amendment to the 1992 Stock Option Plan for Team Members (the "Team Member Option Plan") to increase the number of shares subject to such plan from 2 million to 3 million shares.



    MERGER. The shareholders of WFM are being asked to consider and act upon the proposed Merger whereby a wholly owned subsidiary of WFM (the "WFM
Subsidiary") will be merged into Fresh Fields and Fresh Fields will become a subsidiary of WFM. Upon completion of the Merger, shares of common stock of WFM, no par value per share (the "Common Stock"), will be issued or reserved for issuance (the "WFM Shares") to persons who hold and certain persons who have the right to acquire shares of capital stock of Fresh Fields. Specifically, a portion of the WFM Shares will be issued to persons who hold issued and outstanding shares of capital stock of Fresh Fields, and persons who hold certain in-the-money warrants to acquire shares of capital stock of Fresh Fields (such shares and warrants collectively, the "Fresh Fields Shares"). The balance of the WFM Shares will be reserved for issuance to persons who hold certain in-the-money options to acquire shares of capital stock of Fresh Fields (the "Included In-The-Money Options"). All other options and warrants to acquire shares of Fresh Fields capital stock will also be converted into options or warrants to acquire shares of WFM common stock. The actual number of WFM Shares issued or reserved in the Merger will be based on the quotient of (a) $134,500,000, plus (i) the total exercise price of all Included In-The-Money Options less (ii) the value agreed upon by the parties of certain out-of-the-money options to acquire shares of Fresh Fields common stock which value will be $0 provided the Average WFM Share Price (as defined in the Merger Agreement) is $24 or higher, divided by (b) the average per share closing price of Common Stock as reported on the Nasdaq National Stock Market ("NSM") over the twenty trading days immediately preceding the effective date of the Merger (the "Determination Price"). The Determination Price will not be less than $24.00 per share nor more than $28.00 per share. The shareholders of WFM will not receive any consideration in the Merger, nor will the Merger affect the number of shares held by any shareholder of WFM. See "The Merger". The actual number of WFM Shares issued to or reserved for the holders of the Fresh Fields Shares and the holders of the Included In-The-Money Options is subject to the requirement that a number of such shares that is equal to 5% of $134.5 million, subject to an adjustment to take into account any Dissenting Fresh Fields Shareholders, divided by the Determination Price be placed in escrow (the "Escrowed Shares") and used to satisfy any claims made by WFM under certain indemnification provisions contained in the Merger Agreement. See "The Merger -- Escrow of Certain Shares".


    BUSINESS OF WFM. WFM owns and operates the country's largest chain of natural foods supermarkets, featuring food made from natural ingredients free of unnecessary additives. WFM opened its first store in Austin, Texas in 1980 and today operates 48 stores in 12 states and the District of Columbia. The principal executive offices of WFM are located at 601 N. Lamar Blvd., #300, Austin, Texas 78703 and its telephone number is (512) 477-5566.

    BUSINESS OF FRESH FIELDS. Fresh Fields owns and operates 22 natural foods supermarkets and related facilities in Connecticut, Illinois, Maryland, New
Jersey, New York, Pennsylvania, Virginia and the District of Columbia. Fresh Fields is one of the country's largest chains of natural foods supermarkets. The principal executive offices of Fresh Fields, which was founded in 1991, are located at 6015 Executive Blvd., Rockville, Maryland 20852 and its telephone number is (301) 984-3737.


    EXCHANGE OF FRESH FIELDS SHARES AND INCLUDED OPTIONS FOR WFM SHARES. All of the Fresh Fields Shares and Included Options outstanding immediately before the time the Merger becomes effective will be converted into WFM Shares (or in the case of Included Options the right to receive WFM Shares upon exercise). No fractional shares will be issued as a result of the Merger. WFM will pay cash to each shareholder of Fresh Fields who would otherwise be entitled to receive a fraction of a WFM Share. See "The Merger -- Effective Time and Consequences of the Merger" and "The Merger -- Effect of Merger on Fresh Fields Options and Warrants".


    VOTES REQUIRED. The affirmative votes of the holders of at least a majority of the Common Stock represented in person or proxy at the Special Meeting are required to approve the Merger on behalf of WFM. WFM, the sole shareholder of the WFM Subsidiary, has also approved and adopted the Merger on behalf of the WFM Subsidiary. The directors and executive officers of WFM and their affiliates (who in the aggregate beneficially owned approximately 6.8% of the outstanding shares of Common Stock as of July 29, 1996, the record date for the Special Meeting) have advised WFM that they will vote their shares in favor of the Merger. In addition, John P. Mackey, Peter Roy and Chris Hitt, the Chairman of the Board and Chief Executive Officer of WFM, the President of WFM and the President of the Northeast Region for WFM, respectively, who collectively beneficially own 342,553 shares (2.4%) of the outstanding Common Stock, have each given Fresh Fields his proxy to vote his shares of Common Stock in favor of the Merger. The holders of the requisite amount of the voting power of each class of capital stock of Fresh Fields necessary to approve the Merger are parties to agreements whereby they have represented to WFM that they will execute written consents approving and adopting the Merger.



    The affirmative votes of the holders of at least a majority of the Common Stock outstanding on the record date for the Special Meeting are required to approve and adopt the proposed amendment to the Articles of Incorporation of WFM to increase the authorized number of WFM Common Stock from 30 million to 50 million shares. The affirmative votes of the holders of at least a majority of the WFM Common Stock represented in person or proxy at the Special Meeting are required to approve and adopt the amendment to the Team Member Option Plan. See "Special Meeting of WFM."


    APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS. The shareholders of WFM are not entitled to dissenters' rights or an appraisal of their shares in connection with the Merger.

    Subject to certain other conditions, a shareholder of record of Fresh Fields who does not execute a written consent to the Merger and who files with Fresh Fields a written objection to the Merger, stating that his or her right to dissent will be exercised if the Merger is effective and giving his or her name and address to Fresh Fields, will be eligible to make a written demand on Fresh Fields pursuant to Delaware law for appraisal rights following the consummation of the Merger. A Fresh Fields shareholder who files a written objection will not be entitled to appraisal rights unless such shareholder also makes a written demand following the consummation of the Merger and takes certain other steps in the manner required by Delaware law. A vote or consent in favor of the Merger will constitute a waiver of appraisal rights. See "The Merger -- Appraisal Rights of Dissenting Shareholders."


    FEDERAL INCOME TAX CONSEQUENCES. The Merger is intended to be a tax-free reorganization under federal income tax laws, and, as such, no gain or loss will be recognized by the shareholders of Fresh Fields upon their receipt of the WFM Shares in exchange for their Fresh Fields Shares, except for cash received in lieu of fractional shares. Gain or loss may be recognized, however, by holders of Fresh Fields Shares to the extent of any cash received by Fresh Fields shareholders who perfect their appraisal rights. See "The Merger -- Federal Income Tax Consequences."

    EFFECTIVE TIME OF THE MERGER. It is currently contemplated that the Merger will be consummated as soon as practicable after the Special Meeting.

    CONDITIONS OF THE MERGER; TERMINATION. In addition to approval by the shareholders of WFM, consummation of the Merger is subject to the satisfaction or waiver of a number of conditions and to certain regulatory matters, including the expiration of the relevant waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the receipt by WFM and Fresh Fields of a letter from KPMG Peat Marwick LLP concurring with WFM's determination that the Merger will be accounted for as a pooling-of-interests. See "The Merger -- Conditions to the Merger".


    Other than approval of the Merger by the WFM shareholders and the expiration of certain waiting periods under the HSR Act, substantially all of the conditions to the Merger may be waived, in whole or in part, by the parties for whose benefit they have been created, without the approval of their respective shareholders. However, after approval by the shareholders of WFM, no amendment or modification may be made which by law requires further approval by such shareholders unless such approval is obtained. In addition, the Merger may be abandoned under certain circumstances, and such abandonment will not require shareholder approval. See "The Merger -- Conditions to the Merger" and "The Merger -- Termination of Merger Agreement."



    REASONS FOR THE MERGER. Because of the 21 additional natural foods supermarkets to be acquired by WFM in the Merger, the effectiveness of Fresh Fields in the geographic areas it serves, the compatibility of the Fresh Fields store operations with those of WFM's existing stores and the importance of the eastern and midwest geographic areas of expansion in WFM's operations, WFM views the Merger as a major step in furthering WFM's expansion strategy and believes that the Merger will result in long-term benefits to WFM.


    WFM believes that Fresh Fields' historical financial results are not representative of the profitability that WFM expects to obtain following the Merger. WFM's management believes that Fresh Fields' historical losses in large part reflect its heavy investment in infrastructure and the expense of new store openings coupled with the usual comparatively lower sales contribution achieved from new stores, and are inherent in young, high growth, capital intensive companies in the supermarket business. WFM believes that Fresh Fields is a vibrant company whose heavy historical capital investment has left it positioned to achieve favorable future returns. See "The Merger -- WFM's Reasons for the Merger."

    RECOMMENDATION OF BOARD OF DIRECTORS OF WFM. THE BOARD OF DIRECTORS OF WFM BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF THE WFM SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE MERGER. See "The Merger -- Background of the Merger" and "The Merger -- WFM's Reasons for the Merger."

    OPINION OF FINANCIAL ADVISOR. Robertson, Stephens & Company ("RS&Co.") has delivered its written opinion, dated as of June 17, 1996, to the Board of Directors of WFM to the effect that, as of the date of its opinion, the financial terms of the Merger are fair to WFM from a financial point of view. A copy of the opinion of RS & Co., which sets forth the assumptions made, is attached to this Proxy Statement/Prospectus as Appendix B and should be read in its entirety. See "The Merger -- Fairness Opinion."


    MARKET, DIVIDEND AND SHARE PRICE INFORMATION. On July 23, 1996, the last reported closing price of the Common Stock on the Nasdaq National Stock Market was $25 1/2 per share. On June 17, 1996, the last day of trading immediately prior to the public announcement that WFM and Fresh Fields had entered into the Merger Agreement, the last reported sale price of the Common Stock was $26 7/8 per share. No dividends have been paid to date on the WFM shares of Common Stock.


    No active trading market exists for any of the shares of any class of capital stock of Fresh Fields.

    BOARD OF DIRECTORS OF WFM. Following the Merger and in accordance with the Merger Agreement, the Board of Directors of WFM will take action to increase the authorized number of directors by two members, and each of the two principal shareholders of Fresh Fields will be entitled to designate one representative to be named to the Board of Directors of WFM to fill the newly created vacancies. Thereafter, WFM has agreed to nominate and use its reasonable best efforts to cause the election of each such representative to the WFM Board of Directors so long as each of the shareholders and their respective affiliates beneficially owns at least 50% of the WFM Shares issued to the shareholders on the Effective Date. See "The Merger -- WFM Board Following the Merger."



    SUMMARY OF FINANCIAL INFORMATION. The following tables present summary historical and pro forma financial information for WFM and its subsidiaries and for Fresh Fields (the tables, which are unaudited and in thousands except for per share amounts and Operating Data, should be read in conjunction with the historical and pro forma financial statements and notes thereto included elsewhere herein):


        COMBINED SUMMARY PRO FORMA AND HISTORICAL FINANCIAL INFORMATION

    The following tables set forth certain unaudited pro forma combined condensed and historical financial data for WFM and Fresh Fields. The following data give effect to the Merger under the pooling-of-interests method of accounting as if those events had occurred on October 1, 1990 with respect to the statement of operations data and operating data, and on September 29, 1991 with respect to the balance sheet data. For further information on the manner in which the summary pro forma financial information was derived, see "Pro Forma Financial Information." The following data should be read in conjunction with the consolidated financial statements and notes thereto of WFM, which have been incorporated by reference, and the financial statements and notes thereto of Fresh Fields, and with the pro forma combined condensed financial statements regarding the Merger, appearing elsewhere in this Proxy Statement/Prospectus.

    The unaudited pro forma combined condensed financial information is presented for illustrative purposes only and in the opinion of WFM's management is not indicative of the operating results or financial position that could have occurred if the Merger had been consummated on such dates, because the pro forma financial information does not include pro forma adjustments for certain changes to be made after the Merger, including reductions in general and administrative expenses. Nor is the pro forma financial information necessarily indicative of future operating results or financial position. See "The Merger -- WFM's Reasons for the Merger."

                            WHOLE FOODS MARKET, INC.
                       SUMMARY HISTORICAL FINANCIAL DATA


                                                                                     AS OF OR FOR THE FISCAL YEAR ENDED
                                        AS OF OR FOR THE    AS OF OR FOR THE   ----------------------------------------------
                                       TWENTY-EIGHT WEEKS  TWENTY-EIGHT WEEKS   SEPTEM-     SEPTEM-     SEPTEM-     SEPTEM-
                                         ENDED APRIL 7,      ENDED APRIL 9,     BER 24,     BER 25,     BER 26,     BER 27,
                                              1996                1995            1995        1994        1993        1992
                                       ------------------  ------------------  ----------  ----------  ----------  ----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
                                                                        AND OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
  Sales..............................      $  316,597          $  255,993      $  496,374  $  401,685  $  322,308  $  205,348
  Cost of goods sold and occupancy
   costs.............................         213,935             174,401         337,441     272,178     218,540     140,132
                                           ----------          ----------      ----------  ----------  ----------  ----------
    Gross profit.....................         102,662              81,592         158,933     129,507     103,768      65,216
  Direct store expenses..............          78,033              62,878         122,093      97,270      77,106      48,961
  Pre-opening costs..................           2,052                 664           1,599       2,056       1,363         320
  General and administrative
   expenses..........................          10,849               9,332          17,852      15,233      13,862       9,865
  Store relocation costs.............           2,376              --               2,332      --          --          --
  Non-recurring expenses related to
   earthquake........................          --                  --              --             282      --          --
  Merger transaction costs...........          --                  --              --          --           3,094      --
                                           ----------          ----------      ----------  ----------  ----------  ----------
    Income from operations...........           9,352               8,718          15,057      14,666       8,343       6,070
  Net interest income (expense)......          (1,343)               (452)         (1,491)          8          72          68
                                           ----------          ----------      ----------  ----------  ----------  ----------
    Income before income tax
     expense.........................           8,009               8,266          13,566      14,674       8,415       6,138
  Income tax expense.................           3,404               3,364           5,347       6,035       4,597       2,422
                                           ----------          ----------      ----------  ----------  ----------  ----------
    Net income.......................      $    4,605          $    4,902      $    8,219  $    8,639  $    3,818  $    3,716
                                           ----------          ----------      ----------  ----------  ----------  ----------
                                           ----------          ----------      ----------  ----------  ----------  ----------
  Net income per common share........      $     0.32          $     0.35      $     0.58  $     0.61  $     0.29  $     0.37
                                           ----------          ----------      ----------  ----------  ----------  ----------
                                           ----------          ----------      ----------  ----------  ----------  ----------
  Weighted average shares
   outstanding.......................          14,560              14,167          14,198      14,221      13,068       9,996
                                           ----------          ----------      ----------  ----------  ----------  ----------
                                           ----------          ----------      ----------  ----------  ----------  ----------
OPERATING DATA:
  Number of stores at end of
   period............................              46                  40              41          35          30          20
  Annualized store sales per square
   foot..............................      $      656          $      642      $      643  $      635  $      603  $      588
  Average weekly sales per store.....      $  259,000          $  237,000      $  239,000  $  235,000  $  211,000  $  199,000
BALANCE SHEET DATA:
  Working capital (deficit)..........      $    3,574          $    1,468      $    1,469  $    5,236  $      960  $   16,003
  Total assets.......................         220,841             196,250         196,250     136,165     106,190      58,179
  Long-term debt (including current
   maturities).......................          63,922              48,721          48,721       8,389       5,607       3,148
  Convertible subordinated debt......          --                  --              --          --          --          --
  Shareholders' equity...............         112,514             196,250         106,239      97,692      75,465      40,221


                                        SEPTEM-
                                        BER 29,
                                          1991
                                       ----------

STATEMENT OF OPERATIONS DATA:
  Sales..............................  $  173,164
  Cost of goods sold and occupancy
   costs.............................     118,530
                                       ----------
    Gross profit.....................      54,634
  Direct store expenses..............      40,221
  Pre-opening costs..................         533
  General and administrative
   expenses..........................       8,708
  Store relocation costs.............      --
  Non-recurring expenses related to
   earthquake........................      --
  Merger transaction costs...........      --
                                       ----------
    Income from operations...........       5,172
  Net interest income (expense)......      (1,227)
                                       ----------
    Income before income tax
     expense.........................       3,945
  Income tax expense.................       1,624
                                       ----------
    Net income.......................  $    2,321
                                       ----------
                                       ----------
  Net income per common share........  $     0.31
                                       ----------
                                       ----------
  Weighted average shares
   outstanding.......................       7,596
                                       ----------
                                       ----------
OPERATING DATA:
  Number of stores at end of
   period............................          17
  Annualized store sales per square
   foot..............................  $      607
  Average weekly sales per store.....  $  203,000
BALANCE SHEET DATA:
  Working capital (deficit)..........  $     (625)
  Total assets.......................      34,789
  Long-term debt (including current
   maturities).......................       9,255
  Convertible subordinated debt......       5,182
  Shareholders' equity...............       8,847


- ------------------------

                           FRESH FIELDS MARKETS, INC.
                       SUMMARY HISTORICAL FINANCIAL DATA


                                              AS OF OR FOR                           AS OF OR FOR THE FISCAL YEAR ENDED
                                              THE THIRTEEN   AS OF OR FOR THE  ----------------------------------------------
                                               WEEKS ENDED    THIRTEEN WEEKS     DECEM-      DECEM-      JANU-       DECEM-
                                                MARCH 30,     ENDED APRIL 1,    BER 30,     BER 31,      ARY 1,     BER 26,
                                                  1996             1995           1995        1994        1994        1992
                                              -------------  ----------------  ----------  ----------  ----------  ----------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
                                                                            AND OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
  Sales.....................................   $    63,766      $   47,811     $  213,561  $  170,365  $  116,947  $   40,336
  Cost of goods sold and occupancy costs....        42,740          31,294        142,491     114,985      78,594      27,548
                                              -------------       --------     ----------  ----------  ----------  ----------
    Gross profit............................        21,026          16,517         71,070      55,380      38,353      12,788
  Direct store expenses.....................        17,124          12,968         63,325      48,335      36,993      12,497
  Pre-opening costs.........................           310             438          1,964       1,033       3,457         766
  General and administrative expenses.......         2,978           2,779         12,388       9,176       7,536       3,964
  Store relocation/closing costs............       --               --             --           5,758       2,457         564
                                              -------------       --------     ----------  ----------  ----------  ----------
    Income (loss) from operations...........           614             332         (6,607)     (8,922)    (12,090)     (5,003)
  Net interest income (expense).............          (201)            212            165         256         465         478
                                              -------------       --------     ----------  ----------  ----------  ----------
    Income (loss) before income tax
     expense................................           413             544         (6,442)     (8,666)    (11,625)     (4,525)
  Income tax expense........................       --               --             --          --             130      --
                                              -------------       --------     ----------  ----------  ----------  ----------
    Net income (loss).......................   $       413      $      544     $   (6,442) $   (8,666) $  (11,755) $   (4,525)
                                              -------------       --------     ----------  ----------  ----------  ----------
                                              -------------       --------     ----------  ----------  ----------  ----------
  Net income (loss) per common share........   $      0.05      $     0.06     $    (0.76) $    (1.14) $    (1.80) $    (1.13)
                                              -------------       --------     ----------  ----------  ----------  ----------
                                              -------------       --------     ----------  ----------  ----------  ----------
  Weighted average shares outstanding.......         8,552           8,479          8,499       7,582       6,530       4,003
                                              -------------       --------     ----------  ----------  ----------  ----------
                                              -------------       --------     ----------  ----------  ----------  ----------
OPERATING DATA:
  Number of stores at end of period.........            21              16             19          14          12           5
  Annualized store sales per square foot....   $       530          --         $      543  $      548  $      505  $      498
  Average weekly sales per store............   $   228,000          --         $  241,000  $  249,000  $  234,000  $  237,000
BALANCE SHEET DATA:
  Working capital (deficit).................   $      (445)     $   11,766     $   (4,891) $   13,143  $   10,548  $   20,954
  Total assets..............................        72,558          67,986         73,240      68,281      56,842      40,384
  Long-term debt (including current
   maturities)..............................         7,000          --              5,000      --          --          --
  Shareholders' equity......................        49,982          55,926         49,069      55,383      48,768      35,693


                                                DECEM-
                                               BER 28,
                                                 1991
                                              ----------

STATEMENT OF OPERATIONS DATA:
  Sales.....................................  $    6,577
  Cost of goods sold and occupancy costs....       4,510
                                              ----------
    Gross profit............................       2,067
  Direct store expenses.....................       3,353
  Pre-opening costs.........................         131
  General and administrative expenses.......       1,665
  Store relocation/closing costs............      --
                                              ----------
    Income (loss) from operations...........      (3,082)
  Net interest income (expense).............         232
                                              ----------
    Income (loss) before income tax
     expense................................      (2,850)
  Income tax expense........................      --
                                              ----------
    Net income (loss).......................  $   (2,850)
                                              ----------
                                              ----------
  Net income (loss) per common share........  $    (1.61)
                                              ----------
                                              ----------
  Weighted average shares outstanding.......       1,768
                                              ----------
                                              ----------
OPERATING DATA:
  Number of stores at end of period.........           2
  Annualized store sales per square foot....  $      443
  Average weekly sales per store............  $  184,000
BALANCE SHEET DATA:
  Working capital (deficit).................  $    5,243
  Total assets..............................      11,839
  Long-term debt (including current
   maturities)..............................      --
  Shareholders' equity......................       9,654


- ------------------------

             PRO FORMA COMBINED CONDENSED WHOLE FOODS MARKET, INC.

                                                                                     AS OF OR FOR THE FISCAL YEAR ENDED
                                        AS OF OR FOR THE    AS OF OR FOR THE   ----------------------------------------------
                                       TWENTY-EIGHT WEEKS  TWENTY-EIGHT WEEKS   SEPTEM-     SEPTEM-     SEPTEM-     SEPTEM-
                                         ENDED APRIL 7,      ENDED APRIL 9,     BER 24,     BER 25,     BER 26,     BER 27,
                                              1996                1995            1995        1994        1993        1992
                                       ------------------  ------------------  ----------  ----------  ----------  ----------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
  Sales..............................      $  439,219          $  349,715      $  696,990  $  572,050  $  439,254  $  245,684
  Gross profit.......................         145,148             112,452         225,474     184,368     141,607      77,839
  Pre-opening costs..................           2,654               2,012           4,569       3,387       4,985       1,087
  Merger transaction costs...........          --                  --              --          --           3,094      --
  Income (loss) from operations......           7,083               1,989           3,958       5,407      (4,263)        926
  Net income (loss)..................           1,979              (1,580)         (2,524)       (364)     (8,453)       (951)
  Net income (loss) per common
   share.............................      $     0.10          $    (0.08)     $    (0.13) $    (0.02) $    (0.50) $    (0.08)
  Weighted average shares
   outstanding.......................          19,733              18,898          19,200      18,808      17,018      12,418
BALANCE SHEET DATA:
  Working capital....................      $    2,874          $   15,110      $    3,676  $   18,080  $   11,344  $   36,957
  Total assets.......................         291,139             237,602         264,714     203,417     162,338      98,386
  Long-term debt (including current
   maturities).......................          70,922              33,989          53,721       8,389       5,607       3,148
  Shareholders' equity...............         161,016             157,525         156,825     152,045     123,540      75,736


                                        SEPTEM-
                                        BER 29,
                                          1991
                                       ----------

STATEMENT OF OPERATIONS DATA:
  Sales..............................  $  179,741
  Gross profit.......................      56,706
  Pre-opening costs..................         664
  Merger transaction costs...........      --
  Income (loss) from operations......       2,055
  Net income (loss)..................        (565)
  Net income (loss) per common
   share.............................  $    (0.07)
  Weighted average shares
   outstanding.......................       8,665
BALANCE SHEET DATA:
  Working capital....................  $    4,618
  Total assets.......................      46,593
  Long-term debt (including current
   maturities).......................       9,255
  Shareholders' equity...............      18,466


- ------------------------

                           COMPARATIVE PER SHARE DATA


    The  following tables  set forth  unaudited data  concerning the  net income
(loss), earnings per share and book value per common share for WFM and Fresh Fields (i) on a combined pro forma basis after giving effect to the Merger, (ii) on a historical basis for WFM, (iii) on a historical basis for Fresh Fields per equivalent share of Common Stock of WFM to be issued in the Merger for the capital stock of Fresh Fields assuming a Determination Price of $26 (as though such shares had been issued at the beginning of the period), and (iv) on a historical basis for Fresh Fields. The following comparative per share data should be read in conjunction with the historical consolidated financial statements of WFM, which have been incorporated by reference into this Proxy Statement/Prospectus, and the historical financial statements of Fresh Fields and information contained under the caption "Pro Forma Financial Information", appearing elsewhere in this Proxy Statement/Prospectus.


              PRO FORMA COMBINED WHOLE FOODS AND FRESH FIELDS (1)

                                                                                                                   FOR FISCAL YEAR
                                                                                                                        ENDED
                                                                                                                    SEPTEMBER 24,
                                                                                                                        1995
                                                                                                                   ---------------
Net loss per share...............................................................................................   $       (0.13)
Book value per common share at end of period.....................................................................   $        8.17
Weighted average common shares outstanding.......................................................................      19,200,000

                             WHOLE FOODS HISTORICAL

                                                                                                   FOR THE
                                                                                             TWENTY-EIGHT WEEKS   FOR FISCAL YEAR
                                                                                                    ENDED              ENDED
                                                                                                  APRIL 7,         SEPTEMBER 24,
                                                                                                    1996               1995
                                                                                             -------------------  ---------------
Net income per share.......................................................................    $          0.32     $        0.58
Book value per common share at end of period...............................................    $          7.73     $        7.48
Weighted average common shares outstanding.................................................         14,560,000        14,198,000

                  FRESH FIELDS HISTORICAL PER EQUIVALENT SHARE

                                                                                                                   FOR FISCAL YEAR
                                                                                                                        ENDED
                                                                                                                    DECEMBER 30,
                                                                                                                        1995
                                                                                                                   ---------------
Net loss per equivalent share....................................................................................   $       (1.25)
Book value per equivalent share at end of period.................................................................   $        9.54
Equivalent shares of Whole Foods Common Stock to be issued in exchange for Capital Stock of Fresh Fields (2).....       5,141,000

                            FRESH FIELDS HISTORICAL

                                                                                                                   FOR FISCAL YEAR
                                                                                                                        ENDED
                                                                                                                    DECEMBER 30,
                                                                                                                        1995
                                                                                                                   ---------------
Net loss per share...............................................................................................   $       (0.76)
Book value per common share at end of period.....................................................................   $        5.77
Weighted average common shares outstanding.......................................................................       8,499,000

- --------------------------
(1) Shares used in computing the pro forma combined per share data include the weighted average common shares outstanding for Whole Foods for the year ended September 24, 1995, plus the assumed issuance of 5,002,000 shares to Fresh Fields shareholders as of the beginning of the year. See "Notes to Pro Forma Combined Condensed Financial Statements," included elsewhere in this Registration Statement for a description of the estimates made in determining the number of shares to be issued to Fresh Fields.

(2) Equivalent shares is calculated by multiplying the assumed conversion ratio (calculated at $26.00 per share) of .6049 by the Fresh Fields weighted average common shares outstanding at December 31, 1995 of 8,449,000.

                             SPECIAL MEETING OF WFM


    A Special Meeting of Shareholders of WFM will be held at the Omni Hotel, 700 San Jacinto, Austin, Texas, at 10:00 a.m., Austin time, on August 30, 1996. The WFM proxy being sent to its shareholders is being solicited on behalf of the Board of Directors of WFM for use at the Special Meeting and any adjournment thereof.



    MATTERS TO BE VOTED ON. At the Special Meeting the shareholders of WFM will be asked to approve the Merger and related Merger Agreement. A vote for the Merger will be deemed to be a vote for any related filings made by WFM with the Secretary of State of Delaware or Texas to consummate the Merger. In addition, the shareholders of WFM will be asked to approve and adopt (i) an amendment to the Articles of Incorporation of WFM to increase the authorized number of shares of Common Stock from 30 million to 50 million and (ii) an amendment to the Team Member Option Plan to increase the number of shares subject to such plan from 2 million shares to 3 million shares. In addition, any other business as may properly come before the Special Meeting will be considered and the persons named in the proxies will vote in accordance with their judgment on such business. The Board of Directors of WFM knows of no such other business that will be brought before the Special Meeting as of the date of this Proxy Statement/Prospectus.



    RECORD DATE. WFM has fixed the close of business on July 29, 1996 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Special Meeting. At the record date, approximately 14,300,000 shares of the Common Stock of WFM were outstanding.



    REQUIRED VOTE. A majority of the Common Stock outstanding on the record date will constitute a quorum for the transaction of business at the Special Meeting. Each share of Common Stock outstanding on the record date is entitled to one vote. The affirmative votes of a majority of the shares of Common Stock represented in person or by proxy at the Special Meeting will be required to approve and adopt the Merger and Merger Agreement. The affirmative votes of a majority of outstanding shares of Common Stock will be required to approve the amendment to WFM's Articles of Incorporation to increase the authorized number of shares of Common Stock. The affirmative votes of a majority of the shares of Common Stock represented in person or by proxy at the Special Meeting will be required to approve the amendment to the Team Member Option Plan to increase the number of shares available.


    PROXIES. All the shares of Common Stock represented by properly executed proxies will be voted at the Special Meeting in accordance with the directions in such proxies. If no contrary instructions are given, the shares of Common Stock represented thereby will be voted FOR (i) the Merger and Merger Agreement,
(ii) the proposed increase in the authorized number of shares of Common Stock and (iii) the amendment to the Team Member Option Plan. Any person executing a proxy may revoke it at any time prior to its exercise. A proxy may be revoked by delivery of written notice of such revocation to the Secretary of WFM, by a subsequent proxy executed by the person executing the prior proxy and presented before or at the Special Meeting, or by attendance at the Special Meeting and voting in person by the person executing the proxy.

    SOLICITATION OF PROXIES. The cost of the solicitation of proxies will be borne by WFM. In addition to solicitation by mail, some of WFM's directors, officers and regular employees, without extra compensation, may conduct additional solicitation by telegraph, telephone and personal interview. WFM may also enlist the assistance of banks, brokerage houses and nominees in additional solicitation of proxies, particularly from persons whose shares of Common Stock are not registered in the beneficial owners' names.

                                   THE MERGER

INTRODUCTION


    The terms and conditions of the Merger are set forth in the Merger Agreement, the text of which is attached to this Proxy Statement as Appendix A. The summary of the Merger Agreement contained in this Proxy Statement does not purport to be complete and is qualified in its entirety by reference to the complete text of such document.


    At the time the Merger becomes effective, the WFM Subsidiary will be merged with and into Fresh Fields in accordance with Delaware law. As a result of the Merger, the separate corporate existence of the WFM Subsidiary will cease, and Fresh Fields will continue its existence as a separate wholly owned subsidiary of WFM.


    Upon the consummation of the Merger, the Fresh Fields Shares outstanding immediately prior to the time the Merger becomes effective will be converted, and the Included In-The-Money Options will become exercisable, into the WFM Shares, subject to the escrow requirement and the rights of dissenting Fresh Fields shareholders, if any. The actual number of WFM Shares issued in the
Merger will be based on the quotient of (a) $134,500,000, subject to an adjustment to take into account any Dissenting Fresh Fields Shareholders, (i) increased by the total exercise price of all Included In-the-Money Options and
(ii) reduced by the value agreed upon by the parties of certain out-of-the-money options to acquire shares of Fresh Fields common stock, which value will be $0 provided the Average WFM Share Price (as defined in the Merger Agreement) is $24 or higher, divided by (b) the Determination Price, subject to an adjustment to take into account any dissenting Fresh Fields shareholders. The Determination Price will not be less than $24.00 per share nor more than $28.00 per share. Any fractional shares resulting from such conversion will entitle the holder to receive cash.



    The actual number of WFM Shares issued in the Merger is subject to a requirement that a number of such shares that is equal to 5% of $134.5 million (subject to an adjustment to take into account any Dissenting Fresh Fields Shareholders) divided by the Determination Price be placed in escrow and used to satisfy any claims made and losses sustained by WFM under certain indemnification provisions contained in the Merger Agreement. See "The Merger -- Escrow of Certain Shares".


    The shareholders of WFM will not receive any consideration in the Merger, nor will the Merger affect the number of shares held by any shareholder of WFM.

    WFM will treat the Merger as a pooling-of-interests for financial reporting purposes. See "The Merger -- Accounting Treatment".

BACKGROUND OF THE MERGER

    Among its strategies to further its growth, WFM pursues the acquisition of stores in regions where the Company believes it can become a leading natural foods supermarket retailer. As part of that ongoing strategy, John Mackey, the Chairman and CEO of WFM, from time to time has had informal contact or conversations with various parties in the natural foods market business, including with representatives of Fresh Fields' management, to explore the possibility of various business combinations.

    In April 1996, WFM engaged the investment banking firm of Robertson, Stephens & Company to assist the Company in evaluating the possible merger or other business combination from a financial point of view and to assist in negotiations.

    Subsequently, representatives of WFM and Fresh Fields, and their respective financial advisors, met in Chicago, Illinois to discuss valuation and procedural issues. Although Fresh Fields and the Company disagreed on a valuation for Fresh Fields, they agreed with the strategic merits of a merger. Accordingly, Fresh Fields agreed to provide WFM with additional information concerning its business and financial and operating results. WFM agreed to review the information and to reconsider its valuation of Fresh Fields based on the additional information.

    Upon receiving and evaluating the additional information provided by Fresh Fields, WFM submitted an offer based on the additional information. After negotiations conducted principally through their respective financial advisors, WFM made a proposal in May of 1996 involving a merger in which the shareholders of Fresh Fields would receive shares of Common Stock. On or about May 16, 1996, this proposal was tentatively agreed to as a basis for negotiating a definitive agreement. Both parties agreed that execution of any definitive agreement remained subject to due diligence investigations, a review of the accounting treatment of the proposed transaction, negotiation of customary provisions of a definitive agreement and the approvals of the respective boards of directors. Discussions regarding the unresolved issues continued, but the parties instructed their attorneys to commence definitive documentation regarding a proposed transaction. The Board of Directors of WFM met on May 22, 1996, to consider the principal terms of the proposed merger and approved the transaction in principle. The Board of Directors of Fresh Fields met two days later on May 24, 1996, to consider the principal terms of the proposed merger and authorized management to proceed with the negotiation of the proposed transaction.


    Commencing May 28, 1996, WFM and Fresh Fields began supplying each other with more extensive due diligence information regarding the respective companies. During this period, representatives of WFM and Fresh Fields, and their respective attorneys and financial advisors, negotiated the terms of the definitive agreements.


    The Fresh Fields' Board of Directors met to consider the proposed definitive agreement on June 13 and 14, 1996. At the conclusion of the Board meeting on June 14, 1996, the Fresh Fields Board of Directors did not approve the proposed merger agreement, but instead asked its representatives and financial advisors to discuss further with WFM the scope of certain closing conditions and other matters. On June 13, 1996, the WFM Board of Directors met to consider the Merger and the terms of the proposed definitive agreement. At the meeting RS&Co. presented its oral opinion as to the fairness of the terms of the Merger to WFM and its shareholders. The WFM Board of Directors reached a consensus to approve the Merger because they determined that the transaction was in the best interests of WFM and its shareholders. However, WFM was notified of Fresh Fields' objections to the terms of the proposed definitive agreement before the WFM Board took formal action to approve the Merger. WFM's management and its advisors were authorized to continue negotiations to determine whether the objections of Fresh Fields could be resolved on terms that were mutually acceptable.



    Further negotiations ensued, and on June 14, 1996, the parties reached an agreement in principle concerning the outstanding unresolved issues.



    On June 14, 1996, the Board of Directors of WFM reconvened and reviewed the revised terms of the proposed Merger. After considering reports from WFM's management and financial advisors, the Board unanimously (i) determined that the Merger was fair to and in the best interests of WFM and its shareholders; (ii) approved the Merger Agreement, subject to the drafting of the changes to the definitive agreement necessary to reflect the agreement in principle; and (iii) recommended to the shareholders of WFM that they vote in favor of the Merger and the Merger Agreement. The WFM Board authorized WFM's management to approve the revisions to the Merger Agreement that incorporated the agreement in principle which resolved Fresh Fields' objections.


    On June 17, 1996, all the changes to the Merger Agreement were completed. On the same date the Board of Directors of Fresh Fields met and approved the Merger Agreement. The Merger Agreement was executed by both parties on June 17, 1996.

FAIRNESS OPINION

    WFM has retained RS&Co. to act as its financial advisor in connection with the Merger. RS&Co. was retained based on its experience as a financial advisor in connection with mergers and acquisitions as well as RS&Co.'s industry knowledge and familiarity with WFM.

    At the June 13, 1996 meeting of WFM's Board of Directors, RS&Co. presented its opinion, to the effect that, as of such date and based on the matters described therein, the consideration offered to

Fresh Fields was fair to WFM from a financial point of view. RS&Co.'s opinion to the WFM Board addresses only the fairness from a financial point of view of the consideration being offered to Fresh Fields and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the Special Meeting. The complete text of that opinion is attached to this Proxy Statement/Prospectus as Appendix B and the summary of the opinion set forth in the Proxy Statement/Prospectus is qualified in its entirety by reference to the opinion. WFM shareholders are urged to read such opinion carefully and in its entirety for a description of the procedures followed, the factors considered and the assumptions made by RS&Co.

    In connection with the preparation of the opinion presented to WFM's Board of Directors on June 13, 1996, and its final written opinion dated June 17, 1996, which was updated to reflect the final changes to the Merger Agreement, RS&Co., among other things: (i) reviewed financial information relating to WFM and Fresh Fields furnished to it by both companies, including certain internal financial analyses and forecasts prepared by the management of each company;
(ii) reviewed publicly available information; (iii) held discussions with the management of WFM and Fresh Fields concerning the businesses, past and current operations, the financial condition and future prospects of both companies, independently and combined, including certain information prepared by the management of WFM and Fresh Fields concerning potential cost savings that could result from the Merger; (iv) reviewed the Merger Agreement; (v) reviewed the price and trading history of Common Stock; (vi) reviewed the contribution by each company to pro forma combined revenue, store operating profit (before corporate general and administrative expenses), net income, book value, and the total number of stores; (vii) compared the financial terms of the Merger with other transactions which it deemed relevant; (viii) prepared a discounted cash flow analysis of Fresh Fields; (ix) analyzed the pro forma earnings per share of the combined company; and (x) made such other studies and inquiries, and reviewed such other data, as it deemed relevant.

    Based on past activities, RS&Co. has a substantial degree of familiarity with WFM. In addition, in the course of its engagement, RS&Co. completed further investigation of both WFM and Fresh Fields. In arriving at its opinion, however, RS&Co. did not independently verify any of the foregoing information and has relied on all such information being complete and accurate in all material respects. Furthermore, RS&Co. did not obtain any independent appraisal of the properties or assets and liabilities of WFM or Fresh Fields or of any of their subsidiaries. With respect to the financial and operating forecasts (and the assumptions and bases thereof) of WFM and Fresh Fields which RS&Co. reviewed, RS&Co. assumed that such forecasts have been reasonably prepared and has relied upon estimates and judgments of WFM's management as to the future financial performance of both companies, including the cost savings resulting from the Merger, reflect the best available estimates and judgments of such respective managements and that such projections and forecasts will be realized in the amounts and in the time periods currently estimated by the management of WFM. RS&Co. also assumed that the Merger will be accounted for as a pooling-of-interests under generally accepted accounting principles and that the Company will be able to utilize (with certain annual limitations) the net operating losses of Fresh Fields. While RS&Co. believes that its review, as described herein, is an adequate basis for the opinion that RS&Co. expresses, this opinion is necessarily based upon market, economic and other conditions that exist and can be evaluated as of the date of the opinion, and on information available to RS&Co. as of such date.

    The following paragraphs summarize the significant qualitative and quantitative analyses performed by RS&Co. in arriving at its opinion presented to the WFM Board of Directors. The information presented below is based on the financial condition of WFM and Fresh Fields as of a date or dates shortly before the Merger Agreement was executed on June 17, 1996.

    STOCK PRICE TRADING HISTORY. RS&Co. reviewed the trading activity for WFM Common Stock for the last 12 months as well as since its initial public offering (the "IPO"). In addition, RS&Co. compared the indexed performance of the Common Stock for the last 12 months against the performance of the Standard & Poor's 500 Index ("S&P 500") and an index comprised of a group of companies deemed comparable to WFM and Fresh Fields (the "Comparable Companies Index"). The Comparable Companies Index consisted of other high-growth, specialty retailers, including Cost Plus, General Nutrition Centers, Quality Food Centers, Smart & Final, The Sports Authority, Starbucks and West Marine. In addition, RS&Co. reviewed selected commentary of research analysts at different points in the trading history of the Common Stock. RS&Co. noted in its presentation that WFM Common Stock was trading near its all-time high and trading significantly above its price of one year ago.

    CONTRIBUTION ANALYSIS. RS&Co. compared the contribution of WFM and Fresh Fields (before accounting for any anticipated store closures) to pro forma combined revenue, store operating profit (before corporate general and administrative expenses), net income, book value and the total number of stores. The relative contribution was analyzed for 1995, 1996 and 1997 (on a pro forma basis). The pro forma figures adjusted Fresh Fields earnings for expected reductions in its general and administrative expenses after the Merger. RS&Co. noted that Fresh Fields contributes approximately 26%-30% of revenue and approximately 21%-23% of store operating profit during these years. Although Fresh Fields did not contribute to profitability in historical periods, RS&Co. also noted that Fresh Fields is expected to contribute to the combined company's net income in calendar year 1997 (on a pro forma basis) on a basis approximately equivalent to their ownership. In addition, Fresh Fields contributes 32% of the combined book value and 32% of the total number of stores currently open. RS&Co. compared these historical and projected contribution figures with the approximately 25%-28% ownership position that Fresh Fields shareholders would have in the combined company on a fully-diluted basis. RS&Co. also noted that Fresh Fields has a less mature store base that is, in part, responsible for the lower contribution to the pro forma combined store operating profit.

    COMPARABLE COMPANY ANALYSIS. RS&Co. compared certain financial data and multiples of income statement and historical balance sheet parameters accorded to other publicly traded companies deemed by RS&Co. to be comparable to Fresh Fields. Multiples compared included enterprise value to historical and projected revenue, enterprise value to projected earnings before interest and taxes ("EBIT") (on a pro-forma basis), price per share to projected earnings per share (on a pro forma basis), and market capitalization to book value. In addition, price per share to earnings per share divided by the growth rate was examined for each company and compared to Fresh Fields. Companies used as comparables included Cost Plus, General Nutrition Centers, Quality Food Centers, Smart & Final, The Sports Authority, Starbucks, West Marine and WFM. Based on the selected comparable company multiples deemed most relevant by RS&Co., Fresh Fields' implied equity value ranged from $145 million to $181 million.

    PRECEDENT TRANSACTION ANALYSIS. RS&Co. also analyzed publicly available information for four selected pending or completed acquisitions and mergers of natural product retailers since 1992. Multiples analyzed included total consideration offered (equity value plus net debt assumed) to historical revenue, and consideration offered to net income and book value. The appropriate multiples were then applied to Fresh Fields' historical revenue and book value, and to the pro forma net income adjusted for expected reductions in its general and administrative expenses. Based on the selected transactions analyzed, Fresh Fields' implied equity value ranged from $137 million to $143 million. RS&Co. also examined other acquisitions in speciality retailing and various acquisitions of traditional grocery store retailers. RS&Co. noted that in substantially all of the retailing and traditional grocery store transactions analyzed, the acquired company did not have a historical growth rate as high as Fresh Fields nor did they participate in the growing natural products market. Consequently, these transactions were deemed less meaningful by RS&Co. for purposes of arriving at its opinion.

    DISCOUNTED CASH FLOW ANALYSIS. RS&Co. also prepared a discounted cash flow analysis of Fresh Fields and presented a range of implied equity values for Fresh Fields, on a stand alone basis, of $127 million to $150 million. Assuming certain operating efficiencies (such as a reduction in general and administrative expenses) obtainable in a combination with WFM, a "synergies case" indicated a range of implied equity values for Fresh Fields of $165 million to $194 million. All discounted cash flow analyses were based on a terminal value of eight times operating income at the end of the forecast period and discount rates of between 13% and 15%.

    PRO FORMA MERGER ANALYSIS. RS&Co. analyzed the pro forma effect on earnings per share of WFM Common Stock based upon management's expectations for its earnings and those achievable by Fresh Fields. The analysis examined fiscal 1996 and fiscal 1997 earnings per share and assumed certain store closures and various levels of overhead reductions at Fresh Fields. This analysis indicated that with these assumptions the Merger would be dilutive to the earnings per share in fiscal 1996 and likely non-dilutive to the earnings per share of WFM in fiscal 1997. Given the anticipated timing for closure of the Merger, RS&Co. noted that it believed the impact on fiscal 1997 financial results to be more relevant than the impact on fiscal 1996 financial results.

    RS&Co. also discussed with the Board what it believed to be the opportunities and risks associated with the transaction. Factors believed to be opportunities include the addition of Fresh Fields operational expertise, the opportunity to use the Fresh Fields stores as a platform for further expansion and the potential for increasing the profitability at Fresh Fields. The risks associated with the Merger include the ability to successfully implement anticipated cost-reduction measures with respect to the operations of Fresh Fields which are believed to be necessary for the Merger to be non-dilutive to WFM earnings per share in fiscal 1997; the additional management time required to successfully integrate the new stores and manage the overall growth of WFM; and the risks associated with the successful development and maturation of the Fresh Fields' stores, some of which are relatively new and unprofitable.

    The preparation of fairness opinions involve various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such opinions are not readily susceptible to summary description. Accordingly, RS&Co. believes its analyses must be considered as a whole and that considering any portion of such analyses and the factors considered, without considering all analyses and current factors, could create a misleading or incomplete view of the process underlying opinions. In its analyses, RS&Co. made numerous assumptions with respect to industry performance, general business and other conditions and matters, many of which are beyond the control of WFM and Fresh Fields. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth herein. In addition, analyses relating to the value of businesses do not purport to be appraisals.

    RS&Co. was retained based on its experience as financial advisor in connection with mergers and acquisitions as well as RS&Co.'s investment banking relationship and familiarity with WFM. RS&Co. has provided financial advisory and investment banking services to WFM since 1992. RS&Co. acted as managing underwriter for the initial public offering of WFM in January 1992, as well as follow-on offerings in January 1993 and December 1993. With respect to these public offerings of WFM Common Stock, RS&Co. was compensated for such services in the form of customary underwriting discounts and commissions. In addition, RS&Co. acted as financial advisor to WFM in its acquisition of Mrs. Gooch's Natural Food Markets in 1993. RS&Co. makes a market in the Common Stock of WFM and may continue to provide investment banking services to WFM in the future. In the course of its market making and other trading activities, RS&Co. may, from time to time, have a long or short position in, and buy and sell securities of, WFM.

    For RS&Co.'s services as financial advisor to WFM in connection with the Merger, WFM has agreed to pay RS&Co. a fee of $350,000. WFM also has agreed to reimburse RS&Co. for its reasonable out-of-pocket expenses and to indemnify it against certain liabilities relating to or arising out of services performed by RS&Co. as financial advisor to WFM.

    RS&Co. is a nationally recognized investment banking firm. As part of its investment banking business, RS&Co. is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes.

WFM'S REASONS FOR THE MERGER

    WFM has stated that part of its expansion strategy is to acquire stores in areas where it can become a leading natural foods supermarket retailer. Fresh Fields is one of the largest chains of natural food supermarkets in the country and is well respected in the natural foods supermarket industry.

    As a result of the Merger, WFM will own 21 additional natural foods supermarkets in the Mid-Atlantic and Midwest regions (after giving effect to the anticipated closing of the Fresh Fields' Chicago, Illinois store which is within two miles of existing WFM stores). The stores acquired in the Merger will accelerate the growth and expansion of WFM in the eastern United States, particularly the New York, Philadelphia and Washington, D.C. areas. WFM believes that these markets have the potential to support additional natural foods supermarkets.

    WFM believes that Fresh Fields' historical financial results are not representative of the profitability that WFM expects to obtain following the Merger. WFM's management believes that Fresh Fields' historical losses in large part reflect its heavy investment in infrastructure and the expense of new store openings coupled with the usual comparatively lower sales contribution achieved from new stores, and are inherent in young, high growth, capital intensive companies in the supermarket business. WFM believes that Fresh Fields is a vibrant company whose heavy historical investment in capital and infrastructure has left it positioned to achieve favorable future returns. This investment will also enable WFM to add to the number of its stores in the Northeastern and Midwest regions.

    With Fresh Fields' solid infrastructure in place, WFM may be able to realize economies of scale in the distribution facilities and in the commissaries and store bakeries because of the combined higher concentration of stores in the eastern and midwest regions. The larger size of the combined company also may enable WFM to enhance its purchasing efficiencies. In addition, WFM expects to be able to utilize Fresh Fields' net operating loss carry forwards to reduce its future income tax burden.


    The Fresh Fields' stores operate in a format compatible with WFM's existing stores and WFM believes that Fresh Fields' operational expertise will provide opportunities for cross-fertilization of knowledge among the WFM team members and provide a source of management talent to help fuel future WFM growth. Although Fresh Fields was not profitable prior to the end of fiscal 1995, most individual Fresh Fields stores have been profitable. WFM believes that the profitability of Fresh Fields can be further enhanced by reducing corporate overhead as the former Fresh Fields' stores are integrated into WFM's decentralized management structure. WFM believes that other opportunities also exist which would increase the profitability of Fresh Fields' stores, including changes in the merchandising mix, reductions in advertising expenditures and implementation of WFM's gainsharing programs.



    Because of the magnitude of the additional stores acquired in the Merger, the effectiveness of Fresh Fields in the geographic areas it serves, the compatibility of the Fresh Fields stores' operating formats with those of WFM's existing stores and the importance of the eastern and midwest geographic area of expansion in WFM's operations, the WFM Board views the Merger as a major step in furthering WFM's expansion strategy and believes that the Merger will result in significant long-term benefits to WFM.



    Each of the directors and executive officers of WFM (who in the aggregate owned beneficially approximately 6.8% of the outstanding shares of Common Stock as of July 29, 1996) have advised the Company that they intend to vote all of the shares of Common Stock owned by them for the approval and adoption of the Merger.


    THE BOARD OF DIRECTORS OF WFM BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF THE WFM SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE FOR THE MERGER.

FRESH FIELDS' REASONS FOR THE MERGER

    Fresh Fields has determined that, to continue to succeed in the very competitive supermarket business, it must become significantly larger. By operating on a larger scale, it can take advantage of economics of scale, reduce overhead, purchase more efficiently and improve its distribution facilities. A merger with WFM, which is almost twice as large as Fresh Fields and which in general does not serve the same geographic markets, will enable it to achieve these goals on a more expedited basis.

    Fresh Fields' strategy for creating value has been to grow rapidly. Continuation of this strategy will require substantial amounts of capital. By merging with WFM, which is already a public company, Fresh Fields will have access to both debt and equity capital in the public markets in larger amounts and on more favorable terms than Fresh Fields could obtain if it were to remain independent.


    As an alternative to the Merger, Fresh Fields might obtain capital by conducting additional private placements or undertaking a public offering. Fresh Fields believes, however, that yet another private placement would be prohibitively expensive and would substantially dilute existing shareholders. A public offering, moreover, would involve a number of risks and uncertainties. The cost and availability of capital in the public markets would depend on Fresh Fields' performance as well as many external factors, such as interest rates and the overall performance of the stock market. The multiples of earnings at which equity could be raised might be less favorable than the multiple reflected in the Merger.



    The Merger will serve the Fresh Fields shareholders' interest in making their investment more liquid. Because WFM is already a public company, Fresh Fields shareholders who are not affiliates of Fresh Fields and who do not become affiliates of WFM may sell their stock in the public markets without restriction. Fresh Fields shareholders who are now affiliates of Fresh Fields or who became affiliates of WFM may sell pursuant to Rules 144 and 145 under the Securities Act, and may also take advantages of certain registration rights granted by WFM.



    Because the Merger is tax free to both Fresh Fields and its shareholders, the Fresh Fields shareholders will retain the entire amount of their investment in stock upon completion of the transaction without any tax liability (except to the extent they receive cash for fractional shares). In addition, the Fresh Fields shareholders will continue to have the opportunity to benefit from Fresh Fields' growth, since Fresh Fields will represent a significant portion of the merged entities' business.


    After reviewing the terms of the Merger, consulting with management, financial and legal advisers, and examining the outlook for Fresh Fields' and WFM's businesses, the Fresh Fields Board of Directors determined that the Merger is in the best interest of the Fresh Fields shareholders, and recommended to the shareholders that they approve the transaction.

RISK FACTORS

    THE  SHAREHOLDERS OF FRESH  FIELDS AND WFM SHOULD  CAREFULLY EVALUATE ALL OF
THE  INFORMATION  CONTAINED  AND  INCORPORATED   BY  REFERENCE  IN  THIS   PROXY
STATEMENT/PROSPECTUS, AND IN PARTICULAR, THE FOLLOWING FACTORS:

    The Company wishes to caution readers that the following important factors, among others, could cause the actual results of WFM to differ materially from those indicated by forward-looking statements made from time to time in news releases, reports, proxy statements, registration statements and other written communications, as well as oral forward-looking statements made from time to time by representatives of the Company. Except for historical information, the matters discussed in such oral and written communications are forward looking statements that involve risks and uncertainties, including but not limited to general business conditions, the timely and successful development and opening of new stores, the impact of competition and other risks detailed below.

    EXPANSION STRATEGY. Whole Food's strategy is to expand through a combination of new store openings and acquisitions of existing stores. Successful implementation of this strategy is contingent on numerous conditions, some of which are described below, and there can be no assurance that the Company's expansion strategy can be successfully executed.

    Continued growth of WFM will depend to a significant degree upon its ability to open or acquire new stores in existing and new markets and to operate these stores on a successful basis. Further, the Company's expansion strategy is dependent on finding suitable locations, and the Company faces intense competition with other retailers for such sites. There can be no assurance that the Company will be able to open or acquire new stores in a timely manner and to operate them on a successful basis. In addition, there can be no assurance that the Company can successfully hire and train new employees and integrate such employees into the programs and policies of the Company or adapt its distribution, management information and other operating systems to the extent necessary to operate new or acquired stores in a successful and profitable manner and adequately supply natural foods products to these stores at competitive prices.

    There can be no assurance that WFM will continue to grow through acquisitions. To the extent the Company further expands by acquiring existing stores, there can be no assurance that WFM can successfully integrate such stores into its operations and support systems, and that the operations of acquired stores will not be adversely affected as the Company's decentralized approach to store operations is introduced to such stores.

    The acquisition of existing stores and the opening of new stores requires significant amounts of capital. In the past, the Company's growth has been funded primarily through proceeds from public offerings, bank debt, private placements of debt, and internally generated cash flow. These and other sources of capital may not be available to the Company in the future.

    QUARTERLY FLUCTUATIONS. The Company's quarterly results of operations may fluctuate significantly as the result of the timing of new store openings and the range of operating results which may be generated from newly opened stores. It is WFM's policy to expense the pre-opening costs associated with a new store opening during the quarter in which the store is opened. Accordingly, quarter to quarter comparisons of results of operations have been and will be materially impacted by the timing of new store openings. In addition, the Company's quarterly operating results could be adversely affected by losses from new stores, variations in the mix of product sales, price changes in response to competitive factors, increases in merchandise costs and possible supply shortages, as well as by the factors listed below in "Operating Results".


    COMPETITION. WFM's competitors currently include other natural foods stores, large and small traditional and specialty supermarkets and grocery stores. These stores compete with the Company in one or more product categories. In addition, traditional and specialty supermarkets are expanding more aggressively in marketing a broad range of natural foods and thereby competing directly with the Company for products, customers and locations. Some of these potential competitors have been in business longer or have greater financial or marketing resources than WFM and may be able to devote greater resources to the sourcing, promotion and sale of their products. Increased competition may have an adverse effect on profitability as the result of lower sales, lower gross profits, and/or greater operating costs such as marketing.


    PERSONNEL MATTERS. WFM is dependent upon a number of key management and other personnel. The loss of the services of a significant number of key personnel within a short period of time could have a material adverse effect upon the Company. WFM's continued success is also dependent upon its ability to attract and retain qualified employees to meet the Company's future needs. The Company faces intense competition for qualified personnel, many of whom are subject to offers from competing employers, and there can be no assurance that WFM will be able to attract and retain such personnel. WFM does not currently maintain key person insurance on any employee.

    INTEGRATION OF FRESH FIELDS' OPERATIONS. WFM anticipates reducing Fresh Fields' overhead expenses by adopting WFM's decentralized approach to store management. WFM will also seek to improve the operating profitability of the Fresh Fields stores, some of which are relatively unprofitable, through enhanced purchasing power, improved utilization of distribution facilities and other economies of scale resulting from the Merger. There can be no assurance that WFM will be able to achieve the economies of scale and other operating enhancements it seeks in the Fresh Fields operations, or that these economies of scale can be achieved in a period of time currently anticipated by management.


    The acquisition of Fresh Fields will materially increase the scope of the Company's operations from 48 to 69 stores, after giving effect to the anticipated closing of the Fresh Fields' Chicago, Illinois store. The integration of the Fresh Fields operations into the WFM organization is a significant undertaking. While WFM has experience in acquiring and integrating other businesses into WFM's operations, Fresh Fields has a larger number of stores and employees and substantially greater revenues than any of the companies previously acquired by WFM. In addition, although the executive management of Fresh Fields will be available to WFM's transition team to assist in planning the integration of WFM's and Fresh Fields' operations, after Closing the integration will be implemented without the benefit of the Fresh Fields' executive management. There can be no assurance that the operations of Fresh
Fields' stores will not be adversely affected by the introduction of the Company's team approach to store operations or the response of customers to the changes in operations and merchandising mix made by the Company. The integration of Fresh Fields into the Company will require the dedication of management resources which may temporarily detract from attention to the day-to-day business of the Company.

    CONVERSION TO WFM NAME. The change of the Fresh Fields stores to the WFM name might cause short term confusion among customers and lead to a reduction in sales because of the loss of the goodwill associated with the Fresh Fields' name. Acceptance by customers of the WFM brand may take longer and be more difficult or expensive than management anticipates.

    LEGAL MATTERS. From time to time WFM is the subject of various lawsuits arising in the ordinary course of business. Although not currently anticipated by management, there is potential for the Company's results to be materially impacted by legal and settlement expenses related to such lawsuits.

    WFM is a non-subscriber to Worker's Compensation Insurance in the State of Texas. There is some potential for the Company's results to be materially impacted by medical, lost time and other costs associated with on-the-job injuries.

    The Company provides partially self-insured, voluntary employee benefits plans which provide health care and other benefits to participating employees. The plans are designed to provide specified levels of coverage, with excess insurance coverage provided by a commercial insurer. There is some potential for WFM's results to be materially impacted by claims made in excess of reserves therefore.

    INFORMATIONAL PICKETING. Certain of the Company's stores have been subjected to informational picketing and negative publicity campaigns by members of various local trade unions. These informational pickets and campaigns may have the effect of lowering the sales volumes of new or existing stores.


    Fresh Fields is not currently a party to any collective bargaining agreement. Its stores have also been subject to informational picketing and negative publicity campaigns by members of unions. Because of changes in Fresh Fields' operations in connection with the Merger, there could be an increased risk of efforts to organize employees by labor unions or by employees on their own initiative. Unionization of any material portion of Fresh Fields employees would adversely affect the operations of the business and could reduce the level of profitability.


    OPERATING RESULTS. The Company's ability to meet expected results for any period may be negatively impacted by many factors, as described above and including, but not limited, to the following: (i) reductions in sales caused by competitive issues, product availability, weather and other factors; (ii) losses generated by new stores or higher than expected pre-opening costs; (iii) higher than expected costs and expenses at store, regional and national levels; (iv) lower than expected gross margins resulting from the impact of competition or other factors; (v) higher than expected interest expense due to higher than expected interest rates or borrowings outstanding; and (vi) delays in new store openings.

    WFM's ability to increase same store sales during any period will be directly impacted by competition, availability of product and other factors which are often beyond the control of the Company.

EFFECTIVE TIME AND CONSEQUENCES OF THE MERGER

    If approved by the requisite votes of the shareholders of WFM and if all other conditions to the consummation of the Merger are satisfied or waived, the Merger will become effective, unless the Merger Agreement is terminated as provided therein, upon the making of certain filings with the Secretary of State of the State of Delaware pursuant to the Delaware General Corporation Law (the "Effective Time"). At the Effective Time of the Merger, the WFM Subsidiary will be merged with and into Fresh Fields, which will be the surviving corporation in the Merger (the "Surviving Corporation"), and the separate corporate existence and identity of the WFM Subsidiary will cease. The corporate existence and identity of Fresh Fields will continue unaffected by the Merger, although it will become a wholly owned subsidiary of WFM.

    It is currently contemplated that the Effective Time of the Merger will occur as promptly as practicable after the Special Meeting of WFM and any adjournments of the Special Meeting, subject to the conditions described under "The Merger -- Conditions to Merger".


    If the Merger is consummated, all of the issued Fresh Fields Shares and Included In-the-Money Options outstanding immediately prior to the Effective Time will be converted (or exercisable in the case of Included In-the-Money Options) into the WFM Shares, subject to the escrow requirement and the rights of dissenting Fresh Fields shareholders, if any. The actual number of WFM Shares issued in the Merger will be based on the quotient (the "Maximum WFM Merger Shares") of (a) $134,500,000 (i) increased by the total exercise price of all Included In-the-Money Options and (ii) reduced by the value agreed upon by the parties of certain out-of-the-money options (which value will be $0 provided the Average WFM Share Price (as defined in the Merger Agreement) is $24 or higher), divided by (b) the Determination Price, subject to an adjustment to take into account any dissenting Fresh Fields shareholders. The Determination Price will not be less than $24.00 per share nor more than $28.00 per share. Any fractional shares resulting from such conversion will entitle the holder to receive cash.


    The actual number of WFM Shares issued in the Merger to the holders of the Fresh Fields Shares is subject to the requirement that a number of such shares that is equal to 5% of $134.5 million divided by the Determination Price be placed in escrow and used to satisfy any claims made by WFM under certain indemnification provisions contained in the Merger Agreement.

    The shareholders of WFM will not receive any consideration in the Merger, nor will the Merger affect the number of shares held by any shareholder of WFM. Any fractional shares resulting from such conversion will entitle the holder to receive cash.

    Set forth below is a brief summary of the basis on which each class of Fresh Fields capital stock will be converted in the Merger. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT IN ALL RESPECTS TO THE PROVISIONS OF, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE MERGER AGREEMENT.


    Fresh Fields' outstanding capital stock consists of common stock, $0.01 par value per share (the "Fresh Fields Common Stock"), and four classes of preferred stock, $0.01 par value per share, designated: Class A Preferred Stock, $5.90 per share liquidation value (the "Class A Stock"), Class B Preferred Stock, $10.00 per share liquidation value (the "Class B Stock"), Class C Preferred Stock, $14.00 per share liquidation value (the "Class C Stock"), and Class D Preferred Stock, $17.50 per share liquidation value (the "Class D Stock"). All of the classes of Preferred Stock, $0.01 par value, of

Fresh Fields are convertible in shares of Fresh Fields Common Stock. In addition, Fresh Fields has outstanding warrants and options to purchase Fresh Fields Common Stock and warrants to purchase additional shares of Class D Preferred Stock.

    CERTAIN DEFINITIONS. Set forth below are certain defined terms which are used in this Proxy Statement/Prospectus to describe the basis on which the Fresh Fields capital stock, and options and warrants to acquire such stock, will be converted in the Merger:


        AVERAGE WFM SHARE PRICE means the average per share closing price of the Common Stock as reported on the Nasdaq NSM over the 20 trading days immediately before the date the Merger is consummated.


        EXCHANGE RATIO means the quotient obtained from dividing the WFM Shares Available to Fresh Fields Common Equivalents by the Fresh Fields Common Equivalents.


        FRESH FIELDS COMMON EQUIVALENTS means the outstanding shares of Class A Stock, Class B Stock, Class C Stock and Fresh Fields Common Stock, and the shares of Fresh Fields Common Stock issuable upon the exercise of Included In-The-Money Options, subject to adjustment based on the Determination Price.


        FRESH  FIELDS  COMMON  MERGER  PRICE  means  the  product  obtained   by
    multiplying the Average WFM Share Price by the Exchange Ratio.


        INCLUDED IN-THE-MONEY OPTIONS means the options to acquire Fresh Fields Common Stock that by their terms are exercisable on the date the Merger is consummated and have an exercise price that is equal to or less than the Fresh Fields Common Merger Price, and certain other options specified in the Merger.


        WFM SHARES AVAILABLE TO FRESH FIELDS COMMON EQUIVALENTS means the WFM Shares remaining after WFM Shares are allocated to the Class D Stock.


    CLASS D STOCK. Unless the Fresh Fields Common Merger Price is greater than $17.50, which is the liquidation preference of the Class D Stock, each share of Class D Stock, and each outstanding warrant to acquire a share of Class D Stock, will be converted into the number of shares of Common Stock that is equal to $17.50 divided by the Determination Price. If the Fresh Fields Common Merger Price exceeds $17.50, the Class D Stock and the warrants to acquire Class D Stock will be included as Fresh Fields Common Equivalents for purposes of allocating the WFM Shares.



    OTHER OUTSTANDING FRESH FIELDS SHARES AND INCLUDED IN-THE-MONEY OPTIONS. After provisions for the Class D Stock (if the Fresh Fields Common Merger Price is $17.50 or less), the remaining WFM Shares issuable in the Merger, will be allocated equally among the shares of Fresh Fields Common Equivalents, subject to reallocation upon the occurrence of certain events. Each share of Fresh Fields Common Stock, Class A Stock, Class B Stock and Class C Stock will be in the Merger converted into a number of WFM Shares that is equal to one multiplied by the Exchange Ratio. Each Included In-the-Money Option to acquire shares of Fresh Fields Common Stock will be converted into the right to acquire a number of WFM Shares that is equivalent to the number of shares of Fresh Fields Common Stock subject to such option multiplied by the Exchange Ratio.



    If the Fresh Fields Common Merger Price falls below $14.00 per share, the allocation among the classes of Fresh Fields' capital stock is subject to reallocation to take into consideration the liquidation values of the various classes of Fresh Fields preferred stock. If the Exchange Ratio multiplied by the Average WFM Share Price is less than $14.00, the shares of Class C Stock will be excluded from Fresh Fields Common Equivalents and WFM Shares Available to Fresh Fields Common Equivalents, and instead will be converted into the number of WFM Shares that is equal to $14.00 divided by the Determination Price (after excluding the Class C Stock from the ratio). If the Exchange Ratio multiplied by the Average WFM Share Price falls below $10.00, the shares of Class B Stock will be be excluded from Fresh Fields Common Equivalents and WFM Shares Available to Fresh Fields Common

Equivalents, and instead will be converted into the number of WFM Shares that is equal to $10.00 divided by the Determination Price (after excluding the Class C Stock and Class B Stock from the ratio).


    EXCEPT AS DESCRIBED BELOW UNDER "THE MERGER -- EFFECT OF MERGER ON FRESH FIELDS OPTIONS AND WARRANTS", WITH RESPECT TO CERTAIN OPTIONS AND WARRANTS TO ACQUIRE FRESH FIELDS COMMON STOCK, WFM WILL NOT BE OBLIGATED TO ISSUE ANY SHARES OF COMMON STOCK IN EXCESS OF THE MAXIMUM WFM MERGER SHARES

EFFECT OF MERGER ON FRESH FIELDS OPTIONS AND WARRANTS


    At June 30, 1996, a total of 1,352,917 shares of Fresh Fields Common Stock were reserved for issuance upon the exercise of outstanding options. The Merger Agreement provides that all Fresh Field options outstanding at the Effective Time, whether or not exercisable or vested, will remain outstanding following the Merger and will thereafter be a right to purchase Common Stock. The shares of Common Stock issuable upon the exercise of Included In-The-Money Options will be counted as part of the WFM Shares. Except for appropriate adjustments in the exercise price to reflect the Merger and the substitution of an adjusted number of shares of Common Stock for Fresh Fields Common Stock upon exercise, the other terms of each option, such as the terms of vesting, will remain the same.


    INCLUDED IN-THE-MONEY OPTIONS. Each Included In-The-Money Option will be converted into an option to acquire a number of shares of Common Stock that is equal to the product obtained by multiplying the number of shares of Fresh Fields Common Stock subject to the option by the Exchange Ratio. The per share exercise price of each Included In-The-Money Option shall be adjusted to equal the quotient obtained from dividing the per share exercise price immediately before the Effective Time by the Exchange Ratio. WFM will allocate and reserve from the WFM Shares otherwise issuable in Merger a sufficient number of shares of Common Stock to permit exercise of the Included In-The-Money Options.

    OTHER OPTIONS AND WARRANTS TO PURCHASE FRESH FIELDS COMMON STOCK. All options and warrants (other than the Included In-The-Money Options) to acquire Fresh Fields Common Stock will be converted into an option or warrant to acquire a number of shares of Common Stock equal to the product obtained by multiplying
(i) the number of shares of Fresh Fields Common Stock covered by such option or warrant by (ii) the Exchange Ratio. As a result of the Merger, the per share exercise price of each option or warrant that is outstanding immediately before the Effective Time will be adjusted by dividing the exercise price of such option or warrant by the Exchange Ratio.


    Except for Included In-the-Money Options, WFM's obligation to issue shares of Common Stock following the Merger upon the exercise of Fresh Fields' options and warrants is not limited to the WFM Shares and such shares of Common Stock will not reduce the number of WFM Shares to be issued in the Merger. WFM has agreed to reserve out of its authorized but unissued Common Stock a sufficient number of shares to permit the exercise of such converted options or warrants.


    The shares of Common Stock that will be issuable upon exercise of the Fresh Fields options and warrants, other than the Included In-The-Money Options and the warrants to purchase Class D Stock, have not been included in the Registration Statement. Accordingly, this Proxy Statement/Prospectus does not constitute an offer of Common Stock to the holder of any such Fresh Field option or warrant other than holders of the Included In-The-Money Options and the holders of warrants to purchase Class D Stock. WFM has agreed to file with the Commission a registration statement on Form S-8 covering the shares of Common Stock issuable upon exercise of those Fresh Fields' options that are eligible to be included in a registration statement on Form S-8.

    WFM has granted certain of the holders of warrants and options to purchase Fresh Fields Common Stock certain registration rights with respect to the shares of Common Stock to be issued in connection with the Merger, including shares issuable upon exercise of certain options and warrants. See "The Merger -- Potential Resales of WFM Shares Received in the Merger; Restrictions on WFM Affiliates; Limitations on Acquisitions of WFM Securities; Registration Rights".

EXCHANGE OF CERTIFICATES REPRESENTING FRESH FIELDS SHARES

    As of the Effective Time and until surrendered and exchanged, each outstanding certificate which prior to the Effective Time of the Merger represented Fresh Fields Shares will be deemed for all corporate purposes to evidence ownership of the number of whole WFM Shares into which such Fresh Fields Shares have been converted.


    WFM has authorized Securities Transfer Corp., of Dallas, Texas, its stock transfer agent, to serve as the exchange agent (the "Exchange Agent"). Instructions regarding the surrender of Fresh Fields stock certificates, together with a letter of transmittal to be used for this purpose, will be mailed to the Fresh Fields shareholders as promptly as practicable after the Effective Time. In order to receive the WFM Shares, the shareholders of Fresh Fields will be required to surrender their stock certificates after the Effective Time, together with a duly completed and executed letter of transmittal, to the Exchange Agent. Promptly after the Effective Time, WFM will deposit with the Exchange Agent certificates representing the number of whole WFM Shares which Fresh Fields shareholders are entitled to receive in the Merger together with cash sufficient to pay for any fractional shares. Upon receipt from a former shareholder of Fresh Fields of a stock certificate or certificates and a properly completed letter of transmittal, the Exchange Agent will deliver certificates representing such holder's WFM Shares to the registered holder.


    SHAREHOLDERS OF FRESH FIELDS SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THE INSTRUCTIONS AND LETTER OF TRANSMITTAL ARE RECEIVED.

    If the WFM Shares are to be delivered to a person other than the person in whose name the certificates for the shares of Fresh Fields capital stock surrendered for exchange is registered, it will be a condition to delivery of the certificates representing the WFM Shares (i) that the stock certificate so surrendered be properly endorsed and otherwise in proper form for transfer, and
(ii) that the person requesting such delivery pay in advance any transfer or other taxes required by reason of the delivery of certificates to a person other than the registered holder of the Fresh Fields shares surrendered, and must either pay in advance any such transfer or other tax or establish to the satisfaction of the Exchange Agent that such taxes have been paid or is not applicable.

    From and after the Effective Time of the Merger, the stock transfer books of Fresh Fields will be closed, and no transfer of Fresh Fields Shares will be made or consummated thereafter.

ESCROW OF CERTAIN SHARES


    Fresh Fields has agreed in the Merger Agreement to indemnify WFM from all damages and losses incurred by WFM because of (i) the breach of any written representation, warranty, agreement or covenant of Fresh Fields contained in the Merger Agreement or (ii) the "Albert Dwoskin" litigation against Fresh Fields described under the caption "Business of Fresh Fields -- Legal Proceedings", together with all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by WFM in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters for which the Company is indemnified against in the Merger Agreement. In order to secure the indemnification obligation of Fresh Fields under the Merger Agreement, the actual number of WFM Shares issued in the Merger to the holders of the Fresh Fields Shares is subject to the requirement that a number of such shares that is equal to 5% of $134.5 million divided by the Determination Price, subject to an adjustment to take into account any dissenting Fresh Fields shareholders, be placed in escrow and used to satisfy any claims made by WFM, pursuant to the terms of the Merger Agreement and the Escrow Agreement, to be dated August 30, 1996 (the "Escrow Agreement"), among WFM, GS Capital Partners, L.P. (the "Shareholder Representative") and Texas Commerce Bank, N.A., as escrow agent (the "Escrow Agent").


    Promptly upon the occurrence of the Merger, WFM will deposit with the Escrow Agent certificates representing the Escrowed Shares. The Escrow Agent will hold the Escrowed Shares for twelve months from the date of the Effective Time (the "Escrow Period"). During the Escrow Period, WFM may make a claim for a return of all or a portion of the Escrowed Shares to satisfy any Fresh

Fields' indemnification obligation. The number of Escrowed Shares subject to return to WFM will be based on the Determination Price without regard to the market price of the Common Stock at the time of any particular claim. At the expiration of the Escrow Period, all remaining Escrow Shares with a value (determined in accordance with the Merger Agreement) in excess of (i) any claims made by WFM or (ii) any expenses owed to or claims made by the Shareholder Representative will be released to the former shareholders, warrant holders and option holders of Fresh Fields. Any Escrowed Shares that are the subject of any dispute as to whether there exists a valid claim for indemnification will remain in the custody of the Escrow Agent until the dispute is resolved. The fees of the Escrow Agent will be paid by WFM.

    WFM's sole recourse with respect to the satisfaction of any indemnification obligation of Fresh Fields is limited to making claim against the WFM Shares that are to be escrowed pursuant to the Merger Agreement and the Escrow Agreement. No shareholder of Fresh Fields shall have any personal liability in connection with such indemnification obligation.

CONDITIONS TO MERGER


    In addition to customary conditions, there are several additional significant conditions that must be fulfilled (or waived by the party entitled to the benefit thereof) under the terms of the Merger Agreement, before each of the parties becomes obligated to consummate the Merger. WFM's obligation to consummate the Merger is conditioned upon the following, among other things: (a) Fresh Fields shall have performed all of its covenants under the Merger Agreement in all material respects; (b) all of Fresh Fields' representatives and warranties in the Merger Agreement shall be true and correct in all material respects as if made on the Closing Date; (c) there shall have been no material adverse change in the condition, business, financial condition, operations or assets of Fresh Fields; (d) the Merger Agreement shall have been approved by the holders of a majority of all of the outstanding shares of WFM common stock; (e) Fresh Fields shall have received certain third party consents; (f) receipt of certain governmental approvals or the termination of certain waiting periods described in "The Merger -- Regulatory Approvals Required for the Merger"; (g) the absence of any statute, rule, regulation, executive order, decree or injunction which prohibits the consummation of the Merger; (h) no more than 8% of the outstanding shares of Fresh Fields capital stock qualify as dissenting shares under applicable Delaware law; (i) the receipt by WFM of a letter from KPMG Peat Marwick LLP addressed to WFM concurring with WFM's managements' determination that the Merger will be accounted for as a pooling-of-interests; and (j) the receipt by WFM of a letter from Coopers & Lybrand L.L.P. addressed to WFM (i) confirming certain matters relating to Fresh Fields' operating results subsequent to April 30, 1996, and (ii) stating that they concur with Fresh Fields' managements' conclusion that Fresh Fields is an entity that qualifies for pooling-of-interest treatment.



    Fresh Fields' obligation to consummate the Merger is conditioned upon the following, among other things: (a) WFM shall have performed all of its covenants under the Merger Agreement in all material respects; (b) all of WFM's representations and warranties in the Merger Agreement shall be true and correct in all material respects as if made on the Closing Date; (c) there shall have been no material adverse change in the business, financial condition, operations or assets of WFM; (d) the WFM Shares shall be authorized for listing on the Nasdaq National Stock Market; (e) the Merger Agreement shall have been approved by the separate votes of the holders of each class of Fresh Fields capital stock and by the holders of a majority of all of the outstanding shares of WFM common stock; (f) WFM shall have received certain third party consents; (g) the receipt of certain governmental approval or the termination of certain waiting periods described in "The Merger -- Regulatory Approvals Required for the Merger"; (h) the absence of any statute, rule, regulation, executive order, decree or injunction which prohibits the consummation of the Merger; (i) the Registration Statement shall have become effective; (j) Fresh Fields shall have received a tax opinion from counsel to WFM to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code and that Fresh Fields and WFM will be treated as parties to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code; (k) Fresh Fields shall have received a copy of the KPMG letter referred to above; and (l) WFM shall have entered into the Registration Rights Agreement with certain Fresh Fields stockholders.


    Before the approval of the merger by the shareholders of WFM, any party to the Merger Agreement has the option to waive any of the conditions to its obligations without shareholder approval. It is possible that prior to the consummation of the Merger matters will occur which will require consideration by one of the parties of a waiver as to the conditions to such party's obligations to consummate the Merger. However, after approval by the shareholders of WFM, no amendment or modification may be made which by law requires further approval by such shareholders unless such approval is obtained in accordance with the Merger Agreement.

REGULATORY APPROVAL REQUIRED FOR MERGER

    Consummation of the Merger is conditioned upon receipt by WFM and Fresh Fields of such regulatory and other approvals as are required under applicable law. Other than as discussed below and any consents of state or local government alcoholic beverage commissions, WFM knows of no such regulatory or other approvals required by law.


    Under the HSR Act, certain acquisition transactions, including the proposed Merger, may not be consummated unless certain information has been furnished to the Federal Trade Commission (the "FTC") and the Antitrust Division of the Justice Department (the "Antitrust Division") and certain waiting period requirements have expired or been terminated. In accordance with the HSR Act, WFM and Fresh Fields each filed Notification and Report Forms and certain supplementary materials with the Antitrust Division and the FTC for review in connection with the proposed Merger. The waiting period under the HSR Act will expire on August 2, 1996, unless extended by a request for additional information or unless early termination of the waiting period is granted.


POTENTIAL RESALES OF WFM SHARES RECEIVED IN THE MERGER; RESTRICTIONS ON WFM AFFILIATES; LIMITATIONS ON ACQUISITION OF WFM SECURITIES; REGISTRATION RIGHTS

    The WFM Shares that will be issued if the Merger is consummated have been registered under the Securities Act and will be freely transferable, except for WFM Shares issued to any person who may be deemed to be an "affiliate" of Fresh Fields within the meaning of Rule 145 under the Securities Act. In general, affiliates of Fresh Fields include any person or entity who controls, is controlled by, or is under common control with Fresh Fields. Generally, directors and executive officers are presumed to be affiliates. Rule 145, among other provisions, imposes certain restrictions upon the resale of securities received by affiliates of the acquired company in connection with certain mergers and other related transactions. The WFM Shares received by affiliates of Fresh Fields in the Merger will be subject to the applicable resale limitations of Rule 145.

    Additionally, consistent with the requirements of a pooling-of-interests transaction, affiliates of WFM and Fresh Fields will be restricted from disposing of any shares of WFM Common Stock until the publication of financial statements by WFM which include at least 30 days of post-Merger operating results. WFM has agreed to publish the appropriate financial information as soon as practicable following the Merger. WFM has received a written undertaking from the principal shareholders of Fresh Fields not to sell any shares of WFM Common Stock owned directly or indirectly by them until after the publication of these post-Merger financial statements.


    It is a condition to Fresh Fields' obligation to consummate the Merger that WFM enter into a Registration Rights Agreement with certain of the Fresh Fields shareholders associated with Goldman, Sachs & Co., The Carlyle Group and Tiger Management Corp. Under this Agreement, commencing 90 days after the Effective Date parties to the agreement who hold at least 800,000 shares of Common Stock received in connection with the Merger have the right to require the Company, at its expense (other than underwriting discounts and selling commissions), to file a registration statement with the Commission under the Securities Act covering all or part of their shares of Common Stock in order to permit such persons to resell their respective shares. In addition, shareholders associated with Tiger Management Corp. have the right to require WFM to register their shares of Common Stock received in the Merger if they agree to pay WFM's registration related expenses. WFM's obligation under the agreement is limited to three demand registrations. The agreement also gives each of the parties and other shareholders, warrant holders and certain option holders unlimited "piggyback" registration rights, subject to customary underwriters' outs and carve-backs.


    Carlyle-FFM Partners, L.P., Carlyle-FFM Partners II, L.P., Carlyle-FFM Partners III, L.P., Carlyle-FFM Investors, L.P., Carlyle-FFM Partners VI, L.P., GS Capital Partners, L.P., Stone Street Fund 1992, L.P., Stone Street Fund 1993, L.P., Bridge Street Fund 1992, L.P. and Bridge Street Fund 1993, L.P., Lynx Capital, L.P., Lynx Overseas Capital, L.P., Puma, L.P. and Stephen F. Mandel, Jr., shareholders of Fresh Fields who collectively beneficially hold 67.8% of the Fresh Fields Shares on a fully diluted basis, have agreed with WFM not to acquire, or assist, advise or encourage any other persons in acquiring, directly or indirectly, control of WFM or any of the Company's securities (other than the WFM Shares), businesses or assets for a period of three years, without the prior consent of WFM.


ACCOUNTING TREATMENT


    WFM will account for the business combination of WFM and Fresh Fields in its financial statements by the pooling-of-interests method of accounting. Receipt by WFM and Fresh Fields of a letter from KPMG Peat Marwick LLP, independent certified public accountants, concurring with WFM's management's conclusion that, as of the date of the Merger, no conditions exist which would preclude WFM from accounting for the Merger with Fresh Fields as a pooling-of-interests is a condition precedent to the Merger. See "The Merger -- Conditions to the Merger."


INDEMNIFICATION AND DIRECTORS' AND OFFICERS' INSURANCE FOR FRESH FIELDS

    Fresh Fields, WFM and the Surviving Corporation will indemnify the former officers and directors of Fresh Fields from liabilities arising out of their former positions with Fresh Fields or certain entities affiliated with Fresh Fields, unless such indemnification is prohibited by law or, in the case of an director or officer who is also a Fresh Fields shareholder, the matter being indemnified constitutes a breach by Fresh Fields of a representation and warranty contained in the Merger Agreement. See "The Merger -- Escrow of Certain Shares". WFM has agreed for six years following the Effective Time either (i) to maintain Fresh Fields' current directors' and officers' liability insurance for the current directors and officers of Fresh Fields who were covered on the date of the Merger Agreement, or (ii) to cause WFM's directors' and officers' liability insurance to cover the Fresh Fields directors and officers. WFM and the Surviving Corporation have this obligation only as long as the incremental cost of such extended insurance does not more than double the rate paid by WFM immediately before the date of the Merger Agreement and such insurance is otherwise reasonably available on terms consistent with the Merger Agreement.

WFM BOARD FOLLOWING THE MERGER


    WFM will issue shares of Common Stock, the exact number of which will depend on the Determination Price and other factors, to the shareholders of Fresh Fields in the Merger. Carlyle-FFM Partners, L.P., Carlyle-FFM Partners II, L.P., Carlyle-FFM Partners III, L.P., Carlyle-FFM Investors, L.P., and Carlyle-FFM Partners VI, L.P. (collectively the "Carlyle Group") collectively are the holders of approximately 25.3% of the Fresh Fields Shares. GS Capital Partners, L.P. and certain affiliates are collectively the holders of approximately 33% of the Fresh Fields Shares.


    As a result of the Merger and based on a Determination Price of $28.00 per share, the Carlyle Group will hold a minimum of 1,461,723 shares, or approximately 7.4% of the then outstanding Common Stock. If the Determination Price is reduced to $24.00, the maximum number of WFM Shares acquired by the Carlyle Group will be 1,705,345 shares, or approximately 8.2% of the Common Stock.


    As a result of the Merger and based on a Determination Price of $28.00 per share, GS Capital Partners, L.P. will hold a minimum of 1,358,754 shares, or approximately 8% of the then outstanding

Common Stock. If the Determination Price is reduced to $24.00, the maximum number of WFM Shares acquired by GS Capital Partners, L.P. will be 1,584,240 shares, or approximately 9% of the Common Stock.



    In accordance with the terms of the Merger Agreement, following the Merger the Board of Directors of WFM will take action to increase the authorized number of directors by two members, and the Carlyle Group and GS Capital Partners, L.P. each will be entitled to designate one representative to be named to the Board of Directors of WFM to fill the newly created vacancies. Thereafter, WFM has agreed to nominate and use its best reasonable efforts to cause the election of a representative for each of the Carlyle Group and GS Capital Partners, L.P. to the WFM Board of Directors so long as the Carlyle Group and the Goldman Sachs Partners, L.P. and certain affiliates beneficially owns at least 50% of the WFM Shares issued to such shareholder or group in connection with the Merger.


    Fresh Fields has notified WFM that David W. Dupree and Elizabeth Cogan Fascitelli have been designated as the initial representatives of the Carlyle Group and GS Capital Partners, L.P., respectively, for election to the WFM Board of Directors following the Merger.


    DAVID W. DUPREE, age 43, is a Managing Director of The Carlyle Group, a Washington, D.C. based merchant banking concern, where he has been employed since 1992. From 1990 to 1992, Mr. Dupree was a Principal in Corporate Finance with Montgomery Securities, and from 1988 to 1990 he was a Vice President-Corporate Finance at Alex. Brown & Sons. Mr. Dupree is a director of Care Systems, Inc.


    ELIZABETH COGAN FASCITELLI, age 38, has been employed by the investment banking firm of Goldman, Sachs & Co. since 1984, and since 1988 has served as a Vice President in that concern's Investment Banking Division, Principal
Investment Area. Ms. Fascitelli serves on the Boards of Directors of Globe Manufacturing Co., Neuromedical Systems, Inc., and The Cosmetics Plus Group Ltd.

    WFM's Restated Articles of Incorporation provide that a director of WFM shall not be liable to WFM or its shareholders for an act or omission in such capacity as a director, except for liability as a result of (i) a breach of the director's duty of loyalty to WFM or its shareholders; (ii) acts or omissions not in good faith that involve intentional misconduct or a knowing violation of law; (iii) transactions from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; (iv) acts or omissions for which the liability of a director is expressly provided by law; or (v) an act related to the unlawful stock repurchase or payment of a dividend.

TERMINATION AND AMENDMENT OF MERGER AGREEMENT

    The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger (a) by the mutual consent of Fresh Fields and WFM; (b) by WFM if there has been a material misrepresentation or breach of warranty in the representations and warranties of Fresh Fields set forth in the Merger Agreement or a failure to perform in any material respect a covenant on the part of Fresh Fields with respect to its representations, warranties and covenants set forth in the Merger Agreement or any condition precedent to WFM's obligation to close has not been satisfied by the closing date (unless the failure to perform a covenant is capable of cure, and Fresh Fields cures such failure within the ten days from the date it receives notice of the failure from WFM); (c) by Fresh Fields if there has been a material misrepresentation or breach of warranty in the representations and warranties of WFM set forth in the Merger Agreement or a failure to perform in any material respect a covenant on the part of WFM with respect to its representations, warranties and covenants set forth in the Merger Agreement, or any condition precedent to Fresh Field's obligation to close has not been satisfied by the closing date (unless the failure to perform a covenant is capable of cure, and WFM cures such failure within ten days from the date it receives notice of the failure from Fresh Fields); (d) by either WFM or Fresh Fields if the Merger has not been consummated by the later of 60 days following mailing of this Proxy Statement/Prospectus or October 31, 1996

(which date will be extended to December 31, 1996 if all conditions precedent to the obligations of the parties have been satisfied by October 31, 1996, other than the receipt of approvals under the HSR Act), unless such failure of consummation is due to the failure of the terminating party to perform or observe the covenants, agreements, and conditions of the Merger Agreement to be performed or observed by it at or before the closing date; (e) by either WFM or Fresh Fields if the Merger violates any nonappealable final order, decree or judgment of any court or governmental body or agency; (f) by Fresh Fields, if in the exercise of the good faith judgment of its Board of Directors (which judgment is based upon the advice of independent, outside legal counsel) as to its fiduciary duties to its shareholders such termination is required by reason of another acquisition proposal; or (g) by WFM, if the Fresh Fields' Board of Directors withdraws or materially modifies or changes its recommendation to the shareholders of Fresh Fields to approve the Merger Agreement and the Merger and if there exists at such time an acquisition proposal.


EXPENSES OF THE MERGER

    If the Merger is consummated, WFM will generally bear the expenses of the Merger. See Note 6 under the caption "Pro Forma Financial Information." If the Merger is not consummated, the Merger Agreement provides that WFM and Fresh Fields will generally bear their respective costs and expenses of the Merger. If, however, the Merger Agreement is terminated by Fresh Fields because of another acquisition proposal or if Fresh Fields enters into a definitive agreement with respect to any acquisition proposal with any party other than WFM on or before October 31, 1996, and such acquisition proposal is consummated on or before October 30, 1997, Fresh Fields has agreed to pay WFM a cash fee of $5 million dollars. If the Merger Agreement is terminated because the shareholders of WFM fail to approve the Merger, WFM has agreed to reimburse Fresh Fields for its expenses incurred in connection with the transaction up to $650,000. If Fresh Fields terminates the Merger Agreement because WFM fails to call a meeting of its shareholders, recommend the Merger for approval by its shareholders or furnish its shareholders a proxy statement relating to the Merger, WFM has agreed to pay Fresh Fields a fee of $5 million dollars in lieu of the $650,000.

FEDERAL INCOME TAX CONSEQUENCES


    The following discussion is a general summary of certain material federal income tax consequences anticipated to occur as a result of the Merger and is based on relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder and published positions of the Internal Revenue Service ("IRS"), all of which are subject to change. In addition, the conclusions expressed herein are based solely on a review of the Merger Agreement and related documents, and certain factual assumptions with respect to the Fresh Fields shareholders have been made. The Merger is not conditioned upon the receipt by WFM, the WFM Subsidiary or Fresh Fields of a ruling of the IRS with respect to the tax treatment of the Merger. The IRS is not being requested to issue a ruling as to the tax consequences of the Merger. It is, however, a condition to Fresh Field's obligation to consummate the Merger that it has received an opinion from counsel to WFM with respect to the tax treatment of the Merger.


    The Merger will be treated as a tax-free reorganization for federal income tax purposes so that no gain or loss will be recognized by the Fresh Fields shareholders, except for cash received in lieu of fractional shares.

    The federal income tax consequences of the Merger to the Fresh Fields shareholders are expected to be as follows:

        (i)  The Merger will  constitute a reorganization  within the meaning of
    Section 368(a)(1)(A), as described in Section 368(a)(2)(e), of the Code;

        (ii) No gain or loss will be recognized to the shareholders of Fresh Fields upon their receipt of the WFM Shares in exchange for their Fresh Fields Shares;

        (iii) The basis of the WFM Shares to be received by the shareholders of Fresh Fields in the Merger will be the same as the basis of such shareholders in the shares of Fresh Fields exchanged for such WFM Shares; and

        (iv) The holding period of the WFM Shares to be received by the shareholders of Fresh Fields will include the period during which they held their Fresh Fields Shares exchanged for the WFM Shares.

    A shareholder of Fresh Fields who perfects his or her appraisal rights under the laws of Delaware and receives payment in cash for the "fair value" of his or her Fresh Fields Shares will be treated as having received such payment in a redemption of Fresh Fields Shares subject to the provisions of Section 302 of the Code. In general, a dissenting shareholder of Fresh Fields will recognize capital gain or loss measured by the difference between the amount of cash received by such Fresh Fields shareholder in payment for their Fresh Fields Shares and the basis of such shareholder's Fresh Fields Shares.

    THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS INTENDED TO BE A SUMMARY OF THE PRINCIPAL FEDERAL INCOME TAX CONSIDERATIONS OF THE TRANSACTION. IT IS NOT INTENDED AS AN ALTERNATIVE FOR INDIVIDUAL TAX PLANNING. EACH SHAREHOLDER OF FRESH FIELDS SHOULD CONSULT HIS OR HERS OWN TAX ADVISOR CONCERNING FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER.

APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS

    SHAREHOLDERS OF WFM. The shareholders of WFM will not have under the Texas Business Corporation Act ("TBCA") any right to seek an appraisal of their shares on account of the Merger.

    SHAREHOLDERS OF FRESH FIELDS. Holders of Fresh Fields Shares are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law ("DGCL") ("Section 262"). Section 262 is reprinted in its entirety as Appendix C to this Proxy Statement/Prospectus. All references in Section 262 and in this summary to a "shareholder" are to the record holder of the shares of Fresh Fields capital stock as to which appraisal rights are asserted. A person having a beneficial interest in Fresh Fields Shares that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

    The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Appendix C. THIS DISCUSSION AND APPENDIX C SHOULD BE REVIEWED CAREFULLY BY ANY HOLDER WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO BECAUSE FAILURE STRICTLY TO COMPLY WITH THE PROCEDURES SET FORTH HEREIN AND THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.


    Each shareholder electing to demand the appraisal of his shares shall deliver to Fresh Fields a written demand for appraisal of his or her Fresh Fields Shares within 20 days after the date Fresh Fields has timely mailed, as required pursuant to Delaware law, to the shareholders of Fresh Fields notice of the Effective Time of the Merger, that appraisal rights are available and that a copy of the applicable section of the Delaware law is enclosed. The demand must reasonably inform Fresh Fields of the identity of the shareholder and that the shareholder intends thereby to demand the appraisal of his Fresh Fields Shares. This written demand for appraisal of the Fresh Fields Shares must be in addition to and separate from any proxy or vote against the Merger. Voting against, abstaining from voting or failing to vote on the Merger will not constitute a demand for appraisal within the meaning of Section 262. Any shareholder electing to demand his appraisal rights will not be granted appraisal rights under
Section 262 if such shareholder has either voted in favor of the Merger or consented thereto in writing. Additionally, appraisal rights will not be granted under
Section 262 if the shareholder does not continuously hold through the Effective Time his or her Fresh Fields Shares with respect to which he or she demands appraisal.

    A demand for appraisal must be executed by or for the shareholder of record, fully and correctly, as such shareholder's name appears on the certificate or certificates representing Fresh Fields Shares. If the Fresh Fields Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If the Fresh Fields Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

    A record owner, such as a broker, who holds Fresh Fields Shares as a nominee for others, may exercise appraisal rights with respect to the Fresh Fields Shares held for all or less than all beneficial owners of Fresh Fields Shares as to which such person is the record owner. In such case the written demand must set forth the number of shares of Fresh Fields Shares covered by such demand. Where the number of Fresh Fields Shares is not expressly stated, the demand will be presumed to cover all Fresh Fields Shares outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the date of the Special Meeting.


    A shareholder who elects to exercise appraisal rights must mail or deliver his or her written demand to the Secretary of Fresh Fields. The written demand for appraisal must specify the shareholder's name and mailing address, the number of Fresh Fields Shares owned, and that the shareholder is thereby demanding appraisal of his or her Fresh Fields Shares. Within ten days after the Effective Time, Fresh Fields must provide notice to all shareholders who are entitled to appraisal rights that the Merger is effective and that appraisal rights are available.


    Within 120 days after the Effective Time, either Fresh Fields or any shareholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court of Chancery (the "Delaware Chancery Court") demanding a determination of the value of the Fresh Fields Shares of the dissenting shareholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine which shareholders are entitled to appraisal rights and will appraise the Fresh Fields Shares owned by such shareholders, determining the fair value of such Fresh Fields Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining such fair value, the Delaware Chancery Court is to take into account all relevant factors.

    Shareholders considering seeking appraisal should have in mind that the "fair value" of their Fresh Fields Shares determined under Section 262 could be more than, the same as or less than the Merger Consideration to be received by Fresh Fields shareholders in the Merger, and that opinions of investment banking firms as to fairness, from a financial point of view, are not opinions as to fair value under Section 262. The cost of the appraisal proceeding may be determined by the Delaware Chancery Court and taxed against the parties as the Delaware Chancery Court deems equitable in the circumstances. Upon application of a dissenting shareholder, the Delaware Chancery Court may order that all or a portion of the expenses incurred by any dissenting shareholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Fresh Fields Shares entitled to appraisal.

    Any shareholder who has duly demanded appraisal in compliance with Section 262 will not, from and after the Effective Time, be entitled to vote for any purpose the Fresh Fields Shares subject to such demand or to receive payment of dividends or other distributions on such Fresh Fields Shares, except for dividends or distributions payable to shareholders of record at a date prior to the Effective Time.

    At any time within 60 days after the Effective Time, any shareholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered in the Merger; after this period, the shareholder may withdraw his or her demand for appraisal only with the consent of Fresh Fields. If no petition for appraisal is filed with the Delaware Chancery Court within 120 days after the Effective Time, shareholders' rights to appraisal shall cease, and all holders of Fresh Fields Shares shall be entitled to receive the Merger Consideration as provided for in the Merger Agreement. Inasmuch as Fresh Fields has no obligation to file such a petition, and has no present intention to do so, any shareholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware Chancery Court demanding appraisal shall be dismissed as to any shareholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon such terms as the Delaware Chancery Court deems just.

    For a discussion of certain federal income tax consequences resulting from the exercise of dissenters' appraisal rights see "The Merger -- Federal Income Tax Consequences".

                        PRO FORMA FINANCIAL INFORMATION

    The following unaudited pro forma combined condensed financial statements assume a business combination between WFM and Fresh Fields accounted for on a pooling-of-interests basis. The pro forma combined condensed financial statements are based on the respective historical financial statements and the notes thereto, which are incorporated by reference or included elsewhere herein. The pro forma combined condensed balance sheet combines WFM's April 7, 1996 unaudited condensed consolidated balance sheet with Fresh Fields' March 30, 1996 unaudited condensed balance sheet. The pro forma combined condensed statements of operations combine WFM's historical condensed consolidated statements of operations for the three fiscal years ended September 24, 1995, September 25, 1994 and September 26, 1993 and the unaudited twenty-eight week periods ended April 7, 1996 and April 9, 1995 with the corresponding Fresh Fields historical condensed statements of operations for the three fiscal years ended September 30, 1995, December 31, 1994 and January 1, 1994 and the unaudited twenty-six week periods ended March 30, 1996 and April 1, 1995, respectively. The amounts included as Fresh Fields historical amounts have been reclassified to conform to classifications used by WFM.

    The pro forma information is presented for illustrative purpose only and is not, in the opinion of WFM's management, indicative of the operating results or financial position that would have occurred if the business combination had been consummated at the beginning of the periods presented, because the pro forma financial information does not include pro forma adjustments for certain changes to be made after the Merger, including reductions in general and administrative expenses. Nor is the pro forma financial information necessarily indicative of future operating results or financial position.

    These pro forma combined condensed financial statements and the related notes should be read in conjunction with the consolidated historical financial statements and the related notes thereto of WFM, which have been incorporated by reference, and the historical financial statements and the related notes thereto of Fresh Fields included elsewhere herein. See "Index to Financial Statements."

                   WHOLE FOODS MARKET, INC. AND SUBSIDIARIES

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                 APRIL 7, 1996

                                     ASSETS

Current assets:
  Cash and cash equivalents..................................................  $   6,294,000
  Merchandise inventories....................................................     36,018,000
  Trade accounts receivable and other current assets.........................     11,705,000
                                                                               -------------
    Total current assets.....................................................     54,017,000

Net property and equipment...................................................    186,117,000
Excess of cost over net assets acquired......................................     37,050,000
Other assets.................................................................     13,955,000
                                                                               -------------
                                                                               $ 291,139,000
                                                                               -------------
                                                                               -------------

                            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liaibilities:
  Current installments of long-term debt and capital lease obligations.......  $   1,305,000
  Trade accounts payable.....................................................     20,855,000
  Accrued expenses and other.................................................     28,983,000
                                                                               -------------
    Total current liabilities................................................     51,143,000

Long-term debt and capital lease obligations, less current installments......     69,617,000
Other long-term liabilities..................................................      9,363,000
                                                                               -------------
    Total liabilities........................................................    130,123,000

Shareholders' equity:
  Preferred stock, $.01 par value, 5,000,000 shares authorized, none
   outstanding                                                                      --
  Common stock, no par value; 30,000,000 shares authorized; 19,311,987 shares
   issued and outstanding....................................................    164,733,000
  Retained deficit...........................................................     (3,717,000)
                                                                               -------------
    Total shareholders' equity...............................................    161,016,000

Commitments and contingencies
                                                                               -------------
                                                                               $ 291,139,000
                                                                               -------------
                                                                               -------------

                   WHOLE FOODS MARKET, INC. AND SUBSIDIARIES

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

TWENTY-EIGHT WEEKS ENDED APRIL 7, 1996 AND APRIL 9, 1995 AND FISCAL YEARS ENDED
         SEPTEMBER 24, 1995, SEPTEMBER 25, 1994 AND SEPTEMBER 26, 1993

                                                                       FISCAL YEAR    FISCAL YEAR    FISCAL YEAR
                                        TWENTY-EIGHT   TWENTY-EIGHT       ENDED          ENDED          ENDED
                                         WEEKS ENDED    WEEKS ENDED   SEPTEMBER 24,  SEPTEMBER 25,  SEPTEMBER 26,
                                        APRIL 7, 1996  APRIL 9, 1995      1995           1994           1993
                                        -------------  -------------  -------------  -------------  -------------
Sales.................................  $ 439,219,000  $ 349,715,000   $696,990,335   $572,050,213   $439,254,437
Cost of goods sold and occupancy
 costs................................    294,071,000    237,263,000   471,516,589    387,682,184    297,647,419
                                        -------------  -------------  -------------  -------------  -------------
    Gross profit......................    145,148,000    112,452,000   225,473,746    184,368,029    141,607,018

Direct store expenses.................    115,100,000     87,567,000   178,534,824    144,383,254    113,690,274
Pre-opening costs.....................      2,654,000      2,012,000     4,568,982      3,386,557      4,985,346
General and administrative expenses...     17,935,000     14,454,000    30,321,318     25,151,336     21,643,628
Store relocation costs................      2,376,000      6,430,000     8,090,348      5,757,670      2,456,998
Non-recurring expenses related to
 earthquake...........................       --             --             --             281,919        --
Merger transaction costs..............       --             --             --             --           3,093,620
                                        -------------  -------------  -------------  -------------  -------------
    Income (loss) from operations.....      7,083,000      1,989,000     3,958,274      5,407,293     (4,262,848)
                                        -------------  -------------  -------------  -------------  -------------

Other income (expense):
  Interest income (expense), net......     (1,700,000)      (205,000)   (1,135,114)       263,253        535,998
                                        -------------  -------------  -------------  -------------  -------------
    Income (loss) before income tax
     expense..........................      5,383,000      1,784,000     2,823,160      5,670,546     (3,726,850)

Income tax expense....................      3,404,000      3,364,000     5,347,446      6,035,000      4,726,527
                                        -------------  -------------  -------------  -------------  -------------
    Net income (loss).................  $   1,979,000  $  (1,580,000)  $(2,524,286)   $  (364,454)   $(8,453,377)
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------
Income (loss) per common and common
 equivalent share:
  Primary.............................  $        0.10  $       (0.08)  $     (0.13)   $     (0.02)   $     (0.50)
                                        -------------  -------------  -------------  -------------  -------------
  Fully diluted.......................  $        0.10  $       (0.08)  $     (0.13)   $     (0.02)   $     (0.50)
                                        -------------  -------------  -------------  -------------  -------------
Weighted average numbers of shares
 outstanding:
  Primary.............................     19,716,000     18,898,000    19,200,000     18,808,000     17,018,000
                                        -------------  -------------  -------------  -------------  -------------
  Fully diluted.......................     19,733,000     18,898,000    19,200,000     18,808,000     17,018,000
                                        -------------  -------------  -------------  -------------  -------------

           NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

    The unaudited pro forma combined condensed financial statements give effect to the business combination between Whole Foods Market, Inc. and Fresh Fields Markets, Inc. accounted for on a pooling-of-interests basis. The pro forma combined condensed financial statements are based on the respective historical financial statements and the notes thereto. The pro forma combined condensed balance sheet combines WFM's April 7, 1996 unaudited condensed balance sheet with Fresh Fields' March 30, 1996 unaudited condensed balance sheet. The pro forma combined condensed statements of operations combine WFM's historical condensed consolidated statements of operations for the three fiscal years ended September 24, 1995, September 25, 1994 and September 26, 1993 and the unaudited twenty-eight week periods ended April 7, 1996 and April 9, 1995 with Fresh Fields' corresponding historical condensed unaudited condensed statements of operations for the three fiscal years ended September 30, 1995, December 31, 1994 and January 1, 1994 and the unaudited twenty-six week periods ended March 30, 1996 and April 1, 1995. The amounts included as Fresh Fields' historical amounts have been reclassified to conform to classifications used by WFM.

    The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the business combination had been consummated at the beginning of the periods presented nor is it necessarily indicative of future operating results or financial position.

    These pro forma combined condensed financial statements should be read in conjunction with the historical financial statements and the related notes thereto of WFM and Fresh Fields included or incorporated elsewhere herein. See "Index to Financial Statements".

    Adjustments to the pro forma combined condensed balance sheet and statements of operation assume the merger of WFM and Fresh Fields was consummated on September 28, 1992. The transaction has been accounted for using the pooling-of-interests method of accounting. The following adjustments have been provided in connection with the merger in accordance with Accounting Principles Board Opinion No. 16:

        (1) Reclassifying additional paid-in capital of Fresh Fields to common stock of WFM.


        (2) Reflecting the estimated number of shares of WFM Common Stock to be issued in exchange for all common and preferred stock of Fresh Fields on the conversion ratio of .6049 new shares of Whole Foods for every existing share of Fresh Fields common and preferred stock, or 5,173,000 shares of WFM Common Stock for 8,552,000 shares of Fresh Fields common equivalent shares assumed to be outstanding at the date of the Merger. The number of shares of WFM Common Stock to be issued in the exchange was based on the assumption that the Determination Price is $26 per share, which is the average per share closing price of WFM Common Stock over the twenty days immediately preceding June 17, 1996, the date the Merger Agreement was signed. The Merger Agreement provides that the Determination Price used to compute the number of WFM common shares to be exchanged will not be less than $24 per share nor more than $28 per share. Using these prices, and assuming the value agreed to by parties of the out-of-the-money options is zero, the range of shares that could be issued is 4,804,000 to 5,604,000, plus additional shares to be reserved for Included In-The-Money Options.


        (3) Prior to the combination, Fresh Fields' fiscal year ended on a fifty-two or fifty-three week period ending on the Saturday closest to December 31. In recording the pooling-of-interests combination, Fresh Fields' financial statements for the 52-week period ended September 30, 1995 were combined with the Company's financial statements for the fiscal year ended September 24, 1995, and Fresh Fields' financial statements for the fifty-two week period ended December 31, 1994 and the fifty-three week period ended January 1, 1994 were combined with the Company's financial statements for the fiscal years ended September 25, 1994 and September 26, 1993, respectively. Fresh Fields' unaudited results of operations for the thirteen weeks ended December 31, 1994 included sales of approximately $45,911,000 and a net loss of approximately

    $6,895,000. An adjustment has been made to shareholders' equity as of September 24, 1995, to eliminate the effect of including Fresh Fields' results of operations for the three months ended December 31, 1994, in both years ended September 24, 1995 and September 25, 1994.

        (4) Fresh Fields has incurred net operating losses for federal income tax purposes of approx-imately $29.1 million through December 31, 1995. The income tax expense for all years shown in the accompanying pro forma combined condensed financial statements is the expense associated with WFM's income before taxes. Based on Fresh Fields past history of operating losses and the limitations on utilizing net operating losses in any one year as a result of certain changes in control, it does not appear more likely than not on a historical basis that any of the net operating losses would have been able to have been utilized. Therefore, for income tax purposes the losses incurred by Fresh Fields cannot be used to offset the income earned by WFM and no deferred tax asset has been recorded in the accompanying pro forma combined condensed financial statements.

        (5) In preparing the unaudited pro forma combined condensed financial statements, certain accounting policies of Fresh Fields related to asset capitalization and deferred rent were conformed to those used by WFM.

        (6) The estimated merger transaction expenses of approximately $10,000,000 have not been recorded in the accompanying pro forma combined condensed financial statements. Such expenses will be deferred when incurred and charged to expense upon consummation of the transaction. These expenses exclude the anticipated costs associated with the closing of the Fresh Fields Elston store in Chicago, Illinois, as well as any other costs that may be incurred in connection with any additional store closing.

                       COMPARISON OF SHAREHOLDERS' RIGHTS


    WFM is incorporated under the laws of the State of Texas and Fresh Fields is incorporated under the laws of the State of Delaware. The Fresh Fields shareholders, whose rights as shareholders are currently governed by Delaware law and Fresh Fields' Amended and Restated Certificate of Incorporation and Bylaws, will become upon consummation of the Merger shareholders of WFM, and their rights will be governed by Texas law and WFM's Restated Articles of Incorporation and Bylaws. Certain differences between the rights of holders of Common Stock and the Fresh Fields capital stock are summarized below.


    The following summary does not purport to be a complete statement of the rights of WFM shareholders under applicable Texas law and WFM's Restated Articles of Incorporation and Bylaws, or the rights of shareholders of Fresh
Fields under applicable Delaware law and Fresh Fields' Amended and Restated Certificate of Incorporation and Bylaws. The summary is qualified in its entirety by reference to the TBCA and the Delaware General Corporation Law ("DGCL") and the WFM Restated Articles of Incorporation and Fresh Fields' Amended and Restated Certificate of Incorporation.

AUTHORIZED CAPITAL STOCK

    WFM is authorized to issue 30,000,000 shares of Common Stock, no par value, of which approximately 14,273,911 shares were outstanding as of June 30, 1996, and 5,000,000 shares of Preferred Stock, $.01 par value ("Preferred Stock"), none of which are outstanding. A proposal will be made at the Special Meeting to increase the number of shares of Common Stock to 50 million. See "Increase in Authorized Number of Shares of WFM Common Stock."

    WFM may issue Preferred Stock in one or more series and the Board of Directors may designate the dividend rate, voting rights and other rights, preferences and restrictions of each series. It is not possible to state the actual effect of the issuance of any shares of Preferred Stock upon the rights of holders of the Common Stock until the Board of Directors of WFM determines the specific rights of holders of such Preferred Stock. However, such effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock, impairing the liquidation rights of the Common Stock and delaying or preventing a change in control of WFM without further action by the shareholders.

    Fresh Fields is authorized to issue (i) 15,000,000 shares of Common Stock, $0.01 par value per share (the "Fresh Fields Common Stock"); (ii) 1,953,390 shares of Class A Preferred Stock, $0.01 par value per share (the "Class A Stock"); (iii) 3,000,000 shares of Class B Preferred Stock, $0.01 par value per share (the "Class B Stock"); (iv) 1,810,032 shares of Class C Preferred Stock, $0.01 par value per share (the "Class C Stock"); (v) 1,085,780 shares of Class D Preferred Stock, $0.01 par value per share (the "Class D Stock"); and (vi) 400,000 shares of Class E Preferred Stock, $0.01 par value per share (the "Class E Stock"). As of June 30, 1996, 603,821 shares of Fresh Fields Common Stock, 1,953,390 shares of Class A Stock, 3,000,000 shares of Class B Stock, 1,810,032 shares of Class C Stock, 877,207 shares of Class D Stock, and no shares of Class E Stock were outstanding.

VOTING RIGHTS

    Holders of Common Stock are entitled to one vote per share on any matter submitted to the vote or consent of shareholders, and cumulative voting is prohibited in the election of directors.

    The holders of Fresh Fields Common Stock are entitled to one vote per share on all matters on which shareholders of Fresh Fields are entitled to vote or consent. The shares of the Fresh Fields Preferred Stock are convertible into Fresh Fields Common Stock and each outstanding share of Fresh Fields Preferred Stock has the number of votes equal to the number of shares of Fresh Fields Common Stock into which such share of Preferred Stock may be converted. In addition, the Class A Stock, Class B Stock, Class C Stock and Class D Stock vote separately as a class when considering (i) any changes to the Amended and Restated Certificate of Incorporation that may affect adversely that class of Fresh Fields Preferred Stock, (ii) authorizing the issuance of capital stock ranking senior to or on parity with that particular class, or (iii) to approve any merger, consolidation or sale of all or substantially all of the assets of Fresh Fields in a transaction in which the holders of voting securities of Fresh Fields do not continue to own at least 51% of the voting securities of the surviving entity. Approval of any of the above enumerated events, where applicable, requires separate approval of each of the following: a majority of the issued and outstanding shares of Class A Stock, 75% of the issued and outstanding Class B Stock, 75% of the issued and outstanding Class C Stock and 75% of the issued and outstanding Class D Stock.

DIVIDEND AND RELATED ISSUES

    Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock of WFM are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. The Common Stock is non-assessable, not redeemable, does not have any conversion rights and is not subject to call. Holders of shares of Common Stock have no preemptive rights to maintain their respective percentage of ownership in future offerings or sales of stock by WFM.

    Under Delaware law, dividends may be paid by Fresh Fields out of either (1) surplus or (2) out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, except when the capital is diminished to an amount less than the aggregate amount of the capital represented by issued and outstanding stock having a preference on the distribution of assets. Unless the certificate of incorporation provides otherwise, the shareholders of a Delaware corporation do not have preemptive rights. The Fresh Fields Certificate of Incorporation does not provide for any preemptive rights to the holders of Fresh Fields Common Stock, but does provide certain preemptive rights to the holders of its Preferred Stock.

AMENDMENTS TO CHARTER AND BYLAWS

    The TBCA permits a corporation to amend its articles of incorporation so long as the amended articles of incorporation contain only provisions permissible in original articles of incorporation filed at the time when the amendment is filed. Any amendment to the articles of incorporation requires the approval of at least two-thirds of the shareholders entitled to vote, unless the articles of incorporation permits a lesser amount. The Restated Articles of Incorporation of WFM permits charter amendments to be approved by a vote or consent of a majority of all of the outstanding shares of Common Stock.

    Under the TBCA, the power to adopt, amend, or repeal bylaws rests with the board of directors unless (i) the articles of incorporation reserves the power exclusively to the shareholders in whole or in part or (ii) the shareholders expressly reserve the power to amend or repeal a particular bylaw. Under the TBCA, unless the articles of incorporation or a bylaw adopted by the shareholders provides otherwise, the shareholders' power to amend, repeal or adopt bylaws is concurrent with that of the directors. The WFM Bylaws expressly authorize the Board of Directors of WFM to adopt, alter, amend or repeal the WFM Bylaws by a majority vote at and meeting at which a quorum is present.


    Amendments to the Fresh Fields Restated Certificate of Incorporation generally require the approval of the holders of a majority of all outstanding shares of Fresh Fields capital stock (with, in each case, each shareholder being entitled to one vote for each share so held). However, the holders of the Fresh Fields Common Stock and each class of Fresh Fields preferred stock are entitled to vote separately as a class in the case of amendments to the Fresh Fields Restated Certificate that alter or change the powers, preferences or special rights of a class of stock so as to adversely affect the holders thereof, on certain matters related to the specific rights of a class or series of capital stock, and on all matters where a separate class vote is required by Delaware law. Amendments to the Fresh Fields Certificate that may adversely affect the rights of either the Class B Stock, Class C Stock or Class D Stock require the approval of 75% of the issued and outstanding shares of that class. Amendments to the Fresh Fields Certificate that may adversely affect the rights of the Class A Stock or the Fresh Fields Common Stock require the approval of a majority of the total shares of the issued and outstanding shares of that class. Matters on which a class vote is required include amendments to change the authorized number of shares of such class, dividend rights, liquidation rights and to change the par value per share of such class. The Bylaws of Fresh Fields may be amended by the shareholders of Fresh Fields and by the Board of Directors of Fresh Fields, subject to the rights of the shareholders to amend such Bylaws.

APPROVAL OF, AND SPECIAL RIGHTS WITH RESPECT TO, MERGERS OR CONSOLIDATIONS AND CERTAIN OTHER TRANSACTIONS; APPRAISAL RIGHTS

    Fresh Fields is not subject to Section 203 of the DGCL, governing business combinations with affiliated parties and does not otherwise have any particular anti-takeover or other provisions in its Certificate of Incorporation, other than class voting on such transactions, or Bylaws.

    Under Delaware law, appraisal rights are generally available for the shares of any class or series of stock of Fresh Fields in a merger or consolidation, provided that no appraisal rights are available for the shares of any class or series of stock which, at the record date for the meeting held to approve such transaction, were either (i) listed on a national security exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. ("NASD") or (ii) held of record by more than 2,000 shareholders. Even if the shares of any class or series of stock meet the requirements of clause (i) or (ii) above, appraisal rights are available for such class or series if the holders thereof receive in the merger or consolidation anything except: (i) shares of stock of the corporation surviving or resulting from such merger or consolidation; (ii) shares of stock of any other corporation which at the effective date of the merger or consolidation is either listed on a national securities change, or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 shareholders; (iii) cash in lieu of fractional shares; or (iv) any combination of the foregoing. No appraisal rights are available to shareholders of the surviving corporation if the merger did not require their approval.

    The   TBCA  does   not  regulate   business  combinations   with  interested
shareholders and no comparable provisions have been adopted by WFM in its Articles of Incorporation or Bylaws.

    Except as indicated below, under the TBCA, a merger or consolidation generally must be approved by the holders of at least two-thirds of all of the outstanding shares of each constituent corporation entitled to vote. The merger or consolidation of a wholly-owned subsidiary into or with a third corporation does not require shareholder approval. The sale of all or substantially all of the assets of a corporation must be approved by the holders of at least two-thirds of the outstanding stock entitled to vote. The TBCA does not require a shareholder vote of the surviving corporation in a merger, unless required by the surviving corporation's articles of incorporation, if (i) the merger agreement does not amend the existing articles of incorporation, (ii) each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and relative rights, immediately after the merger; (iii) the voting power of the number of voting shares of stock issued and issuable as a result of the merger does not exceed by more than 20% the voting power of the shares of stock outstanding immediately prior to the effective date of the merger; (iv) the number of participating shares outstanding immediately after the merger plus those issuable as a result of the merger does not exceed by more than 20% the outstanding pre-merger total, and (v) the board of directors recommends the plan. As permitted by the TBCA, WFM Articles of Incorporation have altered this provision to permit approval by a majority of the outstanding shares of Common Stock.

    Under the TBCA, any shareholder of a domestic corporation has the right to dissent from (i) any plan of merger on which he was entitled under the TBCA to vote, (ii) any sale, lease, exchange, or other disposition of all, or substantially all, of the property and assets of the corporation which required shareholder approval, and (iii) any plan of exchange pursuant to Article 5.02 of the TBCA in which the shares of the shareholder are to be acquired. This right is not available with regard to a plan of merger in which there is a single surviving corporation, or from a plan of exchange, if (i) the affected shares are listed on a national securities exchange or held by more than 2,000 shareholders and (ii) the shareholder is not required to accept anything other than shares of the surviving corporation or another publicly held corporation (except for payments in lieu of fractional shares).

SPECIAL MEETINGS; ACTION WITHOUT MEETING

    Under the TBCA, special meetings of shareholders may be called by (i) the president, (ii) the board of directors, (iii) those persons authorized by the corporation's articles of incorporation or bylaws, and (iv) the holders of at least 10% of the shares entitled to vote, unless the charter specifics a greater (but not more than 50%) or lesser number. The WFM Bylaws also authorizes the chief executive officer to call a special meeting of shareholders at any time.

    Any action required or permitted to be taken by shareholder vote may, under the TBCA, be taken without a meeting by written consent describing the action taken and signed by the holders of all of the shares entitled to vote on the action. The TBCA permits the articles of incorporation to permit action by written consent of the minimum number of votes that would be necessary to authorize or take the action at a meeting. The WFM Restated Articles of Incorporation does not permit shareholder action without a meeting by less than unanimous consent.

    Under Delaware law, special meetings of the shareholders may be called by the Board of Directors or such other person as may be authorized by the certificate of incorporation or the bylaws.

    Under Delaware law, unless otherwise provided in the certificate of incorporation, any action which may be taken or is required to be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

LIMITATIONS OF LIABILITY AND INDEMNIFICATION MATTERS

    The TBCA allows corporations to indemnify a director, officer, agent, or employee against civil or criminal liability if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action, if he had no reasonable cause to believe his conduct was unlawful. A director may not be indemnified in respect of a proceeding if he is held liable to the corporation or received an improper personal benefit, except to the extent of reasonable expenses actually incurred, and no indemnification shall be made in respect of any proceeding in which the person was guilty of willful or intentional misconduct. In any action in which the director, officer, agent, or employee has been successful, on the merits or otherwise, the corporation must indemnify him against reasonable expenses. The indemnification provisions of the TBCA provide that they are not exclusive of additional rights to indemnification.

    The WFM Articles of Incorporation and Bylaws provide that directors, officers, employees, agents, and persons serving in similar capacities at the request of the corporation are indemnified to the fullest extent permitted by the TBCA.

    The TBCA also allows a corporation's articles of incorporation to eliminate or limit a director's personal liability to the corporation or its shareholders for monetary damages for the director's breach of his fiduciary duty as a director. However, the corporation may not eliminate or limit a director's liability for (i) any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) any transaction from which the director derived an improper personal benefit, or
(iv) an act or omission for which the liability of a director is expressly provided by an applicable statute.

    The WFM Restated Articles of Incorporation limit the liability of WFM directors to the full extent permitted by Texas law now or in the future, and state that any repeal or modification of the TBCA provision will not adversely affect any right or protection of any WFM director that exists immediately prior to such repeal or modification.


    Fresh Fields's Restated Certificate of Incorporation provides that, to the fullest extent permitted by Delaware Law, Fresh Fields's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to Fresh Fields and its shareholders. The provision in Fresh Fields's

Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under the DGCL.

          INCREASE IN AUTHORIZED NUMBER OF SHARES OF WFM COMMON STOCK

    WFM is authorized to issue 30,000,000 shares of Common Stock, no par value, of which approximately 14,273,911 shares were outstanding as of June 30, 1996, and 2,056,795 shares reserved for outstanding unexercised options and 5,000,000 shares of Preferred Stock, $.01 par value ("Preferred Stock"), none of which is outstanding. If the Merger is consummated, WFM will issue in excess of 5,000,000 additional shares of Common Stock. See "The Merger."


    The Board of Directors recommends that shareholders vote for the proposed amendment to increase WFM's authorized shares of Common Stock. It is necessary to increase the Common Stock to provide for continued flexibility to declare stock splits or stock dividends in the future when appropriate or the issuance of additional shares (in financings or acquisitions) when appropriate. Aside from the issuances of Common Stock pursuant to employee stock options and the Merger, WFM does not currently have plans for the issuance of additional shares of Common Stock.


    Approval of the proposed amendment (the text of which is attached as Appendix D hereto) requires the affirmative vote of the holders of a majority of the shares of Common Stock issued and outstanding as of the record date of the Special Meeting.

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSED ADOPTION AMENDMENT TO INCREASE WFM'S AUTHORIZED SHARES OF COMMON STOCK.

            AMENDMENT TO THE 1992 STOCK OPTION PLAN FOR TEAM MEMBERS

    The proposed amendment to the Team Member Option Plan would increase the number of shares of common stock subject to the plan from 2 million shares to 3 million shares. Approval of this amendment requires the affirmative vote of the holders of a majority of the shares of common stock represented at the Annual Meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE TEAM MEMBER OPTION PLAN.


    The purpose of the Team Member Option Plan is to encourage an ownership attitude among Team Members at WFM. All Team Members are eligible to participate in the Team Member Option Plan, subject to length of service criteria which are generally five years or 10,000 hours of employment with the Company. The intention of the Company in administering the Team Member Option Plan is to provide Team Members with an ongoing incentive to increase earnings and productivity, to acknowledge superior service contributions by Team Members to WFM and to recognize promotions of Team Members. The Board of Directors has approved the increase of shares subject to the Team Member Option Plan in view of the significant increase in the number of Team Members as a result of the Merger and to enable WFM to fulfill its obligations under the Merger Agreement to assume Fresh Fields' outstanding options to its employees. In order to continue to obtain the beneficial effects of the Team Member Option Plan, it will be necessary to increase the number of shares available under the plan to provide for future options that may be granted to the Team Members at the stores to be acquired in the Merger who were formerly employees of Fresh Fields.


    As of June 30, 1996, options to purchase an aggregate of 1,771,145 shares of common stock (net of options canceled) had been granted pursuant to the Team Member Option Plan, options to purchase 180,170 shares had been exercised, options to purchase 1,590,975 shares remained outstanding, and only 228,855 shares remained available for future grant. As of June 30, 1996, the market value of all shares of common stock subject to outstanding options was approximately $42,161,000.00 (based upon the closing sale price of the Common Stock as reported on the Nasdaq NSM on June 28, 1996). During the 1995 fiscal year, options covering 363,400 shares of Common Stock were granted to employees of WFM.

    As of June 30, 1996, the following current executive officers named in its proxy statement for its 1996 annual meeting of shareholders have been granted options under the Team Member Option Plan in the amount indicated: John Mackey, Chief Executive Officer, 26,000 shares; Peter Roy, President, 51,000 shares; Chris Hitt, Regional President, 71,700 shares; and Don Moffitt, Regional President, 23,700 shares. Since adoption of the Team Member Option Plan, all current executive officers, as a group, have been granted options covering 410,550 shares of common stock which represents approximately 23.2% of the total number of options granted pursuant to the Team Member Option Plan. The foregoing amounts do not include options granted under the 1987 Option and Incentive Plan which was terminated in 1992, except as to options previously granted.


    Stock options currently issued under the Team Member Option Plan are currently entitled to "incentive stock option" treatment for federal income tax purposes provided by Section 422A of the Internal Revenue Code. An optionee, upon exercise of an option under the Team Member Option Plan, will not realize taxable income (but may generate a tax preference item which may result in tax liability under alternative minimum tax provisions), nor will WFM then be entitled to a deduction. The gain realized upon the subsequent disposition of the stock acquired upon exercise of the options will be entitled to capital gain treatment, provided that no such disposition is made within two years after the option was granted and one year after the option was exercised. If such holding period requirements are not satisfied, the optionee will realize ordinary income equal to the lesser of (i) the fair market value of the stock on the date of exercise minus the exercise price or (ii) the amount realized on disposition minus the exercise price, and will receive a credit against income tax to the extent alternative minimum tax liability was incurred upon exercise. If the optionee must recognize ordinary income, WFM will be entitled to a corresponding deduction. The foregoing statements are based upon current federal income tax laws and regulations and are subject to change if the tax laws and regulations, or interpretations thereof, change.

    In addition, the Team Member Option Plan may establish for officers and directors of WFM an exemption from the provisions of Section 16(b) of the Exchange Act for the grants of options. Section 16(b) provides for recovery by WFM of profits made by officers and directors on short-term trading in shares of Common Stock. Grants of options to purchase common stock under the Team Member Option Plan by officers and employee-directors of WFM may be entitled to an exemption from the operation of Section 16(b), provided certain conditions are met under the rules and regulations of the Commission.

                   ABSENCE OF MARKET FOR AND DIVIDENDS ON THE
                              FRESH FIELDS' SHARES


    No active trading market exists with respect to any of the shares of any class of capital stock of Fresh Fields. Such shares are not listed on any exchange and are not traded in the over-the-counter market. No dividends have been declared or paid by Fresh Fields on any class of its capital stock. It has been the policy of Fresh Fields to retain all funds for investment in the business. Fresh Fields' agreement with its lenders restricts the payment of dividends. Fresh Fields has 218 shareholders of record.

                     FRESH FIELDS' SELECTED FINANCIAL DATA

    The following table present selected historical financial data for Fresh Fields for each of the five fiscal years ended December 30, 1995, December 31, 1994, January 1, 1994, December 26, 1992, and December 28, 1991, and for the thirteen weeks ended March 30, 1996. The data presented are derived from the financial statements of Fresh Fields and should be read in conjunction with the more detailed information and financial statements and notes thereto, of Fresh Fields, which are included elsewhere in this Proxy Statement/Prospectus. In the opinion of the management of Fresh Fields, the interim financial information includes all adjustments (consisting only of normal recurring accruals) that are considered necessary for a fair presentation of the results of operations for such periods. Results for the interim periods are not necessarily indicative of results for the year.


                                                                           AS OF OR FOR THE FISCAL YEAR ENDED
                               AS OF OR FOR    AS OF OR FOR THE   -----------------------------------------------------
                               THE THIRTEEN     THIRTEEN WEEKS     DECEM-     DECEM-      JANU-     DECEM-     DECEM-
                               WEEKS ENDED      ENDED APRIL 1,     BER 30,    BER 31,    ARY 1,     BER 26,    BER 28,
                              MARCH 30, 1996         1995           1995       1994       1994       1992       1991
                              --------------  ------------------  ---------  ---------  ---------  ---------  ---------
                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND OPERATING DATA)
STATEMENT OF OPERATIONS
 DATA:
  Sales.....................    $   63,766        $   47,811      $ 213,561  $ 170,365  $ 116,947  $  40,336  $   6,577
  Cost of goods sold and
   occupancy costs..........        42,740            31,294        142,491    114,985     78,594     27,548      4,510
                              --------------      ----------      ---------  ---------  ---------  ---------  ---------
    Gross profit............        21,026            16,517         71,070     55,380     38,353     12,788      2,067
  Direct store expenses.....        17,124            12,968         63,325     48,335     36,993     12,947      3,353
  Pre-opening costs.........           310               438          1,964      1,033      3,457        766        131
  General and administrative
   expenses.................         2,978             2,779         12,388      9,176      7,536      3,964      1,665
  Store relocation/closing
   costs....................        --                --              5,758      2,457        564     --
                              --------------      ----------      ---------  ---------  ---------  ---------  ---------
    Income (loss) from
     operations.............           614               332         (6,607)    (8,922)   (12,090)    (5,003)    (3,082)
  Net interest income
   (expense)................          (201)              212            165        256        465        478        232
                              --------------      ----------      ---------  ---------  ---------  ---------  ---------
    Income (loss) before
     income tax expense.....           413               544         (6,442)    (8,666)   (11,625)    (4,525)    (2,850)
  Income tax expense........        --                --             --            130     --         --
                              --------------      ----------      ---------  ---------  ---------  ---------  ---------
    Net income (loss).......    $      413        $      544      $  (6,442) $  (8,666) $ (11,755) $  (4,525) $  (2,850)
                              --------------      ----------      ---------  ---------  ---------  ---------  ---------
                              --------------      ----------      ---------  ---------  ---------  ---------  ---------
  Net income (loss) per
   common share.............    $     0.05        $     0.06      $   (0.76) $   (1.14) $   (1.80) $   (1.13) $   (1.61)
                              --------------      ----------      ---------  ---------  ---------  ---------  ---------
                              --------------      ----------      ---------  ---------  ---------  ---------  ---------
  Weighted average shares
   outstanding..............         8,552             8,479          8,499      7,582      6,530      4,003      1,768
                              --------------      ----------      ---------  ---------  ---------  ---------  ---------
                              --------------      ----------      ---------  ---------  ---------  ---------  ---------
OPERATING DATA:
  Number of shares at end of
   period...................            21                16             19         14         12          5          2
  Annualized store sales per
   square foot..............    $      530            --          $     543  $     548  $     505  $     498  $     443
  Average weekly sales per
   store....................    $  228,000            --          $ 241,000  $ 249,000  $ 234,000  $ 237,000  $ 184,000
BALANCE SHEET DATA:
  Working capital
   (deficit)................    $     (445)       $   11,766      $  (4,891) $  13,143  $  10,548  $  20,954  $   5,243
  Total assets..............        71,778            67,986         73,240     68,281     56,842     40,384     11,839
  Long-term debt (including
   current maturities)......         7,000            --              5,000     --         --         --         --
  Shareholders' equity......        49,982            55,926         49,069     55,383     48,768     35,693      9,654


- ------------------------

             FRESH FIELDS' MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis should be read in conjunction with the Fresh Fields' Financial Statements and Notes thereto appearing elsewhere in this Proxy Statement/Prospectus.

GENERAL

    At June 30, 1996, Fresh Fields operated twenty-two stores. The table below shows the store openings by year.

                                                            BEGINNING      OPENED      CLOSED/RELOCATED      ENDING
                                                          -------------  -----------  -------------------  -----------
1991....................................................       --                 2           --                    2
1992....................................................            2             3           --                    5
1993....................................................            5             8                1               12
1994....................................................           12             3                1               14
1995....................................................           14             6                1               19
1996 (through June 30)..................................           19             3           --                   22

    The average square footage of the stores opened in 1991 and 1992 was approximately 20,000. In 1993, larger stores were opened having an average store size of 26,000 square feet. The average store size for the 1994, 1995 and 1996 openings was approximately 25,000 square feet. Fresh Fields operated in the Washington, D.C. metropolitan area until 1993, when two stores were opened in suburban Philadelphia and two in suburban Chicago. In 1994, two additional stores were opened in the Chicago market. In 1995, three stores were opened in the New York market. At the end of March 1996, there were nine stores in the Washington, D.C. metropolitan area, one in Charlottesville, Virginia, three in Philadelphia, four in Chicago and four in the New York City area. In May 1996, Fresh Fields' twenty-second store was opened in Baltimore, Maryland. Fresh Fields operates two warehouses and commissaries, one each in Rockville, Maryland and in Palatine, Illinois. The Rockville facilities support and supply the stores on the east coast and the Palatine facilities supply the Chicago stores.

    The operating results are impacted by the number of store openings and the relative maturity level of the stores. In the first four to six months, a store typically incurs start up losses until the associates become experienced in ordering and the operating routine and the staffing level is adjusted to the post grand opening sales level. Generally, preopening expenses are incurred during the two months leading up to a store opening and charged to operations when incurred. General and administrative costs fluctuate depending on the number of planned openings. These expenses vary based on the number of "managers in training" and payroll and related expenses of associates who are responsible for setting up a new store and training. Also, preopening and corporate new store related expenses vary depending on whether the new stores are located in existing or new markets.


    Fresh Fields operates on a 52 or 53 week fiscal year ending on the last Saturday in December. The fiscal years for the financial statements presented for the years ended on December 30, 1995 (fiscal 1995) and December 31, 1994 (fiscal 1994) both comprised 52 weeks. The year that ended on January 1, 1994 (fiscal 1993) included 53 weeks. The financial statements for the first quarters ended on March 30, 1996 and April 1, 1995, comprised thirteen weeks.


RESULTS OF OPERATIONS FOR THE 1996 FIRST QUARTER (THIRTEEN WEEKS ENDED MARCH 30,
1996)
 COMPARED TO THE 1995 FIRST QUARTER (THIRTEEN WEEKS ENDED APRIL 1, 1995)

    On a 33% sales increase, operating income improved to $1,026,000 in the first thirteen weeks of 1996. Sales for stores open for a full thirteen periods (comparable store sales) were down 5.5% in the 1996 first quarter. The 1996 first quarter comparable store sales were impacted by cannibalization of six of the thirteen comparable stores. The first quarter comparable store sales excluding cannibalized stores increased 6.6%.

    Fresh Fields opened two stores in the 1996 first quarter, one in Washington, D.C. and a second in Manhasset (Long Island), New York. Both stores experienced strong openings. The high level of sales resulted in these two stores being profitable, before preopening expenses, in their first month of operation.


    The ratio of gross profit to sales after occupancy, decreased by 150 basis points to 33.0% in the 1996 first quarter compared to the same quarter of the prior year. The decrease in the gross profit rate was due to price reductions and higher occupancy costs offset in part by lower warehouse and commissary operating costs. The gross margin on products sold decreased by 1.3 percentage points from the lower prices in Chicago for the entire quarter and the lowering of prices in New Jersey and Philadelphia beginning in late February. Higher occupancy costs were primarily associated with the New York market where there were four stores in operation in the first quarter of 1996.


    Total operating expenses were $20,000,000 in the 1996 first quarter, an increase of 23.6% over the 1995 period. As a percent of sales, total operating expenses decreased to 31.4% for the 1996 first quarter from 33.9% for the same period last year. Store expenses were reduced to 24.0% of sales in the 1996 first quarter from 24.6% for the same period of the prior year. Additionally, general and administrative expenses were reduced to 3.6% from 5.3%, an absolute dollar reduction of $219,000. (Both the store expenses and general and administrative costs exclude depreciation and amortization.)


    Preopening expenses were $310,000 in the quarter, down $128,000 from the 1995 first quarter even though two stores were opened in each of the 1996 and 1995 first quarters. The 1995 preopening expenses were higher because they included the cost of entry into the New York market and a second store in Philadelphia, while the 1996 openings were in existing markets, one of which was in the Washington, D.C. market. Operating income improved to $1.0 million in the quarter from $332,000 for the first thirteen weeks of 1995. First quarter financing costs totaled $613,000 compared to interest income of $212,000 for the 1995 first quarter. Financing costs include $250,000 of amortization of the value of warrants issued to two shareholders in connection with obtaining extended financing. Additionally, there are approximately $300,000 in unamortized financing costs associated with the extended financing which will be fully amortized by the end of the 1996 second quarter.


RESULTS OF OPERATIONS FOR 1995 (FIFTY-TWO WEEKS ENDED DECEMBER 30, 1995) COMPARED TO 1994
 (FIFTY-TWO WEEKS ENDED DECEMBER 31, 1994)

    Sales in 1995 grew to $213.6 million, a 25% increase over the 1994 sales. Comparable store sales grew by 2.3% and 15.6% in 1995 and 1994, respectively. The 1995 comparable store sales increase moderated in part due to the cannibalization of three of the twelve stores in the comparable total by three new stores opened during the year.

    The 1995 gross margin after occupancy costs was 33.3%, an increase of 80 basis points over 1994. In spite of a generally younger store base and higher occupancy costs, the combination of better inventory shrinkage control and improved commissary and warehouse operations resulted in an improved 1995 gross margin. However, due to pricing initiatives that began in Chicago in the 1995 fourth quarter, the gross margin after occupancy was 30 basis points lower than the same period of the previous year.

                                                                            QUARTERS
                                                       --------------------------------------------------
                                                          FIRST       SECOND        THIRD       FOURTH
                                                       -----------  -----------  -----------  -----------
Gross profit after occupancy
  1995...............................................       34.5%        34.4%        32.8%        31.7%
  1994...............................................       33.0         33.5         31.6         32.0


    After the prices were lowered in November, Chicago market comparable store sales increases were in excess of 10% where they had been flat to down in the second and third quarter.


    Total operating expenses were $77,062,000 in 1995, an increase of 31.6% over 1994 total operating expenses. As a percentage of total sales, total operating expenses increased to 36.0% in 1995 from 34.4% in 1994. Store expenses were
$56,526,000 in 1995, an increase of 30% over 1994. Personnel costs decreased as a percent of sales compared to 1994, while store operating expenses and advertising grew at a rate faster than sales. The ratio of store expenses to sales was 26.4% in 1995 and 25.4% in 1994. The 1994 expense ratio was lower because only three stores opened in that year; the ratio increased in 1995 when six stores were opened and incurred start up losses.


    General and administrative expenses were $11,773,000 in 1995, an increase of 28.3% over the 1994 expense. The ratio of general and administrative expense to sales was 5.5% and 5.4% in 1995 and 1994, respectively. Excluding the training and development costs associated with staffing new stores, the administrative cost ratio would have decreased by 20 basis points rather than increased by 10 basis points from 1994. The 1995 general and administrative expense includes a $250,000 fourth quarter charge for fees associated with renegotiation of the credit facility.


    Preopening expenses were $1,964,000 and $1,033,000 in 1995 and 1994, respectively. In 1995, six stores were opened compared to three openings in 1994. The average store preopening expense was $320,000 in 1995 and $344,000 in 1994. The lower average preopening expense in 1995 was achieved despite opening the New York region. Depreciation and amortization totaled $6,799,000 in 1995 and $4,986,000 in 1994. The depreciation and amortization, which excludes depreciation on warehouse and commissary fixtures and equipment that is included in the determination of gross profit, increased by 36% due to the increased number of stores in operation.

    In late 1995, the corporate office was relocated to a larger facility. The old office space adjoins the Maryland warehouse and was converted back into warehouse space. In connection with the corporate office relocation, a $615,000 charge was taken for writing off certain leasehold improvements and other assets in the old office and moving related expenses. In 1994, a $5.76 million charge was taken relating to relocating the Rockville store and establishing a closing reserve for the Fairfax store.

    Fresh Fields had net interest income in both 1995 and 1994 of $165,000 and $256,000, respectively. The 1995 interest income is net of $262,000 in interest expense relating to a credit facility established in July 1995.

RESULTS OF OPERATIONS FOR 1994 (FIFTY-TWO WEEKS ENDED DECEMBER 31, 1994) COMPARED TO 1993
 (FIFTY-THREE WEEKS ENDED JANUARY 1, 1994)

    Sales in 1994 grew to $170 million, a 46% increase over the prior 52 week period. The 1994 sales growth was a combination of an increase in store sales of 15.6% and new store growth. The gross profit after occupancy decreased to 32.5% of sales from 32.8% in 1994. The lower gross profit rate was attributable to a generally younger mix of stores and to increasing the number of stores in Chicago to four where the product margins were lower than in other markets.

    Total operating expenses were $58,545,000 in 1994, an increase of 22% over 1993. As a percentage of sales, total expenses were 34.4% in 1994 and 41% in 1993. Store expenses were $43,349,000, or 28.5% higher than 1993. The ratio of store expenses to sales improved to 25.4% in 1994 from 28.8% in 1993. The 1993 ratio was high because of the effect of opening eight new stores on a base of only five open at the beginning of the year. The 1994 ratio correspondingly decreased because only three stores were opened.

    General and administrative expenses were $9,176,000 in 1994 and $7,536,000 in 1993 or 5.4% of sales and 6.4% of sales, respectively. The ratio to sales grew, despite a 48% increase in sales, due to higher spending for training and staffing for the planned growth for 1995. Depreciation and amortization totaled $4,986,000 in 1994 and $3,258,000 in 1993. Depreciation and amortization, which excludes depreciation on warehouse and kitchen fixtures and equipment that is included in gross profit, increased by 53% due to the increased number of stores in operation. The loss before store relocation and closing costs was reduced to $3,165,000 in 1994 from $9,633,000 in 1993. The store relocation and closing costs in 1994 related to the relocation of the Rockville store and writing down the Fairfax store assets in anticipation of a future relocation. The 1993 charge related to closing the Richmond, Virginia store.

LIQUIDITY AND CAPITAL RESOURCES

    Fresh Fields' primary capital requirements have been for funding the new store expansion plan. Capital is required for new store fixtures and equipment, preopening costs and funding new store start up losses, which occur in each store's first four to six months of operations. The working capital requirements for a new store are not significant.

    Capital expenditures were $23.2 million, $14.6 million, and $27.3 million in 1995, 1994 and 1993, respectively. The new store capital requirements for leasehold improvements vary depending on the condition of the facility Fresh Fields is leasing and the funds the landlord is contributing toward improvements. The average per store capital expended in 1995, 1994 and 1993 was $2.8 million, $3.4 million and $3.0 million, respectively. (The 1995 per store average excludes one store from the calculated average that was entirely funded by the landlord.) The cost per a standard store where the landlord has provided "built-to-suit" space has decreased in each of 1994 and 1995, with the last several stores' expenditures for leasehold improvements, fixtures and equipment totaling on average approximately $2.5 million. The remaining capital expended in each year was for store maintenance, systems, warehouse and commissary fixtures and equipment and office equipment and fixtures.

    Operations provided cash of $3.3 million in 1995 and $5.9 million in 1994, and used $9.0 million of cash in 1993. Fresh Fields' expansion programs have been financed primarily with equity. In December 1994, Fresh Fields sold 874,000 shares of Class D Stock for aggregate proceeds of $14.8 million. In July 1993, it sold 1,786,000 Class C Stock for $24.8 million. In July 1995, Fresh Fields entered into a revolving credit agreement which provides for borrowings up to $10.0 million and increases as Fresh Fields' cash flow increases. The credit facility is secured by a lien on substantially all of Fresh Fields' assets, and includes various restrictive covenants. Fresh Fields breached certain covenants in November 1995. The lender agreed to forbear from taking any action until June 30, 1996, and subsequently extended their forbearance to November 30, 1996. At the end of the 1996 first quarter, borrowings under the credit facility totaled $7.0 million.

INFLATION

    Fresh Fields does not believe its operations are materially impacted by inflation. Generally, Fresh Fields has been able to lower its product costs as its volume of purchases has increased by selectively committing to promotional arrangements and by utilizing alternative suppliers. The remaining material operating cost is payroll, which is indexed to prevailing wage rates in each market in which Fresh Fields operates, and is only to a smaller degree affected by inflation.

SEASONALITY AND QUARTERLY PERIODS


    The business is somewhat seasonal, with the highest sales occurring in the spring, or the second quarter, when fruits and vegetables are "coming into season." The next most important sales periods are the fall, or the fourth quarter, and the winter, or the first quarter. The fall quarter is benefitted by the Thanksgiving, Christmas and Hanukkah holidays. Fresh Fields believes that the first quarter is relatively strong because it is a time when individuals are reaffirming their "eat healthy" resolutions. The lowest sales period is the summer, or third quarter, when many customers take vacations and food consumption is generally reduced by warmer weather.


    In the past, the profitability of the business has been affected significantly by the number of store openings in the current and prior quarter. However, it is also affected by seasonality. In periods of higher sales, the fixed costs of the business are leveraged for improved profitability. Management believes the fixed costs in this business are higher than most food retailing because of the central commissary, in-store bakeries and the higher per square foot store capital and maintenance costs. The third quarter that includes July, August and September is the least profitable on a same store basis due to lower sales and higher produce and other perishable product shrinkage that occurs during the warmer weather.

                            BUSINESS OF FRESH FIELDS

    Fresh Fields owns and operates twenty-two large format, full service supermarkets specializing in fresh and natural foods in the eastern and midwest. In addition to these stores, Fresh Fields maintains separate facilities for its corporate office, commissaries and warehouses.

    Fresh Fields, which was founded in 1991, is one of the country's largest chains of fresh and natural foods supermarkets. The principal executive office of Fresh Fields is located at 6015 Executive Boulevard, Rockville, Maryland 20852, and its telephone number is 301-984-3737.

    Fresh Fields opened its first store in Rockville, Maryland in 1991 and today operates stores in seven states and the District of Columbia. Fresh Fields' stores are generally in excess of 20,000 square feet and offer a wide selection of high quality, natural foods, perishables and grocery items. They are designed to feel like supermarkets with a dedication to fresh, healthy eating, as opposed to a large health food store. The stores strive to carry a wide variety of organic and conventionally grown produce, fresh fish and seafood and hormone free meats. They feature the following departments: in-house bakery, bulk, dairy, fish and seafood, floral, frozen foods, prepared foods/deli, general merchandise, grocery, meat, cheese and pasta, produce and nutrition and body care. Many of the stores also have an in-store cafe, which is a self-serve eating area where shoppers can enjoy a meal from the deli or a snack from the bakery.

PRODUCTS

    Generally, the products sold in Fresh Fields' stores meet the following guiding principles: (i) foods that are organically produced whenever feasible,
(ii) foods that are free of synthetic preservatives, artificial colors and flavors, (iii) foods that are free of synthetic sweeteners, (iv) foods that are free of hydrogenated oils, tropical oils and cottonseed oil, (v) grain products that are never bleached or bromated, (vi) meats that are obtained from animals raised without hormones and other growth-promoting drugs, (vii) foods that are never irradiated, (viii) products that are not tested on animals, and (ix) household products that do not contain phosphates or chlorine.

    Each department is designed to present a wide assortment of products. In addition to traditionally popular items, Fresh Fields carries many harder to find products that fall within its guiding principles. Special emphasis is placed on items that are low in fat, low in calories, milk free or wheat free. Fresh Fields carries many vegetarian and organic selections. To meet its customers' needs, Fresh Fields has also started to carry some "cross-over products" that are high quality conventional products that do not meet the guiding principles. These products account for approximately 1% of the items Fresh Fields carries.

STORES

    Fresh Fields has 22 stores chain-wide. It has 11 stores in the greater Washington metropolitan area including the District of Columbia and suburbs of Virginia and Maryland. Fresh Fields has three Philadelphia stores. The stores on the east coast are served through a central warehouse and commissary in Rockville, Maryland.

    Fresh Fields also has four stores in the greater Chicago metropolitan area, which are served through a central warehouse and commissary in Palatine, Illinois.

    In 1995, Fresh Fields entered the greater New York City metropolitan area and now has stores in Connecticut, New Jersey and Long Island.

    The location, size and date opened of each of Fresh Fields' stores are set forth below:

                                                              APPROXIMATE GROSS
STORE                                                          SQUARE FOOTAGE     DATE OPENED
- ------------------------------------------------------------  -----------------  -------------
Rockville, MD...............................................         23,000            05/91
Bethesda, MD................................................         14,000            11/91
Falls Church, VA............................................         14,000            02/92
Alexandria, VA..............................................         29,000            09/92
Charlottesville, VA.........................................         27,000            11/92
North Wales, PA.............................................         21,000            04/93
Devon, PA...................................................         28,000            05/93
Annapolis, MD...............................................         26,000            06/93
Palatine, IL................................................         29,000            07/93
Naperville, IL..............................................         30,000            07/93
Springfield, VA.............................................         24,000            10/93
Evanston, IL................................................         25,000            05/94
Chicago, IL.................................................         24,000            06/94
Greenwich, CT...............................................         28,000            03/95
Wynnewood, PA...............................................         28,000            04/95
Millburn, NJ................................................         29,000            06/95
Montclair, NJ...............................................         18,000            06/95
Gaithersburg, MD............................................         26,000            09/95
Reston, VA..................................................         26,000            11/95
Washington, D.C.............................................         30,000            01/96
Manhasset, NY...............................................         21,000            02/96
Baltimore, MD...............................................         25,000            05/96

    In October 1993, Fresh Fields closed its Richmond, Virginia store due to poor prospects for profitable operations, and in November 1995, replaced its Fairfax, Virginia store with the Reston, Virginia Store and subsequently closed the Fairfax store in April 1996.

COMPETITION

    Fresh Fields' competitors currently include other natural food supermarkets, conventional and specialty supermarkets, natural food stores and small specialty shops. Conventional and specialty supermarkets compete with Fresh Fields in one or more product categories. However, they are expanding aggressively into marketing a broad range of natural foods and are thereby competing more directly with Fresh Fields for products, customers and locations. Some of Fresh Fields' competitors have been in business longer or have greater financial or marketing resources than Fresh Fields, and they may be able to devote greater resources to securing suitable locations and to sourcing, promoting and selling their products.

EMPLOYEES

    Fresh Fields invests heavily in a well-trained, service oriented group of associates. It employs over 2,600 full- and part-time employees. Fresh Fields' service-intensive operations require consistent management dedication, skill and a sense of ownership. Department managers and higher-level managers are granted stock options or restricted stock to compensate them for performance that promotes Fresh Fields' long-term success. Employees may participate in certain employee benefit programs which in some instances are tied to store performance.

    Fresh Fields' employees are not represented by a labor union or collective bargaining agreement. Some of Fresh Fields' stores are from time to time targeted by union representatives in an effort to encourage Fresh Fields' employees to organize.

TRADEMARKS

    The name "Fresh Fields" and Fresh Fields' stylized logos are registered service marks of Fresh Fields.

LEGAL PROCEEDINGS


    From time to time, Fresh Fields is involved in lawsuits that Fresh Fields considers to be in the normal course of its business. These lawsuits have not resulted in any material losses to date. In ALBERT J. DWOSKIN V. FRESH FIELDS MARKETS, INC., plaintiff, the Fairfax landlord, filed an action in the Circuit Court of Fairfax County, Virginia, alleging that because Fresh Fields scaled back its store operations in November 1995, it had breached the lease and the covenant of good faith and fair dealing. The plaintiff is seeking over $3 million in damages. Fresh Fields believes that this suit is without merit and is aggressively defending itself in this matter.


PROPERTIES


    All of Fresh Fields' stores, including its headquarters in Rockville, Maryland, are leased from unaffiliated parties.


MARKETING

    Fresh Fields' stores are supported by advertising and marketing programs. The type of programs vary depending on the individual market. Traditionally, Fresh Fields has favored print and radio, as well as direct mail. The corporate office has a marketing department that works with several agencies. Fresh Fields is also dedicated to the education of its customers through a variety of product literature, including a guide to the store and its guiding principles, information about its products and helpful hints and recipes.

BUYING, REPLENISHMENT AND DISTRIBUTION

    The buying and merchandising teams of Fresh Fields source a constantly changing array of fresh and natural foods, along with basic supermarket items. The buyers have the responsibility for establishing the product assortment, determining the method of distribution and frequency of ordering, negotiating the costs, setting the selling prices, and setting the merchandising plan and any promotional plan. In the last year, a great deal of effort has been placed on expanding the assortment, especially for bringing in "crossover" products.

    Organic and conventional fruits, vegetables and herbs are supplied predominantly through the Rockville or Chicago warehouses. Produce is generally bought direct from the growers and shipped direct to the warehouses. Coffee, grains, beans, nuts, seeds, cereals, mixes and dried fruits are also supplied predominantly through one of the two warehouses.

    The buyers source fish and seafood and arrange shipment directly to the store.


    Fresh Fields' stores also order many items directly from vendors which deliver them directly to the store. Grocery, frozen and diary items are ordered and received directly from the vendors. Certain high volume and cube items, such as bottled water, paper and certain cleaning products, are supplied through Fresh Fields' Rockville warehouse. Nutrition and body care products are shipped directly to each store. Beef, pork and poultry products are also ordered and received directly by the store.


    Certain prepared foods, pasta, pasta sauces and various other products are prepared by the commissaries daily.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                      AND MANAGEMENT OF FRESH FIELDS, INC.



                                                                                                 AMOUNT AND
                                                                   AMOUNT AND                     NATURE OF
                                                                   NATURE OF                     BENEFICIAL
                                                                   BENEFICIAL                    OWNERSHIP:
                                                                   OWNERSHIP      PERCENT OF       COMMON       % OF CLASS:
                                                                     FULLY        CLASS FULLY    OPTIONS AND  COMMON OPTIONS
    TITLE OF CLASS        NAME AND ADDRESS OF BENEFICIAL OWNER      DILUTED       DILUTED(1)     WARRANTS(2)  AND WARRANTS(3)
- ----------------------  ----------------------------------------  ------------  ---------------  -----------  ---------------
Common Shares           Carlyle Group Interests(4)                  2,651,067(5)         25.3%      613,710           30.5%
                        Goldman, Sachs Interests(6)                 3,498,320(7)         33.3       703,028           34.9
                        Tiger Management Interests(8)                 963,007(9)          9.2        40,358            2.0
                        Peter Bernon                                  112,873(10)          1.2        7,500          *
                        Director
                        David W. Dupree                                   572(11)        *              286          *
                        Director
                        David Fuente                                   34,000(12)        *           24,000            1.1
                        Director
                        Janet Hoffman                                   9,375(13)        *            1,875          *
                        Director of Human Resources
                        Stephen F. Mandel, Jr.                          5,932(14)        *                0          *
                        Director
                        Edward Mathias                                  4,000(15)        *            2,000          *
                        Director
                        Jack Murphy                                   268,287(16)          2.6      137,384            6.8
                        Chief Operating Officer
                        Mark S. Ordan                                 536,573(17)          5.1      274,768           13.6
                        CEO and Director
                        Howard Schultz                                 37,614(18)        *           20,000          *
                        Director
                        Mark Smiley                                    25,000(19)        *            6,250          *
                        Chief Financial Officer
                        Vasiliki Tsaganos                              10,000(20)        *                0          *
                        All Officers and Directors as a Group       1,604,226           10.0        474,063           23.5
Class A Preferred       Carlyle Group Interests                       766,950           39.3
Shares
                        Tiger Management Interests                    338,983           17.4
                        Sutler Hill Ventures(21)                      123,293            6.3
                        Peter Bernon                                   42,373            2.2
                        Stephen F. Mandel, Jr.                          5,932          *
Class B Preferred       Carlyle Group Interests                       724,535           24.2
Shares
                        Goldman Sachs Interests                     1,405,465           46.8
                        Tiger Management Interests                    310,000           10.3
                        Peter Bernon                                    3,500          *
Class C Preferred       Carlyle Group Interests                       522,926           28.9
Shares

                                                                                                 AMOUNT AND
                                                                   AMOUNT AND                     NATURE OF
                                                                   NATURE OF                     BENEFICIAL
                                                                   BENEFICIAL                    OWNERSHIP:
                                                                   OWNERSHIP      PERCENT OF       COMMON       % OF CLASS:
                                                                     FULLY        CLASS FULLY    OPTIONS AND  COMMON OPTIONS
    TITLE OF CLASS        NAME AND ADDRESS OF BENEFICIAL OWNER      DILUTED       DILUTED(1)     WARRANTS(2)  AND WARRANTS(3)
- ----------------------  ----------------------------------------  ------------  ---------------  -----------  ---------------
                        Goldman Sachs Interests                       666,570           36.8
                        Tiger Management Interests                    214,285           11.8
                        Peter Bernon                                   28,000            1.5
                        David Fuente                                   10,000          *
                        Howard Schultz                                 14,286            1.6
Class D Preferred       Goldman Sachs Interests                       723,257(22)         78.3
Shares
                        Carlyle Group Interests                        10,486(23)          1.1
                        David W. Dupree                                   286          *
                        David Fuente                                    2,000          *
                        Edward Mathias                                  2,000          *
                        Howard Schultz                                  1,664          *


- ------------------------

*   Less than 1%.



(1) In the case of the Common Shares, the Percent of Class fully diluted fraction was calculated as follows. For each Beneficial Owner, the numerator represents all common shares which such holder owns plus all common shares the holder presently has the right to acquire or will have the right to acquire, by virtue of warrants or options, if the Merger is consummated. The denominator is 10,478,503 common shares which represent the total common shares that would be outstanding if all outstanding warrants and options were exercised and all classes of preferred stock were, pursuant to their terms, converted into common shares.



(2) This column lists all common shares owned and all common shares the Beneficial Owner currently has the right to acquire pursuant to options and/or warrants to purchase common shares that are currently exercisable.



(3) This column is calculated as follows. The numerator represents all common shares owned by the Beneficial Owner plus all common shares which the Beneficial Owner has the right to acquire currently by exercising options or warrants to acquire common shares.



    The denominator represents all common shares owned by Beneficial Holders plus all common shares any holders of options or warrants have the right to acquire by virtue of currently exercisable options and/or warrants to purchase common shares.



(4) The Carlyle Group Interests consists of holdings by Carlyle-FFM Partners, L.P., Carlyle-FFM Partners II, L.P., Carlyle-FFM Partners III, L.P., Carlyle-FFM Partners IV, L.P. and Carlyle-FFM Investors L.L.P. The address is c/o The Carlyle Group, 1001 Pennsylvania Avenue, N.W., Suite 200 South, Washington, D.C. 20004



(5) Consists of options to purchase 7,500 common shares, warrants to purchase 12,460 common shares, warrants to purchase 10,486 Class D Preferred Shares, 766,950 Class A Preferred Shares and 522,926 Class C Preferred Shares.



(6) The Goldman, Sachs Interests consist of holdings by GS Capital Partners, L.P., Bridge Street Fund 1992, L.P., Stone Street Fund 1993, L.P., Stone Street Fund 1992, L.P. and Stone Street Fund 1993, L.P. The address is c/o Goldman, Sachs & Co., 85 Broad Street, New York 10004.



(7) Consists of 1,405,465 Class B Preferred Shares, 666,570 Class C Preferred Shares, 705,171 Class D Preferred Shares, warrants to purchase 18,086 Class D Preferred Shares, options to purchase 15,000 common shares and warrants to purchase 688,028 common shares.

(8) The Tiger Management Interests consist of holdings by Lynx Capital, L.P., Lynx Overseas Capital Ltd., and Puma, L.P. The address is c/o Tiger Management, 101 Park Avenue, 47th Floor, New York, NY 10178.



(9) Consists of 360,169 Class A Preferred Shares, 310,000 Class B Preferred Shares, 219,622 Class C Preferred Shares, 32,858 Class D Preferred Shares, options to purchase 7,500 common shares, and warrants to purchase 32,858 common shares.



(10) Includes 42,373 Class A Preferred Shares, 3,500 Class B Preferred Shares, 28,000 Class C Preferred Shares and options to purchase 7,500 common shares.



(11) Includes 286 Class D Preferred Shares and warrants to purchase 286 common shares.



(12) Includes 10,000 Class C Preferred Shares, 2,000 Class D Preferred Shares, warrants to purchase 2,000 common shares, and options to purchase 20,000 common shares.



(13) Represents options to acquire 9,375 common shares.



(14) Represents 5,932 Class A Preferred Shares.



(15) Represents 2,000 Class D Preferred Shares and options to purchase 2,000 common shares.



(16) Represents options to purchase 268,287 common shares.



(17) Represents options to purchase 536,673 common shares.



(18) Includes 14,286 Class C Preferred Shares, 1,664 Class D Preferred Shares and 1,664 warrants and 20,000 options to purchase common shares.



(19) Represents option to purchase 25,000 common shares.



(20) Represents options to purchase 10,000 common shares.



(21) Its address is 755 Page Mill Road, Suite A-200, Palo Alto, CA 94304.



(22) Includes warrants to purchase 18,086 Class D Preferred Shares.



(23) Includes warrants to purchase 10,486 Class D Preferred Shares.


                                 LEGAL OPINIONS

    The validity of the shares of Common Stock of WFM to be issued in connection with the Merger is being passed upon for WFM by Crouch & Hallett, L.L.P., Dallas, Texas.

                                    EXPERTS

    The consolidated financial statements of WFM as of September 24, 1995 and September 25, 1994, and for each of the fiscal years in the three-year period ended September 24, 1995, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and in the Registration Statement, and upon the authority of such firm as experts in accounting and auditing.

    The financial statements of Fresh Fields as of December 30, 1995 and December 31, 1994, and for each of the fiscal years ending December 30, 1995, December 31, 1994 and January 1, 1994 included herein, have been audited by Coopers & Lybrand L.L.P., independent certified public accountants, as stated in their report appearing herein.

                            SHAREHOLDERS' PROPOSALS

    Any proposals that shareholders of WFM desire to have presented at the 1997 annual meeting of shareholders must be received by WFM at its principal executive offices no later than October 1, 1996.

                         INDEX TO FINANCIAL STATEMENTS

Fresh Fields Markets, Inc.:
  Report of Independent Accountants..................................................        F-2
  Balance Sheets at December 30, 1995 and December 31, 1994..........................        F-3
  Statements of Operations for the fifty-two weeks ended December 30, 1995, December
   31, 1994 and January 1, 1994......................................................        F-4
  Statements of Shareholders' Equity for the fifty-two weeks ended December 30, 1995,
   December 31, 1994 and January 1, 1994.............................................        F-5
  Statements of Cash Flows for the fifty-two weeks ended December 30, 1995, December
   31, 1994 and January 1, 1994......................................................        F-6
  Notes to Financial Statements......................................................        F-7
  Unaudited Balance Sheet as of March 30, 1996.......................................       F-13
  Unaudited Income Statements for the thirteen weeks ended March 30, 1996 and April
   1, 1995...........................................................................       F-14
  Unaudited Cash Flow Statements for the thirteen weeks ended March 30, 1996 and
   April 1, 1995.....................................................................       F-15

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
Fresh Fields Markets, Inc.

    We have audited the accompanying balance sheets of Fresh Fields Markets, Inc. as of December 30, 1995 and December 31, 1994, and the related statements of operations, shareholders' equity, and cash flows for each of the fiscal years in the three-year period ended December 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fresh Fields Markets, Inc. as of December 30, 1995 and December 31, 1994, and the results of its operations and its cash flows for each of the fiscal years in the three-year period ended December 30, 1995 in conformity with generally accepted accounting principles.

                                                 Coopers & Lybrand L.L.P.

Rockville, Maryland
March 22, 1996 (except as to
 paragraph 2 of Note 3
 for which the date is
 July 2, 1996)

                           FRESH FIELDS MARKETS, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                                                  DECEMBER 30,     DECEMBER 31,
                                                                                      1995             1994
                                                                                 ---------------  ---------------
Current assets:
  Cash and cash equivalents....................................................  $     3,442,805  $    17,646,976
  Inventories..................................................................        7,580,349        5,345,311
  Other current assets.........................................................        1,109,486        1,159,900
                                                                                 ---------------  ---------------
    Total current assets.......................................................       12,132,640       24,152,187
Property and equipment, net....................................................       59,341,785       43,006,672
Other assets...................................................................        1,765,301        1,122,393
                                                                                 ---------------  ---------------
                                                                                 $    73,239,726  $    68,281,252
                                                                                 ---------------  ---------------
                                                                                 ---------------  ---------------
                                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses........................................  $    11,212,782  $     7,630,205
  Accrued compensation and benefits............................................        3,384,173        2,097,333
  Other current liabilities....................................................        2,426,357        1,282,140
                                                                                 ---------------  ---------------
    Total current liabilities..................................................       17,023,312       11,009,678
Deferred rent..................................................................        2,147,532        1,888,997
Long-term note payable.........................................................        5,000,000        --
Contingencies (note 10)
Shareholders' equity:
  Convertible preferred stock, $.01 par value; authorized, issued and outstanding 7,616,343 and 7,613,425 shares, respectively (liquidation
   preference of $81,876,568 at December 30, 1995).............................           76,164           76,134
  Common stock, $.01 par value; authorized 15,000,000 shares; issued and
   outstanding; 624,182 and 618,036 shares, respectively.......................            6,242            6,180
  Additional paid-in capital...................................................       83,693,136       83,565,183
  Accumulated deficit..........................................................      (34,706,660)     (28,264,920)
                                                                                 ---------------  ---------------
    Total shareholders' equity.................................................       49,068,882       55,382,577
                                                                                 ---------------  ---------------
                                                                                 $    73,239,726  $    68,281,252
                                                                                 ---------------  ---------------
                                                                                 ---------------  ---------------

   The accompanying notes are an integral part of these financial statements.

                           FRESH FIELDS MARKETS, INC.

                            STATEMENTS OF OPERATIONS


                                                                 FIFTY-TWO         FIFTY-TWO        FIFTY-THREE
                                                                WEEKS ENDED       WEEKS ENDED       WEEKS ENDED
                                                                DECEMBER 30,      DECEMBER 31,       JANUARY 1,
                                                                    1995              1994              1994
                                                              ----------------  ----------------  ----------------
Sales.......................................................  $    213,560,717  $    170,365,485  $    116,946,714
Cost of goods sold and occupancy costs......................       142,491,073       114,985,527        78,593,819
                                                              ----------------  ----------------  ----------------
  Gross profit..............................................        71,069,644        55,379,958        38,352,895
Operating expenses:
  Store expenses............................................        56,525,772        43,349,428        33,733,696
  General and administrative................................        11,773,171         9,176,356         7,536,036
  Preopening expenses.......................................         1,963,607         1,032,415         3,457,416
  Depreciation and amortization.............................         6,799,365         4,986,462         3,258,498
                                                              ----------------  ----------------  ----------------
                                                                    (5,992,271)       (3,164,703)       (9,632,751)
Loss on disposal of assets..................................           615,111         --                --
Store relocation and closing costs..........................         --                5,757,670         2,456,998
                                                              ----------------  ----------------  ----------------
  Operating loss............................................        (6,607,382)       (8,922,373)      (12,089,749)
Interest expense............................................           262,156             2,489         --
Interest income.............................................           427,798           258,460           464,439
                                                              ----------------  ----------------  ----------------
  Loss before income taxes..................................        (6,441,740)       (8,666,402)      (11,625,310)
Provision for state income taxes............................         --                --                  130,000
                                                              ----------------  ----------------  ----------------
  Net loss..................................................  $     (6,441,740) $     (8,666,402) $    (11,755,310)
                                                              ----------------  ----------------  ----------------
                                                              ----------------  ----------------  ----------------


   The accompanying notes are an integral part of these financial statements.

                           FRESH FIELDS MARKETS, INC.
                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                       CLASS D                CLASS C               CLASS B               CLASS A          COMMON
                                   PREFERRED STOCK        PREFERRED STOCK       PREFERRED STOCK       PREFERRED STOCK       STOCK
                                ----------------------  --------------------  --------------------  --------------------  ---------
                                 SHARES      AMOUNT      SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT     SHARES
                                ---------  -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Balance at December 26, 1992..                                                3,000,000     30,000  1,953,390     19,534    500,000
Issuance of 1,785,746 shares
 of Class C preferred stock,
 $14.00 per share, net of
 offering costs...............                          1,785,746     17,857
Fiscal 1993 net loss..........
                                ---------  -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Balance at January 1, 1994....                          1,785,746     17,857  3,000,000     30,000  1,953,390     19,534    500,000
Exercise of non-qualified
 stock options................                                                                                               93,750
Issuance of 24,286 shares of
 Common stock, $14.00 per
 share........................                                                                                               24,286
Issuance of 874,289 shares of
 Class D preferred stock,
 $17.50 per share, net of
 offering costs...............    874,289       8,743
Fiscal 1994 net loss..........
                                ---------  -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Balance at December 31, 1994..    874,289       8,743   1,785,746     17,857  3,000,000     30,000  1,953,390     19,534    618,036
Issuance of 2,918 shares of
 Class D preferred stock,
 $17.50 per share, net of
 offering costs...............      2,918          30
Exercise of incentive stock
 options......................                                                                                                  625
Issuance of 5,521 shares of
 restricted stock, $15.00 per
 share........................                                                                                                5,521
Fiscal 1995 net loss..........
                                ---------  -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Balance at December 30, 1995..    877,207   $   8,773   1,785,746  $  17,857  3,000,000  $  30,000  1,953,390  $  19,534    624,182
                                ---------  -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                ---------  -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------


                                             ADDITIONAL
                                               PAID-IN    ACCUMULATED
                                  AMOUNT       CAPITAL      DEFICIT        TOTAL
                                -----------  -----------  ------------  ------------
Balance at December 26, 1992..       5,000    43,481,285    (7,843,208)   35,692,611
Issuance of 1,785,746 shares
 of Class C preferred stock,
 $14.00 per share, net of
 offering costs...............                24,813,137                  24,830,994
Fiscal 1993 net loss..........                             (11,755,310)  (11,755,310)
                                -----------  -----------  ------------  ------------
Balance at January 1, 1994....       5,000    68,294,422   (19,598,518)   48,768,295
Exercise of non-qualified
 stock options................         937       139,688                     140,625
Issuance of 24,286 shares of
 Common stock, $14.00 per
 share........................         243       339,761                     340,004
Issuance of 874,289 shares of
 Class D preferred stock,
 $17.50 per share, net of
 offering costs...............                14,791,312                  14,800,055
Fiscal 1994 net loss..........                              (8,666,402)   (8,666,402)
                                -----------  -----------  ------------  ------------
Balance at December 31, 1994..       6,180    83,565,183   (28,264,920)   55,382,577
Issuance of 2,918 shares of
 Class D preferred stock,
 $17.50 per share, net of
 offering costs...............                    39,887                      39,917
Exercise of incentive stock
 options......................           6         5,306                       5,312
Issuance of 5,521 shares of
 restricted stock, $15.00 per
 share........................          56        82,760                      82,816
Fiscal 1995 net loss..........                              (6,441,740)   (6,441,740)
                                -----------  -----------  ------------  ------------
Balance at December 30, 1995..   $   6,242   $83,693,136  $(34,706,660) $ 49,068,882
                                -----------  -----------  ------------  ------------
                                -----------  -----------  ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                           FRESH FIELDS MARKETS, INC.
                            STATEMENTS OF CASH FLOWS

                                                                 FIFTY-TWO         FIFTY-TWO        FIFTY-THREE
                                                                WEEKS ENDED       WEEKS ENDED       WEEKS ENDED
                                                                DECEMBER 30,      DECEMBER 31,       JANUARY 1,
                                                                    1995              1994              1994
                                                              ----------------  ----------------  ----------------
Cash flows provided by (used in) operating activities:
  Net loss..................................................  $     (6,441,740) $     (8,666,402) $    (11,755,310)
  Adjustments for noncash items:
    Depreciation and amortization...........................         7,696,670         5,738,818         3,565,350
    Store relocation and closing costs......................         --                5,553,850         1,863,519
    Loss on disposal of assets..............................           615,111         --                --
    Deferred rent...........................................           258,535           158,784           515,785
                                                              ----------------  ----------------  ----------------
                                                                     2,128,576         2,785,050        (5,810,656)
Changes in operating assets and liabilities:
    Inventories.............................................        (2,235,038)       (1,608,685)       (2,278,675)
    Other current assets....................................            50,414         1,044,569        (1,944,934)
    Accounts payable and accrued expenses...................           872,709         3,090,356          (353,489)
    Accrued compensation and benefits.......................         1,286,840           449,079         1,126,908
    Other current liabilities...............................         1,174,191           144,746           291,142
                                                              ----------------  ----------------  ----------------
      Net cash provided by (used in) operating activities...         3,277,692         5,905,115        (8,969,704)
Cash flows used in investing activities:
  Capital expenditures......................................       (23,247,593)      (14,640,691)      (27,345,919)
  Increase in other assets..................................          (181,647)         (478,980)         (114,625)
  Proceeds on disposal of equipment.........................            31,000         --                --
                                                              ----------------  ----------------  ----------------
      Net cash used in investing activities.................       (23,398,240)      (15,119,671)      (27,460,544)
  Cash flows provided by financing activities:
    Proceeds from issuance of stock.........................           122,733        15,280,684        24,830,994
  Book overdraft............................................         1,378,878         --                --
  Proceeds from issuance of long-term debt..................         5,000,000         --                --
  Debt issuance costs.......................................          (590,546)        --                --
  Proceeds from exercise of options.........................             5,312         --                --
                                                              ----------------  ----------------  ----------------
                                                                     5,916,377        15,280,684        24,830,994
Net increase (decrease) in cash and cash equivalents........       (14,204,171)        6,066,128       (11,599,254)
Cash and cash equivalents:
  Beginning of year.........................................        17,646,976        11,580,848        23,180,102
                                                              ----------------  ----------------  ----------------
  End of year...............................................  $      3,442,805  $     17,646,976  $     11,580,848
                                                              ----------------  ----------------  ----------------
                                                              ----------------  ----------------  ----------------
Supplemental cash flow information:
  Interest paid.............................................           131,997         --                --
  State income taxes paid...................................  $      --                   56,500         --
                                                              ----------------  ----------------  ----------------
                                                              ----------------  ----------------  ----------------

   The accompanying notes are an integral part of these financial statements.

                           FRESH FIELDS MARKETS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    Fresh Fields Markets, Inc. (the "Company") is a specialty retail grocery chain operating stores in the Washington, D.C., Chicago, Philadelphia, and New York markets. The financial statements for fiscal 1993 include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated. The subsidiaries were liquidated at the beginning of fiscal 1994.

FISCAL YEAR

    The fiscal years ended December 30, 1995 ("1995"), December 31, 1994 ("1994") and January 1, 1994 ("1993") include 52, 52 and 53 weeks, respectively.

CASH AND CASH EQUIVALENTS

    The Company has invested the majority of its excess cash in a money market fund, which invests primarily in securities of the U.S. Government and high-grade commercial paper. The fund was paying interest at 4.8% in December 1995. The Company considers these highly liquid investments having maturities of three months or less at the time of purchase to be cash equivalents. The fund manager is affiliated with a major shareholder of the Company.

INVENTORIES

    Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Computer equipment and software......  5 years
Store equipment and fixtures.........  7 years
Leasehold improvements...............  Lesser of its useful life or the life of the lease

OTHER ASSETS

    Other assets consist of deposits, organization costs and financing fees and expenses related to the credit agreement. Organization costs are being amortized over five years and financing fees are being amortized over the life of the Credit Agreement. At December 30, 1995, there is $592,000 of unamortized financing and organization costs.

PREOPENING EXPENSES

    Preopening expenses, consisting of advertising, payroll and other direct costs, are expensed as incurred.

INCOME TAXES

    Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

RECLASSIFICATIONS

    Certain amounts in the fiscal 1994 and 1993 financial statements were reclassified to conform to the fiscal 1995 presentation.

                           FRESH FIELDS MARKETS, INC.

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
ACCOUNTING ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from these estimates.

2.  PROPERTY AND EQUIPMENT

                                                                                   DECEMBER 30,     DECEMBER 31,
                                                                                       1995             1994
                                                                                  ---------------  --------------
Leasehold improvements..........................................................  $    43,817,483  $   28,731,440
Fixtures and equipment..........................................................       31,411,155      23,041,569
                                                                                  ---------------  --------------
                                                                                       75,228,638      51,773,009
Accumulated depreciation and amortization.......................................      (15,886,853)     (8,766,337)
                                                                                  ---------------  --------------
                                                                                  $    59,341,785  $   43,006,672
                                                                                  ---------------  --------------
                                                                                  ---------------  --------------

    Amounts due for capital expenditures of $1,673,000 and $1,016,000 in 1995 and 1994, respectively, are included in accounts payable. The Company has construction commitments of $4.97 million at December 30, 1995.

3.  CREDIT AGREEMENT
    In July 1995, the Company entered into a Credit Agreement with several banks providing for direct borrowings and the issuance of standby letters of credit. Borrowings under the Credit Agreement bear interest at either LIBOR plus 2.0% or Prime plus 0.5% at Company's option, and are collateralized by the real, personal and intangible property of the Company. The long term note payable of $5.0 million at December 31, 1995 represents borrowings under the Credit Agreement.

    The Credit Agreement contains affirmative covenants including maintaining certain financial ratios. The Company was not in compliance with several financial ratios at the end of the year. The banks agreed to "forbear" from exercising their collection rights under the Credit Agreement until November 30, 1996 depending on, among other things, borrowing levels, in exchange for affiliates of two shareholders, Goldman, Sachs & Co. and The Carlyle Group ("Two Shareholders") entering into a credit support agreement ("Agreement"). The Agreement, executed January 12, 1996, provides for shareholders to purchase up to $10.0 million in Class E Preferred stock from the Company, the proceeds of which can be solely used to repay debt from the banks.

    The Class E Preferred Stock, to the extent it is issued, is non-convertible having a liquidation value of $25 per share and is senior to all other preferred and common shares. The shares pay monthly dividends of 12.0% annually, increasing by 1.0 percentage points each quarter to a maximum of 16.0% per annum. No dividends can be paid nor can any preferred stock be redeemed until the Company has repaid all amounts due under the Credit Agreement.

    In consideration for entering into the Agreement, the Two Shareholders received 28,572 warrants ("Commitment Warrants") to purchase Class D Preferred Stock at $17.50 per share. The Commitment Warrants are exercisable upon the sale, merger or liquidation of the Company. At the time the Commitment Warrants are exercisable, the Company will pay the two shareholders an amount equal to the total exercise price of the Commitment Warrants, which totals $500,010. Upon

                           FRESH FIELDS MARKETS, INC.

3.  CREDIT AGREEMENT (CONTINUED)
the purchase of any Class E Preferred Stock, the Two Shareholders will receive an additional 28,572 Class D warrants ("Additional Commitment Warrants"), having the same terms as the Commitment Warrants, i.e., a minimum value of $500,010 under various circumstances described above.

    The offering size of the Class E Preferred Stock will be the lesser of $10.0 million or the amount of bank debt then outstanding. At funding, the Two Shareholders will receive a further number of warrants equal to dividing the actual proceeds from the Class E Preferred offering by $10.0 million times 28,572, i.e., assuming the Class E Preferred offering totals $10.0 million these warrants will have a minimum value of $500,010 under various circumstances.

    If and when the Class E Preferred Stock are offered, all shareholders may purchase the Shares, however, the Two Shareholders are obligated to purchase any unfunded portion of the Class E Preferred offering. There are up to 122,857 Warrants ("Funding Warrants") on Class D Preferred Stock to be issued to shareholders purchasing Class E Preferred Stock. These Funding Warrants have the same terms as the Commitment Warrants, i.e., assuming the Class E Preferred offering totals $10.0 million, these warrants will have a minimum value of $2,150,000 under various circumstances described above. If the proceeds are less than $10.0 million the number of Funding Warrants will be proportionally reduced. The number of Funding Warrants a shareholder will receive is equal to 122,857 times the ratio of their total purchase price for Class E Preferred Shares divided by $10.0 million.

    The availability under the Credit Agreement was $8.3 million as of January 12, 1996. Several banks have issued letters of credit totaling $720,000 on behalf of the Company. The letters of credit expire between November 30, 1996 and January 19, 1997 and are for the benefit of an insurance company in support of the Company's workers' compensation program.

4.  PREFERRED STOCK

                                                                             DECEMBER 30,  DECEMBER 31,
                                                                                 1995          1994
                                                                             ------------  ------------
Class D, $.01 par value; 1,085,780 and 874,289 shares authorized, respectively; 877,207 and 874,289 shares issued and outstanding,
 respectively (liquidation preference of $17.50 per share).................   $    8,773    $    8,743

Class C, $.01 par value; authorized, issued and outstanding 1,785,746
 shares (liquidation preference of $14.00 per shares)......................       17,857        17,857

Class B, $.01 par value; authorized, issued and outstanding 3,000,000
 shares (liquidation preference of $10.00 per share).......................       30,000        30,000

Class A, $.01 par value; authorized issued and outstanding 1,953,390 shares
 (liquidation preference of $5.90 per share)...............................       19,534        19,534
                                                                             ------------  ------------

                                                                              $   76,164    $   76,134
                                                                             ------------  ------------
                                                                             ------------  ------------

    In December 1994, the Company completed a private placement stock offering of 428,573 units consisting of Class D convertible Preferred Stock and Common Stock Warrants. Each unit consisted of (a) two shares of Class D Preferred Stock, $.01 par value, (b) a warrant to purchase one share of the Company's Common Stock for $17.50, (subject to antidilution adjustments) at any time until December 31, 1996 and (c) a warrant to purchase one share of Common Stock for $21.00, (subject to antidilution adjustments) at any time until December 31, 1996. The Company received $14,800,055 in

                           FRESH FIELDS MARKETS, INC.

4.  PREFERRED STOCK (CONTINUED)
proceeds, net of cash offering expenses of $200,000. None of the proceeds were allocated to the warrants. In connection with the stock offering, the Company also issued, at a discount of $300,003, 17,143 shares of Class D Preferred Stock without warrants pursuant to a stand by commitment received from one of its shareholders.

    Each share of preferred stock is convertible, at the holder's option, into one share of common stock, and is entitled to vote together as a single class. The Class D shares have a liquidation preference over the Class C shares, which have a liquidation preference over the Class B shares, which have a liquidation preference over the Class A shares. Preferred shareholders are entitled to receive cash dividends per share equal to the cash dividends per share declared and payable to common shareholders. The Company may elect to have all preferred shares converted into common stock upon the closing of a public offering of at least $25 million. At December 30, 1995, December 31, 1994 and January 1, 1994, 7,616,343, 7,613,425 and 6,739,136 shares, respectively, of common stock were reserved for conversion of preferred stock.

5.  STOCK OPTIONS
    The Company has adopted Stock Option Plans (the "Plans") providing for the grant of options to purchase an aggregate of 3.1 million shares of the Company's common stock. The Plans cover certain key employees and directors. The purchase price for options granted is determined by the Plans' committee. The grant price for incentive stock options is not less than the fair market value of the common stock on the date of grant. Generally, options granted under the Plans become exercisable on a cumulative basis at 25% per year beginning two years after the date of grant. The activity under the Plans is as follows:

                                                                    NON-QUALIFIED STOCK
                                         INCENTIVE STOCK OPTIONS          OPTIONS                   TOTAL
                                         -----------------------  -----------------------  -----------------------
                                         NUMBER OF  OPTION PRICE  NUMBER OF  OPTION PRICE  NUMBER OF  OPTION PRICE
                                          SHARES     PER SHARE     SHARES     PER SHARE     SHARES     PER SHARE
                                         ---------  ------------  ---------  ------------  ---------  ------------
Balance at December 26, 1992...........    436,250      .50-8.50     93,750          1.50    530,000      .50-8.50
Granted................................    243,500    8.50-12.50                             243,500    8.50-12.50
Exercised..............................
Canceled...............................    (81,000)   8.50-12.50     --                      (81,000)   8.50-12.50
                                         ---------                ---------                ---------
Balance at January 1, 1994.............    598,750     .50-12.50     93,750          1.50    692,500     .50-12.50
Granted................................    161,400   12.50-15.00    608,610   14.00-15.00    770,010   12.50-15.00
Exercised..............................                             (93,750)         1.50    (93,750)         1.50
Canceled...............................    (96,950)   8.50-14.00     --                      (96,950)   8.50-14.00
                                         ---------                ---------                ---------
Balance at December 31, 1994...........    663,200     .50-15.00    608,610   14.00-15.00  1,271,810     .50-15.00
Granted................................    127,898   14.00-15.00     89,603     .50-15.00    217,501   14.00-15.00
Exercised..............................       (625)         8.50     --                         (625)         8.50
Canceled...............................    (47,688)   8.50-15.00    (23,393)    .50-15.00    (71,081)    .50-15.00
                                         ---------                ---------                ---------
Balance at December 30, 1995...........    742,785  $  .50-15.00    674,820  $  .50-15.00  1,417,605  $  .50-15.00
                                         ---------                ---------                ---------
                                         ---------                ---------                ---------

    There were 1,682,395 options available for future grants as of December 30, 1995.

                           FRESH FIELDS MARKETS, INC.

6.  INCOME TAXES

    The tax effects of the temporary differences between income for financial reporting and tax purposes giving rise to the Company's deferred tax asset and liability are as follows:

                                                                        DECEMBER 30,     DECEMBER 31,
                                                                            1995             1994
                                                                       ---------------  ---------------
Deferred tax asset:
  Net operating loss carryforwards...................................  $    11,060,000  $     8,569,000
  Store closing costs................................................        1,091,000        1,072,000
  Capitalized startup costs..........................................          148,000          122,000
  Deferred rent......................................................          255,000          348,000
  Accrued liabilities................................................          771,000          458,000
  Other..............................................................          127,000          201,000
  Valuation allowance................................................      (12,460,000)     (10,138,000)
                                                                       ---------------  ---------------
                                                                               992,000          632,000
Deferred tax liability:
  Depreciation and amortization......................................         (992,000)        (632,000)
                                                                       ---------------  ---------------
Net deferred tax asset...............................................  $     --         $     --
                                                                       ---------------  ---------------
                                                                       ---------------  ---------------

    The Company has provided a full valuation allowance for the deferred tax asset. As of December 30, 1995, the Company has the following tax net operating loss carryforwards available:

EXPIRATION
- ------------------------------------------------------------------------------
2006..........................................................................  $    1,208,000
2007..........................................................................       3,702,000
2008..........................................................................      10,784,000
2009..........................................................................       8,678,000
2010..........................................................................       4,734,000
                                                                                --------------
Total.........................................................................  $   29,106,000
                                                                                --------------
                                                                                --------------

    Utilization of these net operating loss carryforwards in any one year may be limited as a result of certain changes in ownership of the Company.

    The provision for state income taxes of $130,000 for fiscal 1993 arises from
taxable   income  reported   in  the  Company's   Maryland  subsidiaries.  These
subsidiaries were liquidated at the beginning of fiscal 1994.

7.  LEASES
    The Company leases its stores, offices, warehouse, and kitchen facilities under operating leases. The store lease agreements provide for initial lease terms ranging between seven and 20 years. Certain leases provide for future rent increases. The Company recognizes rent expense on a straight-line basis and any differences between the scheduled payments and expense recognized are reflected in deferred rent. The Company pays all taxes, utilities, and insurance costs related to the properties.

                           FRESH FIELDS MARKETS, INC.

7.  LEASES (CONTINUED)
    Future minimum payments under noncancelable operating leases with initial terms of one year or more are as follows:

1996.........................................................  $   8,818,000
1997.........................................................      9,701,000
1998.........................................................     10,496,000
1999.........................................................     10,824,000
2000.........................................................     11,046,000
Thereafter...................................................     97,483,000
                                                               -------------
  Total......................................................  $ 148,368,000
                                                               -------------
                                                               -------------

    Rent expense was approximately $6,807,000, $5,191,000 and $3,478,000 in fiscal 1995, 1994 and 1993, respectively.

8.  RELATED PARTY TRANSACTIONS
    The Company has paid fees to a firm affiliated with a shareholder for consulting and training services, and electrical contracting services totaling $177,000, $40,000 and $139,000, for fiscal 1995, 1994 and 1993, respectively.

9.  EMPLOYEE BENEFIT PLAN
    In 1992, the Company established a defined contribution 401(k) plan. Employees with a minimum of six months of service and 21 years of age are eligible to participate and may contribute up to 15% of base compensation, with the Company matching 25% of the first 4% of employee contributions. The Company contribution and administrative expenses totalled approximately $137,000, $98,000 and $42,000 for fiscal 1995, 1994 and 1993, respectively.

10. CONTINGENCIES
    The Company is a party to certain legal proceedings arising in the ordinary course of business. Management believes that any damages arising from these proceedings will not be material to the financial position of the Company. A landlord has filed a lawsuit for $3.5 million under a lease agreement for a store that is scheduled to be closed in the first half of 1996. The landlord alleges that the Company breached the lease "by abandoning the premises" once the operations of the store were reduced due to the shopping center's poor business climate. While the Company believes it has meritorious defenses against the suit, the ultimate resolution of the matter is uncertain.

11. STORE RELOCATION AND CLOSING COSTS
    The store relocation and closing costs for 1994 represent the cost associated with relocating the Rockville, Maryland store and costs associated with the planned closing of the Fairfax, Virginia store. Relocation and closing costs consist of the remaining investment in property and equipment, net of expected salvage and the present value of the estimated remaining lease liability. Sales for 1995 and 1994 for the Fairfax store totalled $4,937,000 and $6,340,000, respectively.

                           FRESH FIELDS MARKETS, INC.

                                 BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                     ASSETS

                                                                                         MARCH 30,   DECEMBER 31,
                                                                                            1996         1995
                                                                                         ----------  ------------
Current assets:
  Cash and cash equivalents............................................................  $    3,730   $    3,443
  Inventories..........................................................................       7,868        7,580
  Other current assets.................................................................       1,093        1,109
                                                                                         ----------  ------------
    Total current assets...............................................................      12,691       12,132
Property and equipment, net............................................................      57,909       59,342
Deposits and other assets..............................................................       1,958        1,765
                                                                                         ----------  ------------
                                                                                         $   72,558   $   73,239
                                                                                         ----------  ------------
                                                                                         ----------  ------------

                                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses................................................  $    6,518   $   11,213
  Accrued compensation and benefits....................................................       4,089        3,384
  Other current liabilities............................................................       2,529        2,427
                                                                                         ----------  ------------
    Total current liabilities..........................................................      13,136       17,024
Long term note payable.................................................................       7,000        5,000
Deferred rent..........................................................................       2,440        2,147
Shareholders' equity:
  Warrants.............................................................................         500       --
  Preferred stock......................................................................          76           76
  Common stock.........................................................................           6            6
  Additional paid-in capital...........................................................      83,693       83,693
  Accumulated deficit..................................................................     (34,293)     (34,707)
                                                                                         ----------  ------------
    Total shareholders' equity.........................................................      49,982       49,066
                                                                                         ----------  ------------
                                                                                         $   72,556   $   73,239
                                                                                         ----------  ------------
                                                                                         ----------  ------------

                           FRESH FIELDS MARKETS, INC.

                               INCOME STATEMENTS

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                            THIRTEEN WEEKS ENDED
                                                                           ----------------------
                                                                            MARCH 30,   APRIL 1,
                                                                              1996        1995
                                                                           -----------  ---------
Sales....................................................................   $  63,766   $  47,811
Cost of goods sold and occupancy costs...................................      42,740      31,294
                                                                           -----------  ---------
  Gross profit...........................................................      21,026      16,517
Operating expenses:
  Store expenses.........................................................      15,301      11,767
  General and administrative.............................................       2,325       2,544
  Preopening expenses....................................................         310         438
  Depreciation and amortization..........................................       2,084       1,436
                                                                           -----------  ---------
    Operating income (loss)..............................................       1,026         332
Interest income (expense)................................................        (201)        212
Financing fees...........................................................        (412)     --
                                                                           -----------  ---------
  Income (loss) before income tax........................................         413         544
Income taxes, net of NOL benefit.........................................      --          --
                                                                           -----------  ---------
  Net income (loss)......................................................   $     413   $     544
                                                                           -----------  ---------
                                                                           -----------  ---------

Ratio of sales:
  Cost of sales and occupancy............................................        67.0%       65.5%
  Store expenses.........................................................        24.0%       24.6%
  General and administrative.............................................         3.6%        5.3%
  Preopening Expenses....................................................         0.5%        0.9%
  Depreciation and amortization..........................................         3.2%        3.0%
Number of stores opened in the period....................................           2           1

                           FRESH FIELDS MARKETS, INC.

                            STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                            THIRTEEN WEEKS ENDED
                                                                           ----------------------
                                                                            MARCH 30,   APRIL 1,
                                                                              1996        1995
                                                                           -----------  ---------
Cash flows provided by (used in) operating activities:
  Net income (loss)......................................................   $     413   $     544
  Adjustment for noncash items:
    Depreciation and amortization........................................       2,587       1,630
    Deferred rent........................................................         293         (97)
                                                                           -----------  ---------
                                                                                3,293       2,077
  Changes in operating assets and liabilities:
    Inventories..........................................................        (288)       (144)
    Other current assets.................................................          16          12
    Accounts payable and accrued expenses................................      (4,695)     (2,089)
    Accrued compensation and benefits....................................         705       1,177
    Other current liabilities............................................         102         633
                                                                           -----------  ---------
      Net cash provided by operating activities..........................        (867)      1,866
Cash flows from (used in)investing activities:
  Purchase of property, fixtures & equipment.............................        (844)     (3,362)
  Other assets...........................................................        (502)        (91)
                                                                           -----------  ---------
                                                                               (1,346)     (3,453)
Cash flows provided by financing activities:
  Proceeds form issuance of long-term debt...............................       2,000      --
  Proceeds from Class D Warrants.........................................         500      --
                                                                           -----------  ---------
                                                                                2,500
Net decrease in cash and cash equivalents................................         287      (1,787)
Cash and cash equivalents:
  Beginning of period....................................................       3,443      17,647
                                                                           -----------  ---------
  End of period..........................................................   $   3,730   $  15,860
                                                                           -----------  ---------
                                                                           -----------  ---------

                                                                      APPENDIX A


                   AGREEMENT AND PLAN OF MERGER, AS AMENDED,


                                     AMONG

                            WHOLE FOODS MARKET, INC.
                             (A TEXAS CORPORATION)

                     WHOLE FOODS MARKET MID-ATLANTIC, INC.
                            (A DELAWARE CORPORATION)

                                      AND


                           FRESH FIELDS MARKETS, INC.
                            (A DELAWARE CORPORATION)
                           DATED AS OF JUNE 17, 1996

    This Agreement and Plan of Merger (the "Agreement"), as amended, is made as of the 17th day of June, 1996, among Whole Foods Market, Inc., a Texas corporation ("WFM"); Whole Foods Market Mid-Atlantic, Inc., a Delaware corporation (the "Merger Corp."), which is wholly owned, directly or indirectly, by WFM; and Fresh Fields Markets, Inc., a Delaware corporation ("Fresh Fields").


    In consideration of the mutual covenants and agreements contained herein, the parties hereto covenant and agree as follows:

                                   ARTICLE 1.

                                   THE MERGER

    1.1. MERGER. Upon the terms and conditions set forth in this Agreement, and in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"), at the Effective Date (as hereinafter defined), Merger Corp. shall be merged (the "Merger") with and into Fresh Fields, and Fresh Fields shall be the surviving corporation (the "Surviving Corporation") and as such shall continue to be governed by the laws of the State of Delaware. The Merger shall have the effects set forth in Section 259 of the DGCL.

    1.2. CONTINUING OF CORPORATE EXISTENCE. Except as may otherwise be set forth herein, the corporate existence and identity of Fresh Fields, with all its purposes, powers, franchises, privileges, rights and immunities, shall continue unaffected and unimpaired by the Merger, and the corporate existence and identity of Merger Corp., with all its purposes, powers, franchises, privileges, rights and immunities, at the Effective Date shall be merged with and into that of Fresh Fields, and the Surviving Corporation shall be vested fully therewith and the separate corporate existence and identity of Merger Corp. shall thereafter cease except to the extent continued by statute.

    1.3. EFFECTIVE DATE. The Merger shall become effective on the day on which the certificate of merger (the "Certificate of Merger") is issued (the "Effective Date") by the Secretary of State of the State of Delaware upon filing on the Closing Date (as defined herein) of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to Section 103 of the DGCL.

    1.4.  CORPORATE GOVERNANCE.

        (a) The Certificate of Incorporation of Merger Corp., as in effect on the Effective Date, shall continue in full force and effect and shall be the Certificate of Incorporation of the Surviving Corporation, and the name of the Surviving Corporation shall be "Whole Foods Market Mid-Atlantic, Inc."

        (b) The Bylaws of Merger Corp., as in effect as of the Effective Date, shall continue in full force and effect and shall be the Bylaws of the Surviving Corporation.

        (c) The members of the Board of Directors of the Surviving Corporation and the officers of the Surviving Corporation shall be the persons holding such offices in Merger Corp. as of the Effective Date.

    1.5. RIGHTS AND LIABILITIES OF THE SURVIVING CORPORATION. The Surviving Corporation shall have the following rights and obligations:

        (a) The Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the laws of the State of Delaware.

        (b) The Surviving Corporation shall possess all of the rights, privileges immunities and franchises, of either a public or private nature, of Fresh Fields and Merger Corp. and all property, real, personal and mixed, and all debts due on whatever account, including subscription to shares, and all other choses in action, and every other interest of or belonging or due to Fresh Fields and Merger Corp. shall be taken and deemed to be transferred or invested in the Surviving Corporation without further act or deed.

        (c) At the Effective Date, the Surviving Corporation shall thenceforth be responsible and liable for all liabilities and obligations of Fresh Fields and Merger Corp. (including, but not limited to, the liabilities and obligations set forth in Sections 5.9, 5.11 and 5.12) and any claim existing or action or proceeding pending by or against Merger Corp. or Fresh Fields may be prosecuted against the Surviving Corporation as if the Merger had not occurred, or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of Merger Corp. or Fresh Fields shall be impaired by the Merger.

    1.6. CLOSING. Consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of WFM in Austin, Texas, commencing at 10:00 a.m., local time, on the date (i) on which the meeting of WFM's shareholders described in Sections 5.8 occurs or (ii) as soon as possible thereafter when each of the other conditions set forth in Articles 6 and 7 have been satisfied or waived, and shall proceed promptly to conclusion, or at such other place, time and date as shall be fixed by mutual agreement between WFM and Fresh Fields. The day on which the Closing shall occur is referred to herein as the "Closing Date." Each party will cause to be prepared, executed and delivered the Certificate of Merger to be filed with the Secretary of State of Delaware and all other appropriate and customary documents as any party or its counsel may reasonably request for the purpose of consummating the transactions contemplated by this Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

    1.7. TAX CONSEQUENCES. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

    1.8. POOLING OF INTERESTS. It is the intention of the parties hereto that the Merger will be treated for financial reporting purposes as a pooling of interests.

                                   ARTICLE 2.

                              CONVERSION OF SHARES

    2.1. CONVERSION OF FRESH FIELDS CAPITAL STOCK. The manner and basis of converting shares of the capital stock of Fresh Fields (the "Fresh Fields Capital Stock") into shares of Common Stock, no par value, of WFM ("WFM Common Stock"), shall be as follows:


        (a) The outstanding shares of Fresh Fields common stock, par value $.01 (the "Fresh Fields Common Stock"), the outstanding shares of Fresh Fields Class A preferred stock, par value $.01 (the "Fresh Fields Class A Preferred"), the outstanding shares of Fresh Fields Class B preferred stock, par value $.01 (the "Fresh Fields Class B Preferred"), the outstanding shares of Fresh Fields Class C preferred stock, par value $.01 (the "Fresh Fields Class C Preferred"), the outstanding shares of Fresh Fields Class D preferred stock, par value $.01 (the "Fresh Fields Class D Preferred"), the options to acquire shares of Fresh Fields Common Stock (the "Fresh Fields Options") which are Included In-the-Money Fresh Fields Options (as defined below), and the warrants to acquire shares of Fresh Fields Class D Preferred (the "Fresh Fields Class D Warrants") (all as more fully described in
    Section 3.7 hereof) shall at the Effective Date, by virtue of the Merger and without any action on the part of the holders thereof, be converted into such number of shares (the "WFM Merger Shares") of WFM Common Stock as is equal to (i) the sum of $134.5 million, less an adjustment to take into account any dissenting Fresh Fields shareholders, plus (A) the aggregate exercise price of the Included In-the-Money Fresh Fields Options minus (B) the Agreed Value of the Included Out-of-the-Money Fresh Fields Options, divided by (ii) the "Determination Price" (as defined herein).

        (b) For the purposes of this Agreement, the terms below shall have the following meanings:

       "Average WFM Share Price" means the average per share closing price of WFM Common Stock as reported on the NASDAQ National Market System ("NMS") over the twenty trading days immediately preceding the Effective Date.

       "Determination Price" means the Average WFM Share Price; provided, however, that if the Average WFM Share Price is greater than $28.00, the Determination Price shall be $28.00, and if the Average WFM Share Price is less than $24.00, the Determination Price shall be $24.00.

       "Fresh Fields Common Stock Equivalents" means the number of shares of Fresh Fields Common Stock, Fresh Fields Class A Preferred, Fresh Fields Class B Preferred and Fresh Fields Class C Preferred outstanding on the Effective Date, and the number of shares of Fresh Fields Common Stock subject to Included In-the-Money Fresh Fields Options; provided, however, that the Fresh Fields Common Stock Equivalents shall be recomputed in accordance with subsection (c)(v) below in the event any of the circumstances set forth therein shall occur.

       "Included Fresh Fields Options" means Fresh Fields Options that are exercisable by their terms on the Effective Date. For purposes of this definition, Included Fresh Fields Options shall also include the total options held by the persons listed on Schedule 2.1 of the Fresh Fields Disclosure Schedule.

       "Included In-the-Money Fresh Fields Options means Included Fresh Fields Options that have an exercise price less than or equal to the Fresh Fields Common Stock Merger Price.

       "Included Out-of-the-Money Fresh Fields Options" means Included Fresh Fields Options that have an exercise price greater than the Fresh Fields Common Stock Merger Price.

       "Agreed Value of Included Out-of-the-Money Fresh Fields Options" shall be the fair market value of the Included Out-of-the-Money Fresh Fields Options as agreed upon by Fresh Fields and WFM after consultation with their financial advisors in accordance with such traditional option valuation methodologies as they select; provided, however, that the Agreed Value of Included Out-of-the-Money Options shall not be greater than the number that is the result of (i) the number of shares of Fresh Fields Common Stock covered by such options times (ii) the sum of the difference, for each such option, between (A) the exercise price of such option and (B) the Fresh Fields Common Stock Merger Price. If Fresh Fields and WFM do not mutually agree on an Agreed Value of Included Out-of-the-Money Fresh Fields Options, each party's financial advisors to this transaction (Goldman, Sachs & Co. and Robertson Stephens & Company) shall select a third investment banker which, within 15 days of the date of selection, shall determine the Agreed Value of Included Out-of-the-Money Fresh Fields Options and notify Fresh Fields and WFM of such conclusive determination (subject to the terms of this definition, including without limitation the proviso hereof).

       "WFM Merger Shares Available to Fresh Fields Common Stock Equivalents" means the total number of WFM Merger Shares minus the number of WFM Merger Shares allocable to the outstanding Fresh Fields Series D Preferred and the Fresh Fields Series D Warrants, as determined in accordance with subsection (c)(i) below; provided, however, that the Shares Available to Fresh Fields Common Stock Equivalents shall be recomputed in accordance with subsection (c)(v) below in the event any of the circumstances set forth therein shall occur.

       "Exchange Ratio" means the quotient of WFM Merger Shares Available to Fresh Fields Common Stock Equivalents divided by the number of Fresh Fields Common Stock Equivalents; provided, however, that the Exchange Ratio shall be recomputed in accordance with subsection (c)(v) below in the event any of the circumstances set forth therein shall occur.

       "Fresh Fields Common Stock Merger Price" means the product of the Exchange Ratio multiplied by the Average WFM Share Price; provided, however, that the Fresh Fields Common Stock Merger Price shall be recomputed in accordance with subsection (c)(v) below in the event any of the circumstances set forth therein shall occur.

       "Excluded Fresh Fields Options" means all Fresh Fields Options other than the Included Fresh Fields Options outstanding on the Effective Date.

       "Fresh Fields Common Stock Warrants" means all warrants to acquire Fresh Fields Common Stock outstanding on the Effective Date.

        (c) The WFM Merger Shares shall be allocated among the shares of Fresh Fields Common Stock, Fresh Fields Class A Preferred, Fresh Fields Class B Preferred, Fresh Fields Class C Preferred and Fresh Fields Class D Preferred and the Fresh Fields Class D Warrants outstanding on the Effective Date and Included In-the-Money Fresh Fields Options, and such shares and options shall be converted into WFM Merger Shares or the right to acquire WFM Merger Shares, on the basis set forth below. The Excluded Fresh Fields Options and Fresh Fields Common Stock Warrants shall be converted into options or warrants to acquire shares of WFM Common Stock on the basis set forth below.

           (i) Each outstanding share of Fresh Fields Class D Preferred and each Fresh Fields Class D Warrant shall be converted into a number of shares of WFM Common Stock equal to $17.50 divided by the Determination Price.

           (ii) Each outstanding share of Fresh Fields Common Stock, Fresh Fields Class A Preferred, Fresh Fields Class B Preferred and Fresh Fields Class C Preferred shall be converted into a number of shares of WFM Common Stock equal to one multiplied by the Exchange Ratio.

           (iii) Each Included In-the-Money Fresh Fields Option shall be converted into a number of options or warrants to purchase WFM Common Stock equal to one multiplied by the Exchange Ratio. The per share exercise price of each Included In-the-Money Option shall be adjusted to equal the quotient of the per share exercise price divided by the Exchange Ratio. WFM shall allocate and reserve a sufficient number of the WFM Merger Shares to permit the exercise of such Included In-the-Money Fresh Fields Options.


           (iv) Each  Included Out-of-the-Money  Fresh Fields  Option,  Excluded
       Fresh Fields Option and Fresh Fields Common Stock Warrant shall be converted into a number of options or warrants of WFM Common Stock equal to one multiplied by the Exchange Ratio. The per share exercise price of such option or warrant shall be adjusted to equal the exercise price of such option or warrant divided by the Exchange Ratio. WFM shall reserve a sufficient number of shares of WFM Common Stock to permit the exercise of such converted options and warrants.


           (v) The foregoing allocations and conversions are subject to the following exceptions:

            (A) If the Exchange Ratio multiplied by the Average WFM Share  Price is greater than $17.50, then the allocation required by subsection (c)(i) alone shall not be made, the number of shares of Fresh Fields Class D Preferred and the Fresh Fields Class D Warrants outstanding on the Effective Date shall be treated as Fresh Fields Common Stock Equivalents, the WFM Merger Shares Available to Common Stock Equivalents, Exchange Ratio and Fresh Fields Common Stock Merger Price shall be recomputed on this basis, and each share of Fresh Fields Class D Preferred and the Fresh Fields Class D warrants outstanding on the Effective Date shall be converted into a number of WFM Merger Shares equal to the product of one multiplied by the Exchange Ratio.

            (B) If  the Exchange Ratio multiplied by the Average WFM Share Price is less than $14.00, the number of shares of Class C Preferred outstanding on the Effective Date shall be converted into a number of WFM Merger Shares equal to $14.00 divided by the Determination Price. The Fresh Fields Common Stock Equivalents, the WFM Merger Shares Available to Fresh Fields Common Stock Equivalents, the Exchange Ratio and Fresh Fields Common Stock Merger Price shall be recomputed by excluding the number of shares of Fresh Fields Class C Preferred outstanding on the Effective Date from the Fresh Fields Common Stock Equivalents.

            (C) If the Exchange Ratio multiplied by the Average WFM Share  Price is less than $10.00, then each share of Fresh Fields Class B Preferred outstanding on the Effective Date shall be converted into a number of WFM Merger Shares equal to $10.00 divided by the Determination Price. The Fresh Fields Common Stock Equivalents, the WFM Merger Shares Available to Fresh Fields Common Stock Equivalents, the Exchange Ratio and Fresh Fields Common Stock Merger Price shall be recomputed by excluding the number of shares of Fresh Fields Class B Preferred outstanding on the Effective Date from the Fresh Fields Common Stock Equivalents.

            (D) If the Exchange Ratio multiplied by the Average WFM Share  Price is less than $5.90, then each share of Fresh Fields Class A Preferred shall be converted into a number of WFM Merger Shares equal to $5.90 divided by the Determination Price. The Fresh Fields Common Stock Equivalents, the WFM Merger Shares Available to Fresh Fields Common Stock Equivalents, the Exchange Ratio and Fresh Fields Merger Share Price shall be recomputed by excluding the number of shares of Fresh Fields Class A Preferred outstanding on the Effective Date from the Fresh Fields Common Stock Equivalents.

        (d) The adjustment to the exercise price of any Included Fresh Fields Option, Excluded Fresh Fields Option or Fresh Fields Common Stock Warrant made pursuant to subsection (c) above shall be rounded to next whole cent. The assumption by WFM of the Included Fresh Fields Options, Excluded Fresh Fields Options and the Fresh Fields Common Stock Warrants shall not terminate or modify (except as required hereunder) any right, vesting schedule or restriction on transferability relating to such options or warrants, or give the holders of such options or warrants any additional benefits which they did not have immediately prior to the Effective Time. Continuous employment with Fresh Fields shall be credited to an optionee for vesting purposes after the Effective Date. Promptly after the adjustments to the Fresh Fields Options and Fresh Fields Common Stock Warrants required under this Section 2.1 have been computed, WFM shall mail a notice to the holders of such options and warrants describing the adjustments. Nothing contained in this Section shall require WFM to offer or sell shares of WFM Common Stock upon the exercise of options assumed by WFM hereunder if, in the reasonable judgment of WFM and its counsel, such offer or sale would not be in accordance with the applicable federal or state securities laws. On the Effective Date, WFM shall file with the Commission a registration statement on Form S-8 covering the shares of WFM Common Stock issuable upon the exercise of all Fresh Fields Options assumed by WFM and shall use its best efforts to maintain the effectiveness of such registration statement for so long as the Fresh Fields Options remain outstanding. WFM shall use reasonable best efforts to take any actions that may be necessary so that any Fresh Fields Options qualified as incentive stock options for the purposes of Section 422 of the Internal Revenue Code continue to be qualified as incentive stock options following the Effective Date and assumption by WFM.

        (e) Each share of Fresh Fields Capital Stock held in the treasury of Fresh Fields and each share of Fresh Fields Capital Stock owned by WFM or any direct or indirect wholly-owned subsidiary of WFM or of Fresh Fields shall automatically be canceled and extinguished without any conversion thereof and no payment will be made with respect thereto.

    2.2. FRACTIONAL SHARES. No scrip or fractional shares of WFM Common Stock shall be issued in the Merger. All fractional shares of WFM Common Stock to which a holder of Fresh Fields Capital Stock immediately prior to the Effective Date would otherwise be entitled at the Effective Date shall be aggregated
(except shares acquired pursuant to Section 2.1(c)(iii) and (iv)). If a fractional share results from such aggregation, such shareholder shall be entitled, after the later of (a) the Effective Date or (b) the surrender of such shareholder's "Certificate" (as defined in Section 2.5) or Certificates that represent such shares of Fresh Fields Capital Stock, to receive from WFM an amount in cash in lieu of such fractional share, based on the Determination Price. WFM will make available to the "Exchange Agent" (as defined in Section 2.5) the cash necessary for the purpose of paying cash for fractional shares.

    2.3. DISSENTING SHARES. To the extent that appraisal rights are available under the DGCL, shares of Fresh Fields Capital Stock that are issued and outstanding immediately prior to the Effective Date and that have not been voted for adoption of the Merger and in respect of which appraisal rights have been properly demanded in accordance with the applicable provisions of the DGCL ("Dissenting Shares") shall not be converted into the right to receive the consideration provided for in Sections 2.1 and 2.2 at or after the Effective Date unless and until the holder of such shares withdraws his demand for such appraisal (in accordance with the applicable provisions of the DGCL) or becomes ineligible for such appraisal. If a holder of Dissenting Shares withdraws his demand for such appraisal (in accordance with the applicable provisions of the DGCL) or becomes ineligible for such appraisal, then, as of the Effective Date or the occurrence of such event, whichever later occurs, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the consideration provided for in Sections 2.1 and 2.2. If any holder of Fresh Fields Capital Stock shall assert the right to be paid the fair value of such Fresh Fields Capital Stock as described above, Fresh Fields shall give WFM notice thereof, and WFM shall have the right to participate in all negotiations and proceedings with respect to any such demands. Fresh Fields shall not, except with the prior written consent of WFM, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. After the Effective Date, WFM will cause the Surviving Corporation to pay its statutory obligations to holders of Dissenting Shares.

    2.4. CONVERSION OF MERGER CORP. SHARES. Each share of Common Stock, $.01 par value, of Merger Corp. which shall be outstanding immediately prior to the Effective Date shall at the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of newly issued common stock of the Surviving Corporation.

    2.5.  EXCHANGE AGENT.

        (a) WFM shall authorize Securities Transfer Corp., Dallas, Texas, to serve as exchange agent hereunder (the "Exchange Agent"). Promptly after the Effective Date, WFM shall deposit or shall cause to be deposited in trust with the Exchange Agent certificates representing 95% of the number of whole shares of WFM Common Stock equal to the quotient of (i) $134.5 million by
    (ii) the Determination Price, together with cash sufficient to pay for fractional shares then known to WFM (such cash amounts and certificates being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions received from WFM, deliver the number of shares of WFM Common Stock and pay the amounts of cash provided for in this Article 2 out of the Exchange Fund. Additional amounts of cash, if any, needed from time to time by the Exchange Agent to make payments for fractional shares shall be provided by WFM and shall become part of the Exchange Fund. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement, or as otherwise agreed to by WFM, Merger Corp. and Fresh Fields prior to the Effective Date.

        (b) As soon as practicable after the Effective Date, the Exchange Agent shall mail and otherwise make available to each record holder (other than holders of Dissenting Shares) who, as of the Effective Date, was a holder of an outstanding certificate or certificates which immediately prior to the Effective Date represented shares of Fresh Fields Capital Stock (the "Certificates"), a form of letter of transmittal and instructions for use in effecting the surrender of the Certificates for payment therefor and conversion thereof, which letter of transmittal shall comply with all applicable rules of the NMS. Delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and the form of letter of transmittal shall so reflect. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive, notwithstanding Section 2.1 hereof, in exchange therefor (i) one or more certificates as requested by the holder (properly issued, executed and countersigned, as appropriate) representing 95% of that number of whole shares of WFM Common Stock equal to the quotient of (i) $134.5 million by (ii) the Determination Price, and (ii) as to any fractional share, a check representing the cash consideration to which such holder shall have become entitled pursuant to Section 2.2, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable upon surrender of the
    Certificates. WFM shall pay any transfer or other taxes required by reason of the issuance of a certificate representing shares of WFM Common Stock; provided, however, that such certificate is issued in the name of the person in whose name the Certificate surrendered in exchange therefor is registered; provided further, however, that WFM shall not pay any transfer or other tax if the obligation to pay such tax under applicable law is solely that of the shareholders and if payment of any such tax by WFM otherwise would cause the Merger to fail to qualify as a tax free reorganization under the Code. If any portion of the consideration to be received pursuant to this Article 2 upon exchange of a Certificate (whether a certificate representing shares of WFM Common Stock or a check representing cash for a fractional share) is to be issued or paid to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of such issuance and payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of WFM Common Stock or a check representing cash for a fractional share to such other person, or establish to the satisfaction of the Exchange Agent that such tax has been paid or that no such tax is applicable. From the Effective Date until surrender in accordance with the provisions of this Section 2.5, each Certificate (other than Certificates representing treasury shares of Fresh Fields and Certificates representing Dissenting Shares) shall represent for all purposes only the right to receive the consideration provided in Sections 2.1 and 2.2. No dividends that are otherwise payable on WFM Common Stock will be paid to persons entitled to receive WFM Common Stock until such persons surrender their Certificates. After such surrender, there shall be paid to the person in whose name WFM Common Stock shall be issued any dividends on such WFM Common Stock that shall have a record date on or after the Effective Date and prior to such surrender. If the payment date for any such dividend is after the date of such surrender, such payment shall be made on such payment date. In no event shall the persons entitled to receive such dividends be entitled to receive interest on such dividends. All payments in respect of shares of Fresh Fields Capital Stock that are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to such securities.

        (c) In the case of any lost, mislaid, stolen or destroyed Certificates, the holder thereof may be required, as a condition precedent to the delivery to such holder of the consideration described in this Article 2, to deliver to WFM a bond or other reasonably satisfactory security in such reasonable sum as WFM may direct as indemnity against any claim that may be made against the Exchange Agent, WFM or the Surviving Corporation with respect to the Certificate alleged to have been lost, mislaid, stolen or destroyed.

        (d) After the Effective Date, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Fresh Fields Capital Stock that were outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates are presented to the Surviving Corporation for transfer, they shall be cancelled and exchanged for the consideration described in this Article 2.

        (e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Fresh Fields for one year after the Effective Date shall be returned to WFM, upon demand, and any holder of Fresh Fields Capital Stock who has not theretofore complied with Section 2.5(b) shall thereafter look only to WFM for issuance of the number of shares of WFM Common Stock and other consideration to which such holder has become entitled pursuant to this Article 2; provided, however, that neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Fresh Fields Capital Stock for any amount required to be paid to a public official pursuant to any applicable abandoned property, escheat or similar law.


    2.6. ESCROW FUND. In order to secure the indemnification obligations of Fresh Fields set forth in Section 8.3, (i) on or before the Effective Date, Fresh Fields will cause certain representatives (as defined below) of its former shareholders (the "Fresh Fields Shareholders") to enter into the Escrow Agreement, with WFM and Texas Commerce Bank, N.A., as escrow agent (the "Escrow Agent"), in the form of Exhibit A hereto (the "Escrow Agreement") and (ii) promptly upon the occurrence of the Merger, WFM shall deposit with the Escrow Agent certificates representing 5% of the number of whole shares of WFM Common Stock equal to the quotient of $134.5 million divided by the Determination Price, less an adjustment to take into account any dissenting Fresh Fields shareholders. The representatives of the Fresh Fields Shareholders (the "Shareholders' Representatives) are to be identified in a written notice to WFM signed by a majority in interest of the Fresh Fields Shareholders no later than the Closing Date (provided, however, that if no such notice is given, GS Capital Partners L.P. shall be the sole Shareholders' Representative). The Shareholders' Representatives are authorized by this Agreement to act hereunder and under the Escrow Agreement with the powers and authority provided for herein and therein, as representatives of the Fresh Fields Shareholders and their successors. Approval of this Agreement and the Merger by the Fresh Fields Shareholders shall constitute (i) approval of the terms and conditions of the Escrow Agreement and ratification of the selection of the Shareholders' Representatives by a majority in interest of the Fresh Fields Shareholders and of the Shareholders' Representatives' authority to act hereunder and under the Escrow Agreement on behalf of the Fresh Fields Shareholders and their successors and (ii) the agreement of each Fresh Fields Shareholder that the Shareholders' Representatives may use the WFM Merger Shares subject to the Escrow Agreement (or the proceeds from the sale thereof), in order to pay any expenses incurred in connection with any disputes or obligations relating to the Escrow Agreement or to Article 8 of this Agreement relating to indemnification and defenses and disputes related thereto. To the extent available for distribution to Fresh Fields Shareholders pursuant to the Escrow Agreement to advance funds, the Shareholders' Representatives may attach and dispose of, on a pro rata basis any such available shares of WFM Common Stock in the Escrow Fund held for the benefit of Fresh Fields Shareholders.


    2.7. ADJUSTMENT. If, between the date of this Agreement and the later of the Closing Date or the Effective Date, as the case may be, the outstanding shares of Fresh Fields Capital Stock or WFM Common Stock shall have been changed into (i) a different number of shares, (ii) a different class or (iii) both a different number and different class by reason of any classification, recapitalization, split-up, combination, exchange of shares, or readjustment or a stock dividend thereon shall be declared with a record date within such period the number of shares of WFM Common Stock issued pursuant to the Merger shall be adjusted to accurately reflect such change (it being acknowledged that Fresh Fields elsewhere herein covenants not to take any of such actions described above).

                                   ARTICLE 3.

                 REPRESENTATIONS AND WARRANTIES OF FRESH FIELDS

    Fresh Fields represents and warrants to WFM and Merger Corp. that the statements contained in this Article 3 are true and correct in all material respects, except as set forth in the disclosure schedule delivered to WFM by Fresh Fields on or before the date of this Agreement (the "Fresh Fields Disclosure Schedule"). The Fresh Fields Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered Sections contained in this Article 3 and the disclosures in any paragraph shall qualify only the corresponding
Section in this Article 3. As used in this Article 3 and elsewhere in this Agreement, the phrase "to Fresh Fields' knowledge" or "to Fresh Fields' actual knowledge" shall mean to the knowledge of Mark Ordan, President and Chief Executive Officer of Fresh Fields, John Murphy, Chief Operating Officer and Secretary of Fresh Fields, Mark Smiley, Chief Financial Officer and Treasurer of Fresh Fields, and Vasiliki Tsaganos, Vice President, General Counsel and Assistant Secretary of Fresh Fields.

    3.1. ORGANIZATION AND GOOD STANDING OF FRESH FIELDS. Each of Fresh Fields and the "Fresh Fields Subsidiaries" (as defined in Section 3.2) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

    3.2. CAPITAL STOCK OF FRESH FIELDS SUBSIDIARIES AND OTHER OWNERSHIP INTERESTS. The Fresh Fields Disclosure Schedule sets forth a true and complete list of all corporations, partnerships and other entities in which Fresh Fields owns any material equity interest (the "Fresh Fields Subsidiaries"), the jurisdiction in which each Fresh Fields Subsidiary is incorporated or organized, and all shares of capital stock or other ownership interests authorized, issued and outstanding of each Fresh Fields Subsidiary. The shares of capital stock or other equity interests of each Fresh Fields Subsidiary have been duly authorized and are validly issued, fully paid and nonassessable and free of any preemptive right. All shares of capital stock or other equity interests of each Fresh Fields Subsidiary owned by Fresh Fields or any of its subsidiaries are set forth on the Fresh Fields Disclosure Schedule and are owned by Fresh Fields, either directly or indirectly, free and clear of all material liens, encumbrances, equities or claims.

    3.3. FOREIGN QUALIFICATION. Fresh Fields and each of the Fresh Fields Subsidiaries are duly qualified or licensed to do business and are in good standing as a foreign corporation in every jurisdiction where the failure so to qualify would have a material adverse effect on (a) the business, operations, assets or financial condition of Fresh Fields and the Fresh Fields Subsidiaries taken as a whole or (b) the validity or enforceability of, or the ability of Fresh Fields to perform its obligations under, this Agreement and the other documents contemplated hereby (an "Fresh Fields Material Adverse Effect"). An Fresh Fields Material Adverse Effect under this Agreement shall not include (i) the existence or threatened existence of any collective bargaining agreement between Fresh Fields or any of the Fresh Fields Subsidiaries and any labor union or similar organization, any union organizational activity, labor strike, dispute, slowdown, stoppage or similar acts actually pending or threatened against or involving or affecting Fresh Fields or any of the Fresh Fields Subsidiaries, (ii) the presence of any representation question or other labor dispute before the National Labor Relations Board or other labor relations agency or other body or (iii) any proceeding, investigation or other related inquiry, except in each case to the extent that the existence of the same constituted a breach of the representation contained in Section 3.16 hereof on the date of this Agreement.

    3.4. CORPORATE POWER AND AUTHORITY. Each of Fresh Fields and the Fresh Fields Subsidiaries has the corporate power and authority and all material licenses and permits required by governmental authorities to own, lease and operate its properties and assets and to carry on its business as currently being conducted. Fresh Fields has the corporate power and authority to execute and deliver this Agreement and the agreements, documents and instruments contemplated hereby and, subject to the approval of this Agreement and the Merger by its shareholders, to perform its obligations under this Agreement and the other documents executed or to be executed by Fresh Fields in connection with this Agreement and to consummate the Merger. The execution, delivery and performance by Fresh

Fields of this Agreement and the other documents executed or to be executed by Fresh Fields in connection with this Agreement have been duly authorized by all necessary corporate action, other than the approval of this Agreement and the Merger by its shareholders.

    3.5. BINDING EFFECT. This Agreement and the other documents executed or to be executed by Fresh Fields in connection with this Agreement have been or will have been duly executed and delivered by Fresh Fields and are or will be, when executed and delivered, the legal, valid and binding obligations of Fresh Fields enforceable in accordance with their terms except that:

        (a) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights;

        (b) the availability of equitable remedies may be limited by equitable principles of general applicability; and

        (c) rights to indemnification may be limited by considerations of public policy.

    3.6. ABSENCE OF RESTRICTIONS AND CONFLICTS. Subject only to the approval of the adoption of this Agreement and the Merger by Fresh Fields' shareholders, the execution, delivery and performance of this Agreement and the other documents executed or to be executed by Fresh Fields in connection with this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the Articles or Certificate of Incorporation or Bylaws of Fresh Fields or any Fresh Fields Subsidiary, (ii) any "Fresh Fields Material Contract" (as defined in Section 3.12), (iii) any judgment, decree or order of any court or governmental authority or agency to which Fresh Fields or any Fresh Fields Subsidiary is a party or by which Fresh Fields, any Fresh Fields Subsidiary or any of their respective properties is bound, or (iv) subject to compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Securities Act, the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and applicable state securities laws, any statute, law, regulation or rule applicable to Fresh Fields or any Fresh Fields Subsidiary. Except for compliance with the applicable requirements of the HSR Act, the Securities Act, the Exchange Act and applicable state securities laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to Fresh Fields or any of the Fresh Fields Subsidiaries is required in connection with the execution, delivery or performance of this Agreement by Fresh Fields or the consummation of the transactions contemplated hereby and the ownership and operation by Fresh Fields of its business and properties after the Effective Date in substantially the same manner as now owned and operated, except where the failure to obtain such consent, approval, order or authorization of or the failure to make such registration, declaration or filing, would not have an Fresh Fields Material Adverse Effect.

    3.7.  CAPITALIZATION OF FRESH FIELDS.

        (a) The authorized capital stock of Fresh Fields consists of 15,000,000 shares of common stock, $.01 par value, and 8,249,202 shares of preferred stock, $.01 par value. As of the date hereof, there were 599,927 shares of Fresh Fields Common Stock issued and outstanding, 1,953,390 shares of Fresh Fields Class A Preferred, 3,000,000 shares of Fresh Fields Class B Preferred, 1,810,032 shares of Fresh Fields Class C Preferred, 877,207 shares of Fresh Fields Class D Preferred and no shares of Fresh Fields Class E Preferred outstanding; 2,284,553 shares of Fresh Fields Common Stock reserved for issuance upon the exercise of outstanding stock options and warrants to purchase Fresh Fields Common Stock; and 208,573 shares of Fresh Fields Class D Preferred reserved for issuance upon the exercise of outstanding warrants to purchase Fresh Fields Class D Preferred.

        (b) All of the issued and outstanding shares of Fresh Fields Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

        (c) To Fresh Fields' knowledge, there are no voting trusts, shareholder agreements or other voting arrangements by the shareholders of Fresh Fields.

        (d) Except as set forth in subsections (a), (b) and (c) above or the portions of the Fresh Fields Disclosure Schedule corresponding to these sections, there is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating Fresh Fields or any of Fresh Fields Subsidiaries to issue, sell, exchange, or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of Fresh Fields or Fresh Fields Subsidiaries.

    3.8. FINANCIAL STATEMENTS AND RECORDS OF FRESH FIELDS. Fresh Fields has made available to WFM and Merger Corp. true, correct and complete copies of (i) the consolidated balance sheets of Fresh Fields and the Fresh Fields Subsidiaries as of December 31, 1994 and 1995 and the consolidated statements of income, shareholders' equity and cash flows for the fiscal years then ended, including the notes thereto, in each case examined by and accompanied by the report of Coopers & Lybrand, (ii) the unaudited consolidated balance sheet of Fresh Fields and the Fresh Fields Subsidiaries as of April 30, 1996 and the unaudited consolidated statements of income for the four months then ended and
(iii) the unaudited store level statements of operations for the four months ended April 30, 1996 (collectively the "Fresh Fields Financial Statements"). The Fresh Fields Financial Statements have been prepared from, and are in accordance with, the books and records of Fresh Fields and the Fresh Fields Subsidiaries and present fairly, in all material respects, the assets, liabilities and financial position of Fresh Fields as of the dates thereof and the results of operations and changes in financial position thereof for the periods then ended (subject to normal year-end audit adjustments in the case of Fresh Fields' Financial Statements as of April 30, 1996 or for the four-month period then ended), in each case in conformity with generally accepted accounting principles, consistently applied, except as noted therein (or with respect to Fresh Fields' Financial Statements as of April 30, 1996, or for the four-month period then ended, except for the absence of notes to the financial statements as required by generally accepted accounting principles). Since April 30, 1996, there has been no change in accounting principles applicable to, or methods of accounting utilized by, Fresh Fields, except as noted in the Fresh Fields Financial Statements. The books and records of Fresh Fields have been and are being maintained in accordance with acceptable business practice, reflect only valid transactions, are complete and correct in all material respects, and present fairly in all material respects the basis for the financial position and results of operations of Fresh Fields set forth in Fresh Fields Financial Statements. On a weekly basis following the date of this Agreement, Fresh Fields shall deliver to WFM unaudited weekly sales reports for its stores; and within 20 days following the end of each fiscal month following the date of this Agreement, Fresh Fields shall deliver to WFM unaudited financial statements as of the end of the previous fiscal month and for the year to date.

    3.9. ABSENCE OF CERTAIN CHANGES. Since April 30, 1996, Fresh Fields and the Fresh Fields Subsidiaries have not, except as may result from the transactions contemplated by this Agreement:

        (a) suffered any change in the business, results of operations or the manner of conducting the business of Fresh Fields and Fresh Fields Subsidiaries taken as a whole, except such change (i) reflected on the Fresh Fields Financial Statements; or (ii) that would not have an Fresh Fields Material Adverse Effect;

        (b) suffered any damage or destruction to or loss of the assets of Fresh Fields or any Fresh Fields Subsidiary, not covered by insurance, which property or assets are material to the operations or business of Fresh Fields and Fresh Fields Subsidiaries taken as a whole;

        (c) forgiven, compromised, canceled, released, waived or permitted to lapse any material rights or claims;

        (d) entered into or terminated any material agreement, commitment or transaction, or agreed or made any changes in material leases or agreements, other than renewals or extensions thereof and leases, agreements, transactions and commitments entered into in the ordinary course of business;

        (e) written up, written down or written off the book value of any material amount of assets, except such charges and adjustments made in the normal course of business and in accordance with generally accepted accounting principles consistently applied;

        (f) declared, paid or set aside for payment any dividend or distribution with respect to Fresh Fields' capital stock;

        (g) redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any of Fresh Fields' capital stock or securities (other than shares issued upon exercise of options and warrants granted prior to the date hereof) or any rights to acquire such capital stock or securities, or agreed to changes in the terms and conditions of any such rights outstanding as of the date of this Agreement;

        (h) increased the compensation of or paid any bonuses (other than bonuses accrued and reflected in the financial statements prior to April 30,
    1996) to any officers of Fresh Fields or any employee of Fresh Fields whose annual cash compensation exceeded $50,000 during the 12 month period ended April 30, 1996 or contributed to any employee benefit plan, other than in accordance with established policies, practices or requirements and as provided in Section 5.1 hereof;

        (i) entered into any employment, consulting, compensation or collective bargaining agreement with any person or group;

        (j) entered into, adopted or amended in any material respect any employee benefit plan;

        (k) entered into any material transaction other than in the ordinary course of business; or

        (l) entered into any agreement to do any of the foregoing.

    3.10. NO MATERIAL UNDISCLOSED LIABILITIES. To Fresh Fields' actual knowledge, there are no material liabilities of Fresh Fields or the Fresh Fields Subsidiaries of any nature other than the liabilities that are fully reflected, accrued, or reserved against in the Fresh Fields Financial Statements, for which the reserves are appropriate and reasonable, or incurred in the ordinary course of business and consistent with past practices since April 30, 1996.

    3.11. TAX RETURNS; TAXES. Each of Fresh Fields and the Fresh Fields Subsidiaries have duly filed all material federal, state, county, local and foreign tax returns and reports required to be filed by it, including those with respect to income, payroll, property, withholding, social security, employee benefit plans, unemployment, franchise, excise and sales taxes and all such returns and reports are true and correct in all material respects; have either paid in full all taxes that have become due as reflected on any such return or report and any interest and penalties with respect thereto or have fully accrued on its books or have established adequate reserves for all taxes payable but not yet due; and have made cash deposits with appropriate governmental authorities representing estimated payments of taxes, including income taxes and employee withholding tax obligations. To Fresh Fields' actual knowledge, no extension or waiver of any statute of limitations or time within which to file any return has been granted to or requested by Fresh Fields or the Fresh Fields Subsidiaries with respect to any tax. To Fresh Fields' actual knowledge, no unsatisfied material deficiency, delinquency or default for any tax, assessment or governmental charge has been claimed, proposed or assessed against Fresh Fields or the Fresh Fields Subsidiaries, nor has Fresh Fields or the Fresh Fields Subsidiaries received notice of any such deficiency, delinquency or default. Fresh Fields and the Fresh Fields Subsidiaries have no material tax liabilities other than those reflected on the Fresh Fields Financial Statements and those arising in the ordinary course of business since April 30, 1996. Fresh

Fields will make available to WFM true, complete and correct copies of Fresh Fields' consolidated federal tax returns for the last five years and make available such other tax returns reasonably requested by WFM.

    3.12. MATERIAL CONTRACTS. Fresh Fields will furnish or make available accurate and complete copies of the Fresh Fields Material Contracts (as defined herein) applicable to Fresh Fields or any of the Fresh Fields Subsidiaries to WFM. All of the Fresh Fields Material Contracts are valid and binding obligations of Fresh Fields. There is not under any of the Fresh Fields Material Contracts any existing breach, default or event of default by Fresh Fields or any of the Fresh Fields Subsidiaries nor event that with notice or lapse of time or both would constitute a material breach, default or event of default by Fresh Fields or any of the Fresh Fields Subsidiaries which would in either case, severally or in the aggregate, constitute an Fresh Fields Material Adverse Effect nor does Fresh Fields know of, and Fresh Fields has not received notice of, or made a claim with respect to, any breach or default by any other party thereto which would, severally or in the aggregate, have an Fresh Fields Material Adverse Effect. As used herein, the term "Fresh Fields Material Contracts" shall mean any of the following categories of contracts and commitments (including summaries of oral contracts) to which Fresh Fields or any of the Fresh Fields Subsidiaries is a party or bound:

        (i) contracts with any labor union; employee benefit plans or contracts; and employment, consulting or similar contracts, including confidentiality agreements;

        (ii)  leases,  whether as  lessor  or lessee,  other  than any  lease of personal property under which the aggregate required lease payments remaining unpaid at April 30, 1996 are less than $100,000; loan agreements, mortgages, indentures, instruments of indebtedness or commitments (including any forbearance agreements thereunder) in each case involving indebtedness for borrowed money or money loaned to others; and guaranty or suretyship, performance bond, indemnification or contribution agreements involving obligations;

        (iii) contracts with third parties that involve aggregate payments remaining unpaid at April 30, 1996 by Fresh Fields or any Fresh Fields Subsidiary of more than $100,000;

        (iv) insurance policies material to the business of Fresh Fields and the Fresh Fields Subsidiaries taken as a whole; and

        (v) other contracts that are material to the operations, business or financial condition of Fresh Fields and the Fresh Fields Subsidiaries taken as a whole.

    Further, there are no contracts or commitments currently in effect granting any person any right to develop, franchise, license, own, manage or operate Fresh Fields' existing stores or stores under development.

    3.13. LITIGATION AND GOVERNMENT CLAIMS. There is no pending suit, claim, action or litigation, or administrative, arbitration or other proceeding or, to Fresh Fields' actual knowledge, any governmental investigation or any inquiry involving Fresh Fields or any Fresh Fields Subsidiaries as to which their businesses or assets are subject which would have an Fresh Fields Material Adverse Effect. To Fresh Fields' actual knowledge, there is no pending change in any environmental, zoning or building laws, regulations or ordinances involving Fresh Fields, the Fresh Fields Subsidiaries or their businesses or assets which would, severally or in the aggregate, have an Fresh Fields Material Adverse Effect. To the knowledge of Fresh Fields, there are no such proceedings threatened or contemplated, or any unasserted claims (whether or not the potential claimant may be aware of the claim) of any nature that might be asserted against Fresh Fields or the Fresh Fields Subsidiaries which would, severally or in the aggregate, have an Fresh Fields Material Adverse Effect. Neither Fresh Fields nor any Fresh Fields Subsidiary is subject to any judgment, decree, injunction, rule or order of any court, or, to the knowledge of Fresh Fields, any governmental restriction applicable to Fresh Fields or any Fresh Fields Subsidiary which is reasonably likely to have an Fresh Fields Material Adverse Effect.

    3.14. COMPLIANCE WITH LAWS. To Fresh Fields' actual knowledge, Fresh Fields and the Fresh Fields Subsidiaries each have all material authorizations, approvals, licenses and orders to carry on their respective businesses as they are now being conducted, to own or hold under lease the properties and assets they own or hold under lease and to perform all of their obligations under the agreements to which they are a party, except for instances which would not have an Fresh Fields Material Adverse Effect. Fresh Fields and the Fresh Fields Subsidiaries have been and are, to the knowledge of Fresh Fields, in compliance with all applicable laws, regulations and administrative orders of any country, state or municipality or of any subdivision of any thereof to which their respective businesses and their employment of labor or their use or occupancy of properties or any part hereof are subject, the failure to obtain or the violation of which would an Fresh Fields Material Adverse Effect.

    3.15. EMPLOYEE BENEFIT PLANS. Each employee benefit plan, as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), of Fresh Fields or the Fresh Fields Subsidiaries
(collectively the "Fresh Fields Employee Plans") complies in all material respects with all applicable requirements of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), and other applicable laws. None of the Fresh Fields Employee Plans is an employee pension benefit plan, which is subject to Title IV of ERISA, or a multiemployer plan, as such terms are defined in ERISA. Neither Fresh Fields nor any Fresh Fields Subsidiary, nor any of their respective directors, officers, employees or agents has, with respect to any Fresh Fields Employee Plan, engaged in any "prohibited transaction," as such term is defined in the Code or ERISA, nor has any Fresh Fields Employee Plan engaged in such prohibited transaction which could result in any taxes or penalties or other prohibited transactions, which in the aggregate could have an Fresh Fields Material Adverse Effect.

    3.16. LABOR RELATIONS. Each of Fresh Fields and the Fresh Fields Subsidiaries is in compliance in all material respects with all laws (including federal and state laws and the laws of another country or governmental entity thereof) respecting employment and employment practices, terms and conditions of employment, wages and hours, and to Fresh Fields' actual knowledge is not engaged in any unfair labor or unlawful employment practice. There is no unlawful employment practice discrimination charge pending before the United States Equal Opportunities Commission ("EEOC") or EEOC recognized state "referral agency." There is no unfair labor practice charge or complaint against Fresh Fields or any of the Fresh Fields Subsidiaries pending before the National Labor Relations Board. Except as set forth on the Fresh Fields Disclosure Schedule, to Fresh Fields' actual knowledge there is no union organizational activity, labor strike, dispute, slowdown or stoppage actually pending or, to the actual knowledge of Fresh Fields, threatened against or involving or affecting Fresh Fields or any of the Fresh Fields Subsidiaries and no National Labor Relations Board representation question exists respecting their respective employees. No grievances or arbitration proceeding is pending and no written claim therefor exists. There is no collective bargaining agreement that is binding on Fresh Fields or any of the Fresh Fields Subsidiaries.

    3.17. INTELLECTUAL PROPERTY. Fresh Fields and the Fresh Fields Subsidiaries own or have valid, binding and enforceable rights to use all material trademarks, trade names, service marks, service names, copyrights, applications therefor and licenses or other rights in respect thereof ("Fresh Fields Intellectual Property") used or held for use in connection with the business of Fresh Fields or the Fresh Fields Subsidiaries, without any known conflict with the rights of others, except for such conflicts as do not have an Fresh Fields Material Adverse Effect. Neither Fresh Fields nor any of the Fresh Fields Subsidiaries has received any notice from any other person pertaining to or challenging the right of Fresh Fields or any of the Fresh Fields Subsidiaries to use any Fresh Fields Intellectual Property or any trade secrets, proprietary information, inventions, know-how, processes and procedures owned or used or licensed to Fresh Fields or the Fresh Fields Subsidiaries, except with respect to rights the loss of which, individually or in the aggregate, would not have an Fresh Fields Material Adverse Effect.

    3.18.  PROPERTIES.

        (a) Fresh Fields and the Fresh Fields Subsidiaries have good and marketable title, free and clear of all liens, claims or encumbrances (other than "Permitted Liens" as defined below) to all of their material properties and assets whether tangible or intangible, real, personal or mixed, reflected on the Fresh Fields Financial Statements as being owned by Fresh Fields or the Fresh Fields Subsidiaries. All buildings and all fixtures, equipment and other property and assets which are material to its business held under leases or subleases by any of Fresh Fields or the Fresh Fields Subsidiaries are held under valid instruments enforceable in accordance with their respective terms. As used herein, the term "Permitted Liens" includes
    (i) liens for taxes, assessments or other governmental charges not yet due and payable or the subject of a good faith dispute, to the extent liability is fully reserved for in the Fresh Fields Financial Statements; (ii) statutory liens incurred in the ordinary course of business with respect to liabilities that are not yet due and payable; (iii) landlord liens contained in leases in the ordinary course of business; and (iv) such imperfections of title and/or encumbrances as are not material in character, amount or extent and do not materially detract from the value or interfere with the use of the properties and assets subject thereto or affected thereby.

        (b) At the Effective Date, none of the shareholders of Fresh Fields nor any Affiliate (as defined below) of such shareholders will have any material interest in, or own, any material property or right used principally in the conduct of the business of Fresh Fields and the Fresh Fields Subsidiaries. The Fresh Fields Disclosure Schedule lists all such interest and/or ownership (other than ownership of securities of Fresh Fields) by the shareholders and their Affiliates as of the date hereof. The term "Affiliate" shall mean any of the shareholders of Fresh Fields, or any member of the immediate family of a natural person shareholder, or any corporation, partnership, trust or other entity in which any such shareholder or family member has a substantial interest or is a director, officer, partner or trustee.

        (c) Substantially all of Fresh Fields' and the Fresh Fields Subsidiaries' equipment and properties have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted and suitable for continued use without an Fresh Fields Material Adverse Effect.

    3.19.  USE AND CONDITION OF STORES.

        (a) (i) Applicable zoning ordinances permit the operation of Fresh Fields' business as currently conducted at its store locations or the operation of Fresh Fields' business at its store locations is a prior non-conforming use; (ii) Fresh Fields and the Fresh Fields Subsidiaries have all easements and rights, including easements for all utilities, services, roadways and other means of ingress and egress, material to the operation of their business as currently conducted; and (iii) neither the whole nor any portion of the real property on which such stores are located has been condemned, requisitioned or otherwise taken by any public authority, and no notice of any such condemnation, requisition or taking has been received by Fresh Fields or the Fresh Fields Subsidiaries. No such condemnation, requisition or taking is threatened or contemplated to Fresh Fields' actual knowledge, and there are no pending public improvements which may result in special assessments against or which may otherwise materially and adversely affect Fresh Fields' stores. To the actual knowledge of Fresh Fields, none of such store locations has been used for deposit or disposal of hazardous wastes or substances in violation of any past or current law in any material respect and there is no material liability under past or current law with respect to any hazardous wastes or substances which have been deposited or disposed of on or in such store locations.

        (b) Fresh Fields has received no notice of, and has no actual knowledge of, any material violation of any zoning, building, health, fire, water use or similar statute, ordinance, law, regulation or code in connection with any store location of Fresh Fields or the Fresh Fields Subsidiaries.

        (c) To Fresh Fields' actual knowledge, Fresh Fields and the Fresh Fields Subsidiaries are in compliance with all applicable federal, state and local laws relating to emissions, discharges and releases of hazardous or toxic materials into the environment, except as would not cause an Fresh Fields Material Adverse Effect. To Fresh Fields' actual knowledge, no hazardous or toxic material (as hereinafter defined) exists in any structure located on, or exists on or under the surface of, any real property owned or operated by Fresh Fields or any Fresh Fields Subsidiary which is, in any case, in material violation of applicable environmental law. For purposes of this Section, "hazardous or toxic material" shall mean waste, substance, materials, smoke, gas or particulate matter designated as hazardous, toxic or dangerous under any applicable environmental law. For purposes of this Section, "environmental law" shall include the Comprehensive Environmental Response Compensation and Liability Act, the Clean Air Act, the Clean Water Act and any other applicable federal, state or local environmental, health or safety law, rule or regulation relating to or imposing liability or standards concerning or in connection with hazardous, toxic or dangerous waste, substance, materials, smoke, gas or particulate matter.

    3.20. ACCURACY OF DISCLOSURES. None of the information supplied by Fresh Fields or any Fresh Fields Subsidiary for inclusion in the Registration Statement or Proxy Statement (as such terms are defined in Section 5.7), and as such information is supplemented or amended from time to time, will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meeting of the shareholders of WFM in accordance therewith or, in the case of the Registration Statement at the time it becomes effective and at the Effective Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    3.21. BROKERS AND FINDERS. None of Fresh Fields, the Fresh Fields Subsidiaries or, to Fresh Fields' knowledge, any of their respective officers, directors and employees has employed any broker, finder or investment bank or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated hereby, except that Fresh Fields has engaged Goldman, Sachs & Co. as financial advisor pursuant to a written agreement, a true and complete copy of which has been delivered to WFM. Other than the foregoing arrangements and other than certain fees that may be paid to WFM's financial advisor as contemplated by
Section 4.14 hereof, Fresh Fields is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. Fresh Fields has delivered to WFM all contracts, agreements and documents, including summaries of oral agreements, that relate to the engagement of and the payment of fees to its financial advisors.

                                   ARTICLE 4.

             REPRESENTATIONS AND WARRANTIES OF WFM AND MERGER CORP.

    WFM and Merger Corp. represent and warrant to Fresh Fields that the statements contained in this Article 4 are true and correct in all material respects, except as set forth in the disclosure schedule delivered to Fresh Fields by WFM on or before the date of this Agreement (the "WFM Disclosure
Schedule"). The WFM Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered Sections contained in this Article 4 and the disclosures in any paragraph shall qualify only the corresponding Section in this Article 4.

    4.1. ORGANIZATION AND GOOD STANDING OF WFM; OWNERSHIP OF WFM SUBSIDIARIES. Each of WFM, Merger Corp. and all corporations, partnerships and other entities in which WFM owns any equity interest (the "WFM Subsidiaries") is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. All shares of capital or other equity interests of each of the material WFM Subsidiaries are owned by WFM, either directly or indirectly, free and clear of all material liens, encumbrances, equities or claims.

    4.2. FOREIGN QUALIFICATION. WFM and each of the WFM Subsidiaries are duly qualified or licensed to do business and are in good standing as a foreign corporation in every jurisdiction where the failure so to qualify would have a material adverse effect on (a) the business, operations, prospects, assets or financial condition of WFM and the WFM Subsidiaries taken as a whole or (b) the validity or enforceability of, or the ability of WFM to perform its obligations under, this Agreement and the other documents contemplated hereby (a "WFM Material Adverse Effect").

    4.3. CORPORATE POWER AND AUTHORITY. Each of WFM and the WFM Subsidiaries has the corporate power and authority and all material licenses and permits required by governmental authorities to own, lease and operate its properties and assets and to carry on its business as currently being conducted. Each of WFM and Merger Corp. has the corporate power and authority to execute and deliver this Agreement and, subject to the approval of this Agreement and the Merger by its shareholders, to perform its obligations under this Agreement and the other documents executed or to be executed by WFM in connection with this Agreement and to consummate the Merger. The execution, delivery and performance by WFM and Merger Corp. of this Agreement and the other documents executed or to be executed by WFM or Merger Corp., as applicable, in connection with this Agreement have been duly authorized by all necessary corporate action, other than the approval of this Agreement and the Merger by the shareholders of WFM.

    4.4. BINDING EFFECT. This Agreement and the other documents executed or to be executed by WFM and Merger Corp. in connection with this Agreement have been or will have been duly executed and delivered by WFM and Merger Corp. and are or will be, when executed and delivered, the legal, valid, and binding obligations of WFM and Merger Corp., enforceable in accordance with their terms except that:

        (a) enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting creditors' rights;

        (b) the availability of equitable remedies may be limited by equitable principles of general applicability; and

        (c) rights to indemnification may be limited by considerations of public policy.

    4.5. ABSENCE OF RESTRICTIONS AND CONFLICTS. Subject only to the approval of the adoption of this Agreement and the Merger by WFM's shareholders, the execution, delivery or performance of this Agreement and the other documents executed in connection with the Agreement, and the consummation of the Merger and the other transactions contemplated by this Agreement and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under,
(i) any term or provision of the Articles or Certificate of Incorporation or Bylaws of WFM or any WFM Subsidiary, (ii) any "WFM Material Contract" (as defined in Section 4.11), (iii) any judgment, decree or order of any court or governmental authority or agency to which WFM or any WFM Subsidiary is a party or by which WFM, any WFM Subsidiary or any of their respective properties is bound, or (iv) subject to compliance with the HSR Act, the Securities Act, the Exchange Act and applicable state securities laws, any statute, law, regulation or rule applicable to WFM or any WFM Subsidiary. Except for compliance with the applicable requirements of the HSR Act, the Securities Act, the Exchange Act and applicable state securities laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to WFM or any of the WFM Subsidiaries is required in connection with the execution, delivery or performance of this Agreement by WFM or the consummation of the transactions contemplated hereby and the ownership and operation of Fresh Fields by WFM after the Effective Date in substantially the same manner as now owned and operated, except where the failure to obtain such consent, approval, order or authorization of or the failure to make such registration, declaration or filing, would not have a WFM Material Adverse Effect.

    4.6.  CAPITALIZATION OF WFM.

        (a) The authorized capital stock of WFM consists of 30.0 million shares of WFM Common Stock and 5.0 million shares of preferred stock, $.01 par value. As of April 7, 1996, there were (i) 14,138,921 shares of Common Stock outstanding and (ii) no shares of the Preferred Stock outstanding. All of the issued and outstanding shares of WFM Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

        (b) All of the issued and outstanding shares of WFM Common Stock have been, and the Merger Shares when issued will be, duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

        (c) To WFM's knowledge, there are no voting trusts, shareholder agreements or other voting arrangements by the shareholders of WFM.

        (d) Except as described in the WFM SEC Reports (defined herein), there is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating WFM or any of the WFM Subsidiaries to issue, sell, exchange, or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of WFM or the WFM Subsidiaries.

    4.7. WFM SEC REPORTS. WFM has made available to Fresh Fields (i) WFM's Annual Reports on Form 10-K, including all exhibits filed thereto and items incorporated therein by reference, (ii) WFM's Quarterly Reports on Form 10-Q, including all exhibits thereto and items incorporated therein by reference,
(iii) proxy statements relating to WFM's meetings of shareholders and (iv) all other reports or registration statements (as amended or supplemented prior to the date hereof), filed by WFM with the SEC since September 25, 1994, including all exhibits thereto and items incorporated therein by reference (items (i) through (iv) being referred to as the "WFM SEC Reports"). As of their respective dates, the WFM SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since September 25, 1994, WFM has filed all material forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, each of which complied as to form, at the time such form, report or document was filed, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the applicable rules and regulations thereunder.

    4.8.   FINANCIAL STATEMENTS AND RECORDS OF WFM.  The WFM SEC Reports include
(i) the consolidated balance sheets of WFM and the WFM Subsidiaries as of September 24, 1995, and the consolidated statements of income, shareholders' equity and cash flows for the fiscal year then ended, including the notes thereto, examined by and accompanied by the report of KPMG Peat Marwick LLP and
(ii) the unaudited consolidated balance sheet of WFM and the WFM Subsidiaries as of April 7, 1996 and the consolidated statements of income and cash flows for the 28 weeks then ended (collectively the "WFM Financial Statements"). The WFM Financial Statements have been prepared from, and are in accordance with, the books and records of WFM and the WFM Subsidiaries and present fairly, in all material respects, the assets, liabilities and financial position of WFM as of the dates thereof and the results of operations and changes in financial position thereof for the periods then ended, in each case in conformity with generally accepted accounting principles, consistently applied, except as noted therein. Since April 7, 1996, there has been no change in accounting principles applicable to, or methods of accounting utilized by, WFM, except as noted in the WFM Financial Statements. The books and records of WFM have been and are being maintained in accordance with good business practice, reflect only valid transactions, are complete and correct in all material respects, and present fairly in all material respects the basis for the financial position and results of operations of WFM set forth in WFM Financial Statements.

    4.9. ABSENCE OF CERTAIN CHANGES. Since April 7, 1996, WFM and the WFM Subsidiaries have not, except as may result from the transactions contemplated by this Agreement, (i) suffered any change in the business, results of operations, working capital, assets, liabilities or condition (financial or otherwise) or the manner of conducting the business of WFM and WFM Subsidiaries taken as a whole, except as reflected on the WFM Financial Statements and except for such changes that would not have a WFM Material Adverse Effect; or (ii) suffered any damage or destruction to or loss of the assets of WFM or any WFM Subsidiary not covered by insurance, which property or assets are material to the operations or business of WFM and WFM Subsidiaries taken as a whole.

    4.10. NO MATERIAL UNDISCLOSED LIABILITIES. To WFM's knowledge, there are no material liabilities of WFM or the WFM Subsidiaries of any nature, whether absolute, accrued, contingent or otherwise, other than the liabilities and obligations that are fully reflected, accrued or reserved against in the WFM Financial Statements, for which the reserves are appropriate and reasonable, or incurred in the ordinary course of business and consistent with past practices since April 7, 1996.

    4.11. MATERIAL CONTRACTS. WFM will furnish or make available accurate and complete copies of the WFM Material Contracts, as defined below, to Fresh Fields. All of the WFM Material Contracts are valid and binding obligations of WFM. There is not under any of the WFM Material Contracts any existing breach, default or event of default by WFM or any of the WFM Subsidiaries nor event that with notice or lapse of time or both would constitute a breach, default or event of default by WFM or any of the WFM Subsidiaries nor does WFM know of, and WFM has not received notice of, or made a claim with respect to, any breach or default by any other party thereto which would, in either case, severally or in the aggregate, have a WFM Material Adverse Effect. As used herein, the term "WFM Material Contracts" shall mean all contracts and agreements filed, or required to be filed, as exhibits to WFM's Annual Report on Form 10-K for the year ended September 24, 1995 and any contract or agreement entered into since September 24, 1995 which would be required to be filed as an exhibit to WFM's Annual Report on Form 10-K for the fiscal year ending in September 1996.

    4.12. LITIGATION AND GOVERNMENT CLAIMS. Except as disclosed in the WFM SEC Reports, there is no pending suit, claim, action or litigation, or administrative, arbitration or other proceeding or, to WFM's knowledge, any governmental investigation or inquiry. To WFM's knowledge, there is no pending change in any environmental, zoning or building laws, regulations or ordinances against WFM or the WFM Subsidiaries to which their businesses or assets are subject which would, severally or in the aggregate, reasonably be expected to result in a WFM Material Adverse Effect. To the knowledge of WFM, there are no such proceedings threatened or contemplated, or any unasserted claims (whether or not the potential claimant may be aware of the claim) of any nature that might be asserted against WFM or the WFM Subsidiaries which would, severally or in the aggregate, have a WFM Material Adverse Effect. Neither WFM nor any WFM Subsidiary is subject to any judgment, decree, injunction, rule or order of any court, or, to the knowledge of WFM, any governmental restriction applicable to WFM or any WFM Subsidiary which is reasonably likely (i) to have a WFM Material Adverse Effect or (ii) to cause a material limitation on WFM's ability to operate the business of Fresh Fields after the Closing.

    4.13. COMPLIANCE WITH LAWS. To WFM's knowledge, WFM and the WFM Subsidiaries each have all material authorizations, approvals, licenses and orders to carry on their respective businesses as they are now being conducted, to own or hold under lease the properties and assets they own or hold under lease and to perform all of their obligations under the agreements to which they are a party, except for instances which would not have a WFM Material Adverse Effect. WFM and the WFM Subsidiaries have been and are, to the knowledge of WFM, in compliance with all applicable laws, regulations and administrative orders of any country, state or municipality or of any subdivision of any thereof to which their respective businesses and their employment of labor or their use or occupancy of properties or any part hereof are subject, the failure to obtain or the violation of which would have a WFM Material Adverse Effect.

    4.14. BROKERS AND FINDERS. None of WFM, the WFM Subsidiaries or, to WFM's knowledge, any of their respective officers, directors and employees has employed any broker, finder or investment bank or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated hereby, except that WFM has engaged Robertson Stephens & Company and Leo Kahn and Fulham & Co. as its financial advisors. Other than the foregoing arrangements and other than certain fees that may be paid to Fresh Fields' financial advisors as contemplated by
Section 3.21 hereof, WFM is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

    4.15. TAX RETURNS; TAXES. Each of WFM and the WFM Subsidiaries have duly filed all material federal, state, county, local and foreign tax returns and reports required to be filed by it, including those with respect to income, payroll, property, withholding, social security, employee benefit plans, unemployment, franchise, excise and sales taxes and all such returns and reports are true and correct in all material respects; have either paid in full all taxes that have become due as reflected on any such return or report and any interest and penalties with respect thereto or have fully accrued on its books or have established adequate reserves for all taxes payable but not yet due; and have made cash deposits with appropriate governmental authorities representing estimated payments of taxes, including income taxes and employee withholding tax obligations. To WFM's actual knowledge, no extension or waiver of any statute of limitations or time within which to file any return has been granted to or requested by WFM or the WFM Subsidiaries with respect to any tax. To WFM's actual knowledge, no unsatisfied material deficiency, delinquency or default for any tax, assessment or governmental charge has been claimed, proposed or assessed against WFM or the WFM Subsidiaries, nor has WFM or the WFM Subsidiaries received notice of any such deficiency, delinquency or default. WFM and the WFM Subsidiaries have no material tax liabilities other than those reflected on the WFM Financial Statements and those arising in the ordinary course of business. WFM will make available to Fresh Fields between the date hereof and the Closing true, complete and correct copies of WFM's consolidated federal tax returns for the last five years and make available such other tax returns reasonably requested by Fresh Fields.

    4.16. LABOR RELATIONS. Each of WFM and the WFM Subsidiaries is in compliance in all material respects with all laws (including federal and state laws and the laws of another country or governmental entity thereof) respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any unfair labor or unlawful employment practice. There is no unlawful employment practice discrimination charge pending before the EEOC or any EEOC recognized state "referral agency." There is no unfair labor practice charge or complaint against WFM or any of the WFM Subsidiaries pending before the National Labor Relations Board. There is no labor strike, dispute, slowdown or stoppage actually pending or, to WFM's knowledge, threatened against or involving or affecting WFM or any of the WFM Subsidiaries and no National Labor Relations Board representation question exists respecting their respective employees. No grievances or arbitration proceeding is pending and no written claim therefor exists. There is no collective bargaining agreement that is binding on WFM or any of the WFM Subsidiaries.

    4.17.  PROPERTIES.

        (a) Except as set forth in the WFM SEC Reports, WFM and the WFM Subsidiaries have good and marketable title, free and clear of all material liens, claims or encumbrances (other than "Permitted Liens" as defined below) to all of their material properties and assets whether tangible or intangible, real, personal or mixed, reflected on the WFM Financial Statements as being owned by WFM or the WFM Subsidiaries. All buildings and all fixtures, equipment and other property and assets which are material to its business held under leases or subleases by any of WFM or the WFM Subsidiaries are held under valid instruments enforceable in accordance with their respective terms. As used herein, the term "Permitted Liens" includes
    (i) liens for taxes, assessments or other governmental charges not yet due and payable or the subject of a good faith dispute, to the extent the
    disputed  liability   is   fully  reserved   for   in  the   WFM   Financial

    Statements; (ii) statutory liens incurred in the ordinary course of business with respect to liabilities that are not yet due and payable; (iii) landlord liens contained in leases in the ordinary course of business; (iv) liens arising in the ordinary course of business in connection with the collection of negotiable instruments; and (v) such imperfections of title and/or encumbrances as are not material in character, amount or extent and do not materially detract from the value or interfere with the use of the properties and assets subject thereto or affected thereby.

        (b) At the Effective Date, none of the officers or directors of WFM nor any Affiliate (as defined below) of such officers or directors will have any material interest in, or own any material property or right used principally in the conduct of the business of WFM and the WFM Subsidiaries. The WFM Disclosure Schedule lists all such interest and/or ownership (other than ownership of securities of WFM) by the officers and directors and their Affiliates as of the date hereof. The term "Affiliate," as used in this
    Section 4.17(b), shall mean any of the officers or directors of WFM, or any member of the immediate family of a natural person officer or director, or any corporation, partnership, trust or other entity in which any such officer or director or family member has a substantial interest or is a director, officer, partner, or trustee.

        (c) Substantially all of WFM's and the WFM Subsidiaries' equipment and properties have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted, and suitable for continued use without a WFM Material Adverse Effect.

    4.18.  USE AND CONDITION OF STORES.

        (a) (i) Applicable zoning ordinances permit the operation of WFM's business as currently conducted at its store locations or the operation of WFM's business at its stores is a prior non-conforming use; (ii) WFM and the WFM Subsidiaries have all easements and rights, including easements for all utilities, services, roadways and other means of ingress or egress, material to the operation of their business as currently conducted; and (iii) neither the whole nor any portion of the real property on which such stores are located has been condemned, requisitioned or otherwise taken by any public authority, and no notice of any such condemnation, requisition or taking has been received by WFM or the WFM Subsidiaries. No such condemnation, requisition or taking is threatened or contemplated to WFM's actual knowledge, and there are no pending public improvements which may result in special assessments against or which may otherwise materially and adversely affect WFM's stores. To the actual knowledge of WFM, none of such store locations has been used for deposit or disposal of hazardous wastes or substances in violation of any past or current law in any material respect and there is no material liability under past or current law with respect to any hazardous wastes or substances which have been deposited or disposed of on or in such store locations.

        (b) WFM has received no notice of, and has no actual knowledge of, any material violation of any zoning, building, health, fire, water use or similar statute, ordinance, law, regulation or code in connection with any store location of WFM or the WFM Subsidiaries.

        (c) To WFM's actual knowledge, WFM and the WFM Subsidiaries are in compliance with all applicable federal, state and local laws relating to emissions, discharges and releases of hazardous or toxic materials into the environment, except as would not cause a WFM Material Adverse Effect. To WFM's actual knowledge, no hazardous or toxic material (as hereinafter defined) exists in any structure located on, or exists on or under the surface of, any real property owned or operated by WFM of the WFM Subsidiaries which is, in any case, in material violation of applicable environmental law. For purposes of this Section, "hazardous or toxic material" shall mean waste, substance, materials, smoke, gas or particulate matter designated as hazardous, toxic or dangerous under any applicable environmental law. For purposes of this section, "environmental law" shall include the Comprehensive Environmental Response Compensation and Liability Act, the Clear Air Act, the Clean Water Act and any other applicable federal, state or local environmental, health or safety law, rule or regulation relating to or imposing liability or standards concerning or in connection with hazardous, toxic or dangerous waste, substance, materials, smoke, gas or particulate matter.

    4.19. EMPLOYEE BENEFIT PLANS. Each employee benefit plan, as such term is defined in Section 3(3) of ERISA, of WFM or the WFM Subsidiaries (collectively the "WFM Employee Plans") complies in all material respects with all applicable requirements of ERISA and the Code, and other applicable laws. None of the WFM Employee Plans is an employee pension benefit plan, which is subject to Title IV of ERISA, or a multiemployer plan, as such terms are defined in ERISA. Neither WFM nor any WFM Subsidiary, nor any of their respective directors, officers, employees or agents has, with respect to any WFM Employee Plan, engaged in any "prohibited transaction," as such term is defined in the Code or ERISA, nor has any WFM Employee Plan engaged in such prohibited transaction which could result in any taxes or penalties or other prohibited transactions, which in the aggregate could have a WFM Material Adverse Effect.

    4.20. REGISTRATION STATEMENT. The Registration Statement (as defined below in Section 5.7) will comply as to form in all material respects with the provisions of the Securities Act, and the rules and regulations promulgated thereunder. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                                   ARTICLE 5.

                        CERTAIN COVENANTS AND AGREEMENTS

    5.1. CONDUCT OF BUSINESS BY FRESH FIELDS. From the date hereof to the Effective Date, Fresh Fields will, and will cause each Fresh Fields Subsidiary to, except as required in connection with the Merger and the other transactions contemplated by this Agreement and except as otherwise disclosed in Fresh Fields' Disclosure Schedule or consented to in writing by WFM:

        (a) Carry on its business in the ordinary and regular course in substantially the same manner as heretofore conducted and not engage in any new line of business or enter into any material agreement, transaction or activity or make any material commitment except those in the ordinary and regular course of business and not otherwise prohibited under this Section 5.1;

        (b)  Neither  change   nor  amend   its  Certificate   or  Articles   of
    Incorporation or Bylaws;

        (c) Other than pursuant to the exercise of the options and warrants outstanding on the date hereof, not issue, sell or grant options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of capital stock of Fresh Fields or any of Fresh Fields' Subsidiaries or rights or obligations convertible into or exchangeable for any shares of the capital stock of Fresh Fields or any of Fresh Fields' subsidiaries and not alter the terms of any presently outstanding options or warrants (or plans pursuant to which they were granted) or make any changes (by split-up, combination, reorganization or otherwise) in the capital structure of Fresh Fields or any of Fresh Fields' Subsidiaries.

        (d) Not declare, pay or set aside for payment any dividend or other distribution in respect of the capital stock or other equity securities of Fresh Fields and not redeem, purchase or otherwise acquire any shares of the capital stock or other securities of Fresh Fields or any of the Fresh Fields Subsidiaries or rights or obligations convertible into or exchangeable for any shares of the capital stock or other securities of Fresh Fields or any of the Fresh Fields Subsidiaries or obligations convertible into such, or any options, warrants or other rights to purchase or subscribe to any of the foregoing;

        (e) Not acquire or enter into any agreement to acquire, by merger, consolidation or purchase of stock or assets, any business or entity;

        (f) Use its reasonable efforts to preserve intact the corporate existence, goodwill and business organization of Fresh Fields and the Fresh Fields Subsidiaries, to keep the officers and employees of Fresh Fields and the Fresh Fields Subsidiaries available to Fresh Fields and to preserve the relationships of Fresh Fields and the Fresh Fields Subsidiaries with suppliers, customers and others having business relations with any of them, except for such instances which would not have a WFM Material Adverse Effect;

        (g) Not (i) create, incur or assume any long-term debt (including obligations in respect of capital leases which in the aggregate involve annual payments in excess of $100,000) or, except in the ordinary course of business under existing lines of credit (including that certain agreement dated July 19, 1995 among Fresh Fields, NatWest N.A. and First Union National Bank (the "NatWest Line"), create, incur or assume any short-term debt for borrowed money in excess of $100,000, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person other than the Fresh Fields Subsidiaries in excess of $100,000, (iii) make any loans or advances to any other person other than the Fresh Fields Subsidiaries, except in the ordinary course of business and consistent with past practice or in aggregate amounts not in excess of $10,000, (iv) enter into any new store or facilities leases or modify or renew any existing store or facilities lease, or (v) make any capital contributions to, or investments in, any person other than the Fresh Fields Subsidiaries or in the aggregate in excess of $10,000; or

        (h) Not (i) enter into, modify or extend in any manner the terms of any employment, severance or similar agreements with officers and directors,
    (ii) grant any increase in the compensation of officers or directors, whether now or hereafter payable, (iii) grant any increase in the compensation of any other employees except for compensation increases in the ordinary course of business and consistent with past practice, or (iv) make any material change in wage structure or employee benefit plans taking into account the benefits to Fresh Fields and the Fresh Fields Subsidiaries resulting from such changes.

    In connection with the continued operation of the business of Fresh Fields and the Fresh Fields Subsidiaries between the date of this Agreement and the Effective Date, Fresh Fields shall confer in good faith and on a regular and frequent basis with one or more representatives of WFM designated in writing to report operational matters of materiality and the general status of ongoing operations and to review the financial information furnished pursuant to Section
3.8. In addition, Fresh Fields will allow WFM to send a transition team (the "Transition Team") headed by Peter Roy (President of WFM) to Fresh Fields' corporate office to consult with Mark Ordan and John Murphy regarding (i) the day-to-day operations of Fresh Fields and the Fresh Fields Subsidiaries through the Closing Date and (ii) the transition strategy for post-Merger operations, with particular emphasis on human resource matters. Mr. Roy and one or more assistants shall be entitled to office space at Fresh Fields' corporate office for such purposes. Messrs. Ordan and Murphy shall reasonably consider the input and advice of the Transition Team. The Transition Team shall also be entitled to have a reasonable number of WFM employees or agents to be present at the Fresh Fields stores through the Closing Date to observe the business and operations of Fresh Fields and the Fresh Fields Subsidiaries during normal business hours and in such manner as not to interfere with Fresh Fields' business or Fresh Fields' relations with its employees and customers. Fresh Fields shall establish a subcommittee of two directors (the "Special Committee") of its Board of Directors to administer any disputes regarding operational and/or transition issues between Fresh Fields management and the Transition Team. The Special Committee shall be vested with the full authority of the Fresh Fields Board of Directors at all times through the Closing Date to resolve any such disputes; that the Special Committee shall be comprised of one director of Fresh Fields designated by GS Capital Partners, L.P. and one director of Fresh Fields designated by the Carlyle Interests (as defined in Section 5.19 hereof).

    5.2. CONDUCT OF BUSINESS BY WFM. From the date hereof to the Effective Date, WFM will, and will cause Merger Corp. and each of the WFM Subsidiaries to, except as required in connection with the Merger and the other transactions contemplated by this Agreement and except as otherwise disclosed in WFM's Disclosure Schedule or consented to in writing by Fresh Fields:

        (a) Carry on its businesses in the ordinary and regular course in substantially the same manner as heretofore conducted and not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment except in the ordinary and regular course of business and not otherwise prohibited under this Section 5.2;

        (b)   Neither  change   nor  amend   its  Certificate   or  Articles  of
    Incorporation or Bylaws;

        (c) Not make any adverse changes (by split-up, combination, reorganization or otherwise) in the capital structure of WFM, Merger Corp. or any of the WFM Subsidiaries (it being understood that WFM will be increasing its authorized capital stock and the shares available for issuance under its stock option plans effective as of the WFM shareholders' meeting referenced in Section 5.8);

        (d) Not declare, pay or set aside for payment any dividend or other distribution in respect of the capital stock or other equity securities of WFM and not redeem, purchase or otherwise acquire any shares of the capital stock or other securities of WFM or any of the WFM Subsidiaries, or rights or obligations convertible into or exchangeable for any shares of the capital stock or other securities of WFM, Merger Corp. or any of the WFM Subsidiaries or obligations convertible into such, or any options, warrants or other rights to purchase or subscribe to any of the foregoing;

        (e) Not acquire or enter into any agreement to acquire, by merger, consolidation or purchase of stock or assets, any business or entity which would have a WFM Material Adverse Effect; and

        (f) Use its reasonable efforts to preserve intact the corporate existence, goodwill and business organization of WFM and the WFM
    Subsidiaries, to keep the officers and employees of WFM and the WFM Subsidiaries available to WFM and to preserve the relationships of WFM and the WFM Subsidiaries with suppliers, customers and others having business relations with any of them, except for such instances which would not have a WFM Material Adverse Effect;

    In connection with the continued operation of the business of WFM and the WFM Subsidiaries between the date of this Agreement and the Effective Date, WFM shall confer in good faith and on a regular and frequent basis with one or more representatives of Fresh Fields designated in writing to report operational matters of materiality and the general status of ongoing operations and shall on a timely basis on request by Fresh Fields provide Fresh Fields with WFM's weekly report of sales by store, and shall also provide on a timely basis monthly financial reports. WFM acknowledges that Fresh Fields does not and will not waive any rights it may have under this Agreement as a result of such consultations nor shall Fresh Fields be responsible for any decisions made by WFM's officers and directors with respect to matters which are the subject of such consultation.

    5.3. NOTICE OF ANY MATERIAL CHANGE. Each of Fresh Fields and WFM shall, promptly after the first notice or occurrence thereof but not later than the Closing Date, advise the other in writing of any event or the existence of any state of facts that would (i) make any of its representations and warranties in this Agreement untrue in any material respect, or (ii) otherwise constitute an Fresh Fields Material Adverse Effect or WFM Material Adverse Effect, as the case may be.

    5.4.  INSPECTION AND ACCESS TO INFORMATION.

        (a) Between the date of this Agreement and the Effective Date, each party hereto will, and will cause each of its subsidiaries to, provide each other party and its accountants, counsel and other authorized representatives full access, during reasonable business hours and under reasonable circumstances, to any and all of its premises, properties, contracts, commitments, books, records and other information (including tax returns filed and those in preparation) and will cause their respective officers to furnish to the other party and its authorized representatives any and all financial, technical and operating data and other information pertaining to its business, as each other party shall from time to time request.

        (b) Each of the parties hereto and their respective representatives shall maintain the confidentiality of all information (other than information which is generally available to the public) concerning the other parties hereto acquired pursuant to the transactions contemplated hereby in the event that the Merger is not consummated. Each of the parties hereto and their representatives shall not use such information so obtained to the detriment or competitive disadvantage of the other party hereto. All files, records, documents, information, data and similar items relating to the confidential information of Fresh Fields, whether prepared by WFM or otherwise coming into WFM's possession, shall remain the exclusive property of Fresh Fields and shall be promptly delivered to Fresh Fields upon termination of this Agreement. All files, records, documents, information, data and similar items relating to the confidential information of WFM, whether prepared by Fresh Fields or otherwise coming into Fresh Fields' possession, shall remain the exclusive property of WFM and shall be promptly delivered to WFM upon termination of this Agreement.

    5.5. ANTITRUST LAWS. As soon as practicable but in no event later than 15 days from the date hereof, each of WFM and Fresh Fields shall make any and all filings which are required under the HSR Act. Each of WFM and Fresh Fields will assist the other (and Fresh Fields' principal shareholders) as may be reasonably requested in connection with the preparation of such filings.

    5.6. POOLING. From and after the date hereof and until the Effective Date, neither WFM nor Fresh Fields nor any of their respective subsidiaries shall (i) knowingly take any action, or knowingly fail to take any action, that would jeopardize the treatment of the Merger as a "pooling of interest" for accounting purposes or (ii) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a)(2)(E) of the Code.

    5.7.  REGISTRATION STATEMENT AND PROXY STATEMENT.

        (a) WFM shall promptly prepare and file, and make and file any necessary amendments, a registration statement on Form S-4 (which registration statement, in the form it is declared effective by the SEC, together with any and all amendments and supplements thereto and all information incorporated by reference therein, is referred to herein as the "Registration Statement") under and pursuant to the provisions of the Securities Act for the purpose of registering WFM Common Stock to be issued in the Merger. WFM will use its best efforts to receive and respond to the comments of the SEC and to cause the Registration Statement to be declared effective by the SEC and shall promptly mail to its shareholders the proxy statement in its definitive form contained in the Registration Statement (the "Proxy Statement"). Such Proxy Statement shall also serve as the prospectus to be included in the Registration Statement.

        (b) Each of WFM and Fresh Fields agrees to provide as promptly as practicable to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the other party, may be required or appropriate for inclusion in the Registration Statement and the Proxy Statement or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Registration Statement and the Proxy Statement.

        (c) WFM agrees that at the time the Registration Statement becomes effective and at the Effective Date, as such Registration Statement is then amended or supplemented, and at the time the Proxy Statement is mailed to WFM's shareholders, such Registration Statement and Proxy Statement will (i) not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein as necessary, in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary and

    (ii) comply in all material respects with the provisions of the Securities Act and Exchange Act, as applicable, and the rules and regulations thereunder; provided, however, no representation is made by WFM with respect to statements made in the Registration Statement and Proxy Statement based on information supplied by Fresh Fields expressly for inclusion or incorporation by reference in the Proxy Statement or Registration Statement or information omitted with respect to and at the request of the other party.

    5.8. APPROVAL BY SHAREHOLDERS. Each of Fresh Fields and WFM shall call a meeting of its respective shareholders to be held as soon as practicable after the date hereof for the purpose of voting upon matters relating to this Agreement. Each of Fresh Fields and WFM will use its reasonable efforts to hold its respective shareholders' meeting as promptly as practicable and will, through its Board of Directors, (subject to the provisions of Section 5.18 regarding certain Acquisition Proposals) recommend to its shareholders approval of the Merger and this Agreement at the shareholders' meeting. At the election of Fresh Fields in its sole discretion, Fresh Fields may, in lieu of a shareholders' meeting, obtain the approval of its shareholders by written consent without a meeting.

    5.9. EXPENSES OF FRESH FIELDS. On or promptly after the Effective Date, WFM shall, or shall cause Surviving Corporation to pay financial adviser's fees in the amount of $1,400,000 to Goldman, Sachs & Co., described in a written agreement, a copy of which has been delivered to WFM, and also pay other out of pocket expenses, including but not limited to attorneys' fees and financial adviser's fees, incurred by Fresh Fields in connection with the Merger, which other expenses shall not exceed $550,000 without WFM's approval. This covenant shall not obligate WFM or the WFM Subsidiaries to pay any expenses incurred by Fresh Fields' shareholders in connection with the Merger.

    5.10. REGISTRATION STATEMENT ON FORM S-8. On the Effective Date, WFM shall file with the Commission a registration statement on Form S-8 covering the shares of WFM Common Stock issuable upon the exercise of all Fresh Fields Options assumed by WFM and shall use its best efforts to maintain the effectiveness of such registration statement for so long as the Fresh Fields Options remain outstanding.

    5.11. SEVERANCE AND EMPLOYMENT CONTRACTS. WFM shall pay, or shall cause Surviving Corporation to pay, all severance obligations and liabilities owed to present and former Fresh Fields employees, including all such liabilities owed pursuant to all employment contracts and retention, severance or similar agreements existing on the date hereof and disclosed in writing to WFM, without any reduction in the number of WFM Merger Shares to be issued.

    5.12. PREPAYMENT OF BANK LOAN. WFM shall pay, or shall cause Surviving Corporation to pay, all obligations, including prepayment fees or penalties, that become due or owing at or after the Effective Date pursuant to the NatWest Line without any reduction in the number of WFM Merger Shares to be issued.

    5.13. CONTINUATION OF THE BUSINESS. WFM shall continue, or shall cause Surviving Corporation to, continue, at least one significant business line of Fresh Fields or shall use, or cause Surviving Corporation to use, at least a significant portion of Fresh Fields' historic business assets in a trade or business, in each case within the meaning of section 1.368-1(d) of the Federal Income Tax Regulations.

    5.14. LISTING APPLICATION. WFM will file a listing application with the NMS to approve for listing, subject to official notice of issuance, the shares of WFM Common Stock to be issued in the Merger. WFM shall use its reasonable efforts to cause the shares of WFM Common Stock to be issued in the Merger to be approved for listing on the NMS, subject to official notice of issuance, prior to the Effective Date.

    5.15. AFFILIATES. At least 30 days prior to the Closing Date, Fresh Fields shall deliver to WFM a letter identifying all persons who are, at the time the Merger is submitted to a vote to the shareholders of Fresh Fields, "affiliates" of Fresh Fields for purposes of Rule 145 under the Securities Act. Fresh Fields shall use its reasonable efforts to cause each person who is identified as an "affiliate" in such letter to deliver to WFM on or prior to the Effective Date a written statement, in form satisfactory to

WFM and Fresh Fields, that such person will not offer to sell, transfer or otherwise dispose of any of the shares of WFM Common Stock issued to such person pursuant to the Merger, except (i) in accordance with the applicable provisions of the Securities Act and the rules and regulations thereunder and (ii) until such time as financial results covering at least 30 days of combined operations of WFM and Fresh Fields have been published (the "Publication Date"). WFM hereby covenants to file a Form 10-Q (or Form 10-K, if such 30 day period is completed during the last fiscal quarter of WFM's fiscal year) satisfying such publication requirement as promptly as practicable after the Closing.

    5.16. REASONABLE EFFORTS; FURTHER ASSURANCES; COOPERATION. Subject to the other provisions of this Agreement, the parties hereby shall each use their reasonable efforts to perform their obligations herein and to take, or cause to be taken or do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain all regulatory approvals and satisfy all conditions to the obligations of the parties under this Agreement and to cause the Merger and the other transactions contemplated herein to be carried out promptly in accordance with the terms hereof and shall cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including without limitation:

        (a) Fresh Fields and WFM shall promptly make their respective filings and submissions and shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to comply with the provisions of the HSR Act.

        (b) In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person is commenced which questions the validity or legality of the Merger or any of the other transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement.

        (c) Each party shall give prompt written notice to the other of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of Fresh Fields or WFM, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Date or that will or may result in the failure to satisfy any of the conditions specified in Article 6 and (ii) any failure of Fresh Fields or WFM, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder.

        (d) Fresh Fields has obtained (and will promptly deliver copies to WFM) agreements, substantially in the form of Exhibit B hereto, from the entities listed on Exhibit G hereto, (i) not to perfect appraisal rights with respect to the Merger (to the extent applicable) and (ii) granting an irrevocable proxy to WFM to vote their shares of Fresh Fields Capital Stock in favor of the approval of this Agreement and the Merger at any meeting of the shareholders of Fresh Fields referenced in Section 5.8.

        (e) WFM has obtained (and will promptly forward to Fresh Fields) agreements, substantially in the form of Exhibit H hereto, from Messrs. John Mackey, Peter Roy and Chris Hitt, granting an irrevocable proxy to Fresh Fields to vote their shares of WFM in favor of the approval of this Agreement and the Merger at the meeting of the shareholders of WFM referenced in Section 5.8.

    5.17. PUBLIC ANNOUNCEMENTS. The timing and content of all announcements regarding any aspect of this Agreement or the Merger to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance (unless WFM or Fresh Fields is advised by counsel that any such announcement or other disclosure not mutually agreed upon in advance is required to be made by law or applicable stock exchange rule and then only after making a reasonable attempt to comply with the provisions of this Section).

    5.18. NO SOLICITATIONS. From the date hereof until the Effective Date or until this Agreement is terminated or abandoned as provided in this Agreement, neither Fresh Fields nor any of the Fresh Fields Subsidiaries shall directly or indirectly (i) solicit or initiate discussion with or (ii) enter into negotiations or agreements with, or furnish any information that is not publicly available to, any corporation, partnership, person or other entity or group (other than WFM, an affiliate of WFM or their authorized representatives pursuant to this Agreement) concerning any proposal for a merger, sale of substantial assets, sale of shares of stock or securities or other takeover or business combination transaction (the "Acquisition Proposal") involving Fresh Fields or any of the Fresh Fields Subsidiaries, and Fresh Fields will instruct its officers, directors, advisors and its financial and legal representatives and consultants not to take any action contrary to the foregoing provisions of this sentence; provided, however, that Fresh Fields, its officers, directors, advisors and its financial and legal representatives and consultants shall not be prohibited from taking any action described in (ii) above to the extent such action is taken by, or upon the authority of, the Board of Directors of Fresh Fields in the exercise of good faith judgment as to its fiduciary duties to the shareholders of Fresh Fields, which judgment is based upon the advice of independent, outside legal counsel that a failure of the Board of Directors of Fresh Fields to take such action would be likely to constitute a breach of its fiduciary duties to such shareholders. Fresh Fields will notify WFM promptly in writing if Fresh Fields becomes aware that any inquiries or proposals are received by, any information is requested from or any negotiations or discussions are sought to be initiated with, Fresh Fields with respect to an Acquisition Proposal, and Fresh Fields shall promptly deliver to WFM any written inquiries or proposals received by Fresh Fields relating to an Acquisition Proposal. Each time, if any, that the Board of Directors of Fresh Fields determines, upon advice of such legal counsel and in the exercise of its good faith judgment as to its fiduciary duties to shareholders, that it must enter into negotiations with, or furnish any information that is not publicly available to, any corporation, partnership, person or other entity or group (other than WFM, an affiliate of WFM or their authorized representatives) concerning any Acquisition Proposal, Fresh Fields will give WFM prompt notice of such determination.


    5.19.  WFM BOARD OF DIRECTORS' DESIGNEES.  Each of (a) GS Capital  Partners,
L.P. and (b) Carlyle-FFM Partners, L.P., Carlyle-FFM Partners II, L.P., Carlyle-FFM Partners III, L.P., Carlyle-Investors, L.P., T.C. Group, L.L.C. and Carlyle-FFM Partners VI, L.P. acting collectively (the "Carlyle Interests"), shall be entitled to designate one representative to the WFM Board of Directors. WFM hereby covenants to cause each of the two representatives to be named to the WFM Board of Directors (by action of the WFM Board of Directors increasing its size by two persons) promptly after the Effective Date, to serve until the next annual meeting of WFM's shareholders. Thereafter, WFM shall nominate and use its best reasonable efforts to cause the election of each such representative to the WFM Board of Directors so long as the group of affiliated shareholders designating such representative beneficially owns at least 50% of the WFM Merger Shares issued to such group of affiliated shareholders on the Effective Date.


    5.20. BENEFITS TO FRESH FIELDS EMPLOYEES. WFM shall or shall cause Surviving Corporation to take the following action with respect to each Fresh Fields store employee, employed on the date hereof and continuously employed until the date of Closing, whose position is eliminated during the twelve months following Closing: (a) offer a comparable position at a comparable rate of pay at another Fresh Fields or WFM store located no farther than twenty miles, in a direct line, from the store in which the employee had previously been employed or (b) if the employee is terminated, (i) pay to such employee cash severance benefits equivalent to at least 60 days at the employee's current rate of base pay, and (ii) vest all options immediately. Terminated non-officer employees at the Fresh Fields corporate office will also receive cash severance benefits equivalent to at least 60 days' pay at the employee's current rate of base pay, and their Fresh Fields Options will vest immediately upon termination. Nothing in this section shall be construed as creating any employment contract between any employee and WFM or Surviving Corporation or to diminish or restrict in any way WFM's or Surviving Corporation's right to terminate without the payment of severance benefits any employee for poor job performance, unexcused absences or other good cause. WFM will maintain the existing pay ranges for Fresh Fields employees and recognize the time of service of Fresh Fields employees with respect to the granting of and eligibility for WFM benefits. Further, upon assumption of the option plans and option agreements relating to the Fresh Fields Options, WFM shall not exercise any rights under such plans or agreements to reduce the number of shares subject to an Fresh Fields Option by reason of the demotion in the employment of the holder of such Fresh Fields Option; provided, however, that the provisions relating to the expiration of such Fresh Fields Options as a result of the termination of employment shall remain in effect.


                                   ARTICLE 6.

              CONDITIONS PRECEDENT TO OBLIGATIONS OF FRESH FIELDS

    Except as may be waived by Fresh Fields, the obligations of Fresh Fields to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or before the Closing Date of each of the following conditions:

    6.1. COMPLIANCE. WFM shall have, or shall have caused to be, satisfied or complied with and performed in all material respects all terms, covenants and conditions of this Agreement to be complied with or performed by WFM on or before the Closing Date.

    6.2. REPRESENTATIONS AND WARRANTIES. All of the representations and warranties made by WFM in this Agreement and in all certificates and other documents delivered by WFM to Fresh Fields pursuant hereto or in connection with the transactions contemplated hereby, shall have been true and correct in all material respects as of the date hereof, and shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

    6.3. MATERIAL ADVERSE CHANGES. Subsequent to April 7, 1996, there shall not have occurred any WFM Material Adverse Effect.

    6.4.   NMS LISTING.   The WFM  Common Stock issuable  pursuant to the Merger
after the Effective Date shall have been authorized for listing on the NMS.

    6.5. CERTIFICATES. Fresh Fields shall have received a certificate or certificates, executed on behalf of WFM by an executive officer of WFM, to the effect that the conditions contained in Sections 6.1, 6.2 and 6.3 hereof have been satisfied.

    6.6. SHAREHOLDER APPROVAL. This Agreement shall have been approved and adopted by the affirmative vote of the holders of such percentage of each class of Fresh Fields Capital Stock as may be required by the instruments and agreements governing such class and by the affirmative vote of the holders of a majority of all of the outstanding shares of WFM Common Stock.

    6.7. EFFECTIVENESS OF REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop order shall been issued by the SEC or any other governmental authority suspending the effectiveness of the
Registration Statement or preventing or suspending the use thereof or any related prospectus and no proceeding for such purpose shall have been initiated.

    6.8. CONSENTS; LITIGATION. Other than the filing of Certificate of Merger as described in Article 1, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods (including the waiting period under the HSR Act) imposed by any governmental entity, and all required third-party consents, the failure to obtain which would have a WFM Material Adverse Effect, shall have been filed, occurred or been obtained. WFM shall have received all state securities or Blue Sky permits and other authorizations necessary to issue WFM

Common Stock pursuant to the Merger and the other terms of this Agreement. In addition, no action, suit or proceeding shall have been instituted before any court or other governmental entity to restrain, modify, enjoin or prohibit the carrying out of the transactions contemplated hereby.

    6.9. TAX OPINION. Fresh Fields shall have received the opinion of Crouch & Hallett, LLP, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Fresh Fields and WFM will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

    6.10. CORPORATE LAW OPINION. Fresh Fields shall have received the opinion of Crouch & Hallett, LLP, dated the Closing Date, with respect to the enforceability of this Agreement and the validity of the WFM Merger Shares in substantially the form attached hereto as Exhibit D.

    6.11.  RECEIPT OF POOLING LETTER.   Fresh Fields shall have received a  copy
of the letter referenced in Section 7.8.

    6.12. REGISTRATION RIGHTS AGREEMENT. WFM shall have executed and delivered the Registration Rights Agreement substantially in the form of Exhibit F hereto, which agreement shall be for the benefit of all persons receiving WFM Merger Shares pursuant to the Merger or owning, or acquiring as a result of the Merger, options, warrants or any other right to acquire WFM Merger Shares.

                                   ARTICLE 7.

          CONDITIONS PRECEDENT TO OBLIGATIONS OF WFM AND MERGER CORP.

    Except as may be waived by WFM and Merger Corp., the obligations of WFM and Merger Corp. to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

    7.1. COMPLIANCE. Fresh Fields shall have, or shall have caused to be, satisfied or complied with and performed in all material respects all terms, covenants and conditions of this Agreement to be complied with or performed by it on or before the Closing Date.

    7.2. REPRESENTATIONS AND WARRANTIES. All of the representations and warranties made by Fresh Fields in this Agreement and in all certificates and other documents delivered by Fresh Fields pursuant hereto or in connection with the transactions contemplated hereby, shall have been true and correct in all material respects as of the date hereof after giving effect to the delivery of Fresh Fields' Disclosure Schedule, and shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement and, as of the Closing Date, for those representations and warranties set forth in Section 3.16 hereof (other than the first and second sentences thereof).

    7.3. MATERIAL ADVERSE CHANGES. Since April 30, 1996, there shall have not occurred any Fresh Fields Material Adverse Effect.

    7.4. CERTIFICATES. WFM shall have received a certificate or certificates, executed on behalf of Fresh Fields by an executive officer of Fresh Fields, to the effect that the conditions in Sections 7.1, 7.2 and 7.3 hereof have been satisfied.

    7.5. DISSENTERS' RIGHTS. To the extent appraisal rights are available to Fresh Fields' shareholders in connection with the Merger, no more than 8% of the outstanding shares of Fresh Fields Capital Stock shall qualify as Dissenting Shares.

    7.6. SHAREHOLDER APPROVAL. This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of all of the outstanding shares of WFM Common Stock.

    7.7. CONSENTS; LITIGATION. Other than the filing of Articles of Merger as described in Article 1, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods (including the waiting period under the HSR Act) imposed by, any governmental entity, and all required third-party consents, the failure to obtain which would have a WFM Material Adverse Effect, shall have been filed, occurred or been obtained. WFM shall have received all state securities or Blue Sky permits and other authorizations necessary to issue WFM Common Stock pursuant to the Merger and the other terms of this Agreement. In addition, no action, suit or proceeding shall have been instituted before any court or other governmental entity to restrain, modify, enjoin or prohibit the carrying out of the transactions contemplated hereby.

    7.8. RECEIPT OF POOLING LETTER. WFM shall have received a letter from KPMG Peat Marwick LLP, dated the Effective Date and addressed to WFM, stating substantially to the effect that, based on such firm's review of this Agreement and the other procedures set forth in such letter, such firm concurs that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board.

    7.9. COMFORT LETTERS. WFM shall have received from Coopers & Lybrand, independent auditors for Fresh Fields, (i) a letter dated the date of the Proxy Statement and, if requested by WFM, as of the Effective Date, as to the absence of any decrease in store contribution or operating income from April 30, 1996 to the most recent practicable date, as compared to the same period in the prior fiscal year of Fresh Fields; and (ii) a letter to the effect that Fresh Fields qualifies as an entity for a "pooling of interests" transaction under generally accepted accounting principles.

    7.10. CORPORATE LAW OPINION. WFM shall have received the opinions of Fried, Frank, Harris, Shriver & Jacobson, and Morris, Nichols, Arsht & Tunnell, respectively, dated the Closing Date, with respect to the validity of the Fresh Fields Capital Stock and the enforceability of this Agreement, substantially in the form attached hereto as Exhibit E.

                                   ARTICLE 8.

                         INDEMNIFICATION AND INSURANCE

    8.1. INDEMNIFICATION OF FRESH FIELDS MANAGERS. In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any of the present or former officers or directors (the "Managers") of Fresh Fields or any of the Fresh Fields Subsidiaries is, or is threatened to be, made a party by reason of the fact that he or she is or was a shareholder, director, officer, employee or agent of Fresh Fields or any of the Fresh Fields Subsidiaries, or is or was serving at the request of Fresh Fields or any of the Fresh Fields Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether before or after the Effective Date, Fresh Fields shall indemnify and hold harmless, and from and after the Effective Date each of the Surviving Corporation and WFM shall indemnify and hold harmless, as and to the full extent permitted by applicable law (including by advancing expenses promptly as statements therefor are received), each such Manager against any losses, claims, damages, liabilities, costs, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any such claim, action, suit, proceeding or investigation, and in the event of any such claim, action, suit proceeding or investigation (whether arising before or after the Effective Date), (i) if Fresh Fields (prior to the Effective Date) or WFM or the Surviving Corporation (after the Effective
Date) have not promptly assumed the defense of such matter, the Managers may retain counsel satisfactory to them, and Fresh Fields, or the Surviving Corporation and WFM after the Effective Date, shall pay all fees and expenses of such counsel for the Managers promptly, as statements therefor are received, and
(ii) Fresh Fields, or the Surviving Corporation and WFM after the Effective Date, will use their respective best efforts to assist in the vigorous defense of any such matter; provided that neither Fresh Fields nor the Surviving Corporation or WFM shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further that the Surviving Corporation and WFM shall have no obligation under the foregoing provisions of this Section 8.1 to any Manager when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Manager in the manner contemplated hereby is prohibited by applicable law. Upon the finality of any such determination that the Surviving Corporation or WFM is not liable for any such indemnification claims, the Manager will reimburse WFM and the Surviving Corporation for any fees, expenses and costs incurred by WFM or the Surviving Corporation in connection with the defense of such claims. Any Manager wishing to claim indemnification under this Section 8.1, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Fresh Fields and, after the Effective Date, the Surviving Corporation and WFM, thereof (provided that the failure to give such notice shall not affect any obligations hereunder, except to the extent that the indemnifying party is actually and materially prejudiced thereby). WFM and Merger Corp. agree that all rights to indemnification existing in favor of the Managers as provided in Fresh Fields' Certificate of Incorporation or Bylaws as in effect as of the date hereof, and in any agreement between Fresh Fields and any Manager with respect to matters occurring prior to the Effective Date shall survive the Merger. WFM further covenants not to amend or repeal any provisions of the Certificate of Incorporation or Bylaws of Fresh Fields in any manner which would adversely affect the indemnification or exculpatory provisions contained therein. The provisions of this Section 8.1 are intended to be for the benefit of, and shall be enforceable by, each indemnified party and his or her heirs and representatives and shall survive the Closing for a period of six years from the Effective Date.

    8.2. DIRECTORS' AND OFFICERS' INSURANCE. For a period of six years from the Effective Date, the Surviving Corporation shall either (x) maintain in effect Fresh Fields' current directors' and officers' liability insurance covering those Managers who are currently covered on the date of this Agreement by Fresh Fields' directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to WFM) the "Indemnified Parties"); PROVIDED, HOWEVER, that the Surviving Corporation may substitute for such Fresh Fields policies, policies with at least the same coverage containing terms and conditions which are no less advantageous to the Managers and provided that said substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Date or (y) cause WFM's directors' and officers' liability insurance then in effect to cover those persons who are covered on the date of this Agreement by Fresh Fields' directors' and officers' liability insurance policy with respect to those matters covered by Fresh Fields' directors' and officers' liability insurance policy (provided that such policy offers the same coverage on terms and conditions no less advantageous to the Managers than provided in Fresh Fields' current directors' and officers' liability insurance). In no event, however, shall the Surviving Corporation or WFM be required by this Section 8.2 to expend a premium for such insurance in an amount exceeding double the rate paid by Fresh Fields for the policy period immediately preceding the date of execution of this Agreement; provided, however, that if any insurance meeting the requirements of (x) or (y) of this
Section 8.2 bears a cost exceeding the maximum provided for in this sentence, then WFM shall purchase such insurance with the same coverages as provided by Fresh Fields' current policy but with such lower limits of coverage as are commercially available at a cost not exceeding the maximum provided for in this sentence. The provisions of this Section 8.2 are intended to be for the benefit of, and shall be enforceable by, each Manager and his or her heirs and representatives. Notwithstanding the foregoing, WFM shall have no liability or obligation under this Section 8.2 to the extent the policy referred to in this
Section is not reasonably available on the terms set forth in this Section.

    8.3. INDEMNIFICATION OF WFM. Fresh Fields shall indemnify and hold WFM harmless from, against, for and in respect of (i) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by WFM, net of any resulting income tax benefits to WFM and net of any reserves reflected on Fresh Fields' balance sheet at April 30, 1996, because of (A) the breach of any written representation, warranty, agreement or covenant of Fresh Fields contained in this Agreement or (B) the "Albert Dwoskin" litigation against Fresh Fields described on the Fresh Fields Disclosure Schedule (the "Dwoskin Litigation"); and (ii) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by WFM in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 8.3. WFM's sole recourse with respect to the satisfaction of this indemnification obligation of Fresh Fields shall be limited to claims which may be made by WFM under the Escrow Agreement, and no shareholder of Fresh Fields shall have any personal liability in connection with such indemnification obligation. WFM shall have the right to make a claim against Fresh Fields under the Escrow Agreement for breaches of representations or warranties or other matters set forth in this Section 8.3 for a period of one year only from the date of Closing. The representations and warranties shall survive for this purpose for one year from the date of Closing. Except with respect to the Dwoskin Litigation, WFM may not make any claims under the Escrow Agreement unless and until the cumulative amount of such claims exceeds a deductible of $200,000, and such claims shall not include individual claims of $10,000 or less ("Minor Claims") unless and until such Minor Claims exceed $50,000 in the aggregate. Notwithstanding anything herein to the contrary, in no event shall WFM have the right to make any claim under the Escrow Agreement with respect to any damages, losses, settlement payments, obligations, liabilities, claims, actions or course of action arising out or relating to FF's lease dated February 24, 1995 with Orix TMK Northbrook Venture II, for a portion of the Market Square at Northbrook Shopping Center located in Northbrook, Illinois (the "Northbrook Lease").


                                   ARTICLE 9.

                                 MISCELLANEOUS

    9.1. TERMINATION. In addition to the provisions regarding termination set forth elsewhere herein, this Agreement and the transactions contemplated hereby may be terminated at any time on or before the Closing Date:

        (a) by mutual consent of Fresh Fields and WFM;

        (b) by WFM if there has been a material misrepresentation or breach of warranty in the representations and warranties of Fresh Fields set forth herein or a failure to perform in any material respect a covenant on the part of Fresh Fields with respect to its representations, warranties and covenants set forth in this Agreement or any condition precedent to WFM's obligation to close has not been satisfied by the Closing Date; provided, however, that if a failure to perform a covenant is capable of cure, and Fresh Fields cures such failure within the lesser of ten days from the date it receives notice of the failure from WFM, or the period ending on the Closing Date, then WFM may not terminate this Agreement and the transactions contemplated hereby by reason of such failure.

        (c) by Fresh Fields if there has been a material misrepresentation or breach of warranty in the representations and warranties of WFM set forth herein or a failure to perform in any material respect a covenant on the part of WFM with respect to its representations, warranties and covenants set forth in this Agreement, or any condition precedent to Fresh Fields' obligation to close has not been satisfied by the Closing Date; provided, however, that if a failure to perform a covenant is capable of cure, and WFM cures such failure within the lesser of ten days from the date it receives notice of the failure from Fresh Fields, or the period ending on the Closing Date, then Fresh Fields may not terminate this Agreement and the transactions contemplated hereby by reason of such failure.

        (d) by either WFM or Fresh Fields if the transactions contemplated by this Agreement have not been consummated by the later of 60 days following mailing of the Proxy Statement or October 31, 1996 (which date shall be extended to December 31, 1996 if all conditions precedent to the obligations of the parties have been satisfied by October 31, 1996, other than the receipt of approvals under the HSR Act), unless such failure of consummation is due to the failure of the terminating party to perform or observe the covenants, agreements, and conditions hereof to be performed or observed by it at or before the Closing Date;

        (e) by either Fresh Fields or WFM if the transactions contemplated hereby violate any nonappealable final order, decree, or judgment of any court or governmental body or agency having competent jurisdiction;

        (f) by Fresh Fields, if in the exercise of the good faith judgment of its Board of Directors (which judgment is based upon the advice of independent, outside legal counsel) as to its fiduciary duties to its shareholders such termination is required by reason of an Acquisition Proposal; or

        (g) by WFM, if the Fresh Fields Board of Directors withdraws or materially modifies or changes its recommendation to the shareholders of Fresh Fields to approve this Agreement and the Merger and if there exists at such time an Acquisition Proposal.

    9.2.  EXPENSES.

        (a) Except as provided in (b) and (c) below, if the transactions contemplated by this Agreement are not consummated, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

        (b)  If, (i)  this Agreement is  terminated by Fresh  Fields pursuant to
    Section 9.1(f) hereof, (ii) this Agreement is terminated by WFM pursuant  to
    Section 9.1(g) or (iii) on or before October 31, 1996, Fresh Fields enters into a definitive agreement with respect to an Acquisition Proposal with any corporation, partnership, person or other entity or group (other than WFM or any affiliate of WFM), and such transaction (including any revised transaction based upon the Acquisition Proposal) is thereafter consummated (before October 31, 1997), then Fresh Fields shall pay to WFM a cash fee equal to the sum of $5.0 million, which shall be payable in same day funds to an account specified by WFM.

        (c) If this Agreement is terminated by WFM because the shareholders of WFM fail to approve this Agreement and the Merger then WFM will reimburse Fresh Fields for any legal, accounting, counsel, adviser and other fees and expenses it may have incurred in connection with the transaction, in an aggregate amount of up to $650,000; provided, however, if this Agreement is terminated by Fresh Fields because WFM breaches Section 5.8 hereof or fails either to mail or deliver the Proxy Statement to its shareholders generally, submit this Agreement and Merger for shareholder approval or to recommend to its shareholders that they approve this Agreement and the Merger, then WFM shall pay to Fresh Fields, in lieu of such expenses and not in lieu of Fresh Fields' remedies at law or in equity, a cash fee equal to the sum of $5.0 million which shall be payable in same day funds to an account specified by Fresh Fields.


        (d) In the event that this Agreement is terminated for any reason, WFM shall be liable for all claims, damages and expenses incurred by Fresh Fields on and after July 23, 1996 in connection with the Northbrook Lease.


    9.3. ENTIRE AGREEMENT. This Agreement, the Schedules and the exhibits hereto contain the complete agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings among the parties with respect to such transactions. Section and other headings are for reference purposes only and shall not affect the interpretation or construction of this Agreement. The parties hereto have not made any representation or warranty except as expressly set forth in this Agreement or in any certificate or schedule delivered pursuant hereto. The obligations of any party under any agreement executed pursuant to this Agreement shall not be affected by this section.

    9.4. SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS. Except as provided in Section 8.3, the representations and warranties of each party contained herein or in any exhibit, certificate, document or instrument delivered pursuant to this Agreement shall not survive the Closing, and the covenants and agreements of the parties (other than those contained in Sections 2.5, 2.6, 5.9, 5.11, 5.12, 5.13, 5.16, 5.19 and Article 8) shall not survive the
Closing.

    9.5.   COUNTERPARTS.   This  Agreement  may be  executed  in any  number  of
counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.

    9.6. NOTICES. All notices, demands, requests, or other communications that may be or are required to be given, served or sent by any party to any other party pursuant to this Agreement shall be in writing (and shall be deemed to have been duly given upon receipt) and shall be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery or facsimile transmission, addressed as follows:

        (i) If to WFM:

          601 North Lamar Blvd., Suite 300
           Austin, Texas 78703
           Attention: John Mackey, Chairman and CEO
           Facsimile: 512-477-1301

           with a copy (which shall not constitute notice) to:

           Crouch & Hallett, L.L.P.
           717 North Harwood Street
           Suite 1400
           Dallas, Texas 75201
           Attention: Bruce H. Hallett
           Facsimile: 214-953-3154

        (ii) If to Fresh Fields:

          6015 Executive Blvd.
           Rockville, Maryland 20852
           Attention: Mark Ordan
           Facsimile: 301-984-2070

           with a copy (which shall not constitute notice) to:

           Fried, Frank, Harris, Shriver & Jacobson
           1001 Pennsylvania Avenue, N.W., Suite 800
           Washington, D.C. 20004-2505
           Attention: Richard A. Steinwurtzel
           Facsimile: 202-639-7003

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

    9.7. SUCCESSORS; ASSIGNMENTS. This Agreement and the rights, interests and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other.

    9.8. GOVERNING LAW. The construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its principles of conflict of laws, and the state and federal courts of Delaware shall have exclusive jurisdiction over, and venue with respect to, any controversy or claim arising out of or relating to this Agreement.

    9.9.  WAIVER AND OTHER ACTION.   This Agreement may be amended, modified  or
supplemented only by a written instrument executed by the parties against which enforcement of the amendment, modification or supplement is sought.

    9.10. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance; and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid, and enforceable.

    9.11. NO THIRD PARTY BENEFICIARIES. Sections 8.1 and 8.2 are intended for the benefit of each "Manager" (as defined in Article 8) and may be enforced by such persons. Other than as expressly set forth in this Section 9.11 and in Sections 5.5 and 5.19, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement or result in such person, firm or corporation being deemed a third party beneficiary of this Agreement.

    9.12. MUTUAL CONTRIBUTION. The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.


    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                      FRESH FIELDS MARKETS, INC.

                                      By:             /s/  MARK ORDAN

                                         ---------------------------------------
                                                       Mark Ordan
                                                 Chief Executive Officer

                                      WHOLE FOODS MARKET, INC.

                                      By:            /s/  JOHN MACKEY

                                         ---------------------------------------
                                      John Mackey
                                      Chief Executive Officer

                                      WHOLE FOODS MARKET MID-ATLANTIC, INC.

                                      By:            /s/  JOHN MACKEY

                                         ---------------------------------------
                                      John Mackey
                                      Chief Executive Officer

                                                                      APPENDIX B

                                  [LETTERHEAD]

                                 June 17, 1996

Board of Directors
Whole Foods Market, Inc.
601 N. Lamar Blvd., Suite 300
Austin, TX 78703

Members of the Board:

    You have asked our opinion with respect to the fairness to Whole Foods Market, Inc. ("Whole Foods"), from a financial point of view and as of the date hereof, of the Consideration (as defined below) to be paid in the proposed merger of Fresh Fields Market, Inc. ("Fresh Fields") and a wholly-owned subsidiary of Whole Foods, pursuant to the Agreement and Plan of Merger, dated as of June 17, 1996 (the "Agreement"). Under the terms of the Agreement, a wholly-owned subsidiary of Whole Foods will merge with and into Fresh Fields (the "Merger"), and upon consummation of the Merger, Fresh Fields will become a wholly-owned subsidiary of Whole Foods. In the Merger, Whole Foods will issue a minimum of approximately 4.8 million shares (the "Minimum") and a maximum of approximately 5.6 million shares (the "Maximum") of Whole Foods Common Stock (the "Consideration") in exchange for substantially all of the outstanding Fresh Fields preferred stock, common stock, options and warrants. The actual number of shares issued will be computed by dividing $134.5 million by the "Determination Price" and may vary slightly from the Minimum and Maximum depending on the manner in which options are exercised. The "Determination Price" shall be defined as the average per share closing price of Whole Foods Common Stock over the twenty trading days immediately preceding the closing. If the "Determination Price" is less than $24 per share, then the "Determination Price" shall be deemed to be $24; if the "Determination Price" is greater than $28 per share, then the "Determination Price" shall be deemed to be $28. Five percent of the aggregate shares of Whole Foods Common Stock to be issued in the Merger will be placed in escrow to secure certain obligations of Fresh Fields under the Agreement. The Merger is intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and to be accounted for as a "pooling of interests." The terms and conditions of the Merger are set forth more fully in the Agreement.

    For purposes of this opinion we have: (i) reviewed financial information on Whole Foods and Fresh Fields furnished to us by both companies, including certain internal financial analyses and forecasts prepared by the management of Whole Foods and Fresh Fields; (ii) reviewed publicly available information;
(iii) held discussions with the management of Whole Foods and Fresh Fields concerning the businesses, past and current business operations, financial condition and future prospects of both companies, independently and combined;
(iv) reviewed the Agreement; (v) reviewed the stock price and trading history of Whole Foods; (vi) reviewed the contribution by each company to pro forma combined revenue, store operating income, net income, book value and total number of stores; (vii) reviewed the valuations of publicly traded companies which we deemed comparable to Fresh Fields; (viii) compared the financial terms of the Merger with other transactions which we deemed relevant; (ix) analyzed the pro forma earnings per share of the combined company; (x) prepared a discounted cash flow analysis of Fresh Fields; and (xi) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

Board of Directors
Whole Foods Market, Inc.
June 17, 1996
Page Two

    In connection with our opinion, we have not however independently verified any of the foregoing information and have relied on all such information being complete and accurate in all material respects. Furthermore, we did not obtain any independent appraisal of the properties or assets and liabilities of Whole Foods or Fresh Fields. With respect to the financial and operating forecasts (and the assumptions and bases therefor) of Whole Foods and Fresh Fields which we have reviewed, we have assumed that such forecasts have been reasonably prepared in good faith on the basis of reasonable assumptions, reflect the best available estimates and judgments of such respective managements and that such projections and forecasts will be realized in the amounts and in the time periods currently estimated by the managements of Whole Foods and Fresh Fields. In addition, we have relied upon estimates and judgments of Whole Foods and Fresh Fields managements as to the future financial performance of both companies, and, in particular, the judgement of Whole Foods management regarding its ability to reduce general and administrative expenses at Fresh Fields. We have also assumed that the Merger will be accounted for as a "pooling of interests" under GAAP, and we have assumed, based on preliminary analysis prepared for Whole Foods, that the net operating losses of Fresh Fields will be available (with certain annual limitations) to Whole Foods. While we believe that our review, as described herein, is an adequate basis for the opinion that we express, this opinion is necessarily based upon market, economic, and other conditions that exist and can be evaluated as of the date of this letter, and on information available to us as of the date hereof.

    Robertson, Stephens & Company has provided certain investment banking services to Whole Foods from time to time, including acting as managing underwriter for the initial public offering and two follow-on offerings of Whole Foods Common Stock and acting as financial advisor to Whole Foods in its acquisition of Mrs. Gooch's Natural Food Markets. In addition, Robertson, Stephens & Company has acted as financial advisor to Whole Foods in connection with the Merger for which a portion of our fees is due and payable contingent upon closing of the Merger.

    Based upon and subject to the foregoing considerations, it is our opinion, as investment bankers, that, as of the date hereof, the Consideration to be paid is fair to Whole Foods from a financial point of view.

                                          Very truly yours,

                                          ROBERTSON, STEPHENS & COMPANY, LLC

                                          By: Robertson, Stephens & Company,
                                          Inc.

                                          --------------------------------------
                                                   Authorized Signatory

                                                                      APPENDIX C

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

    262 APPRAISAL RIGHTS (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251, 252, 254, 257, 258, 263 or 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsections (f) or (g) of Section 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

    a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof:

    b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

    c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

    d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to Section 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders, entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX D

                           PROPOSED AMENDMENT TO THE
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                            WHOLE FOODS MARKET, INC.

    Article IV of the Company's restated Articles of Incorporation is proposed to be amended to read in its entirety as follows:

        A. The corporation is authorized to issue two classes of shares of capital stock, designated "Common Stock" and "Preferred Stock", respectively. The aggregate number of shares of Common Stock authorized to be issued is 50,000,000 shares with no par value. The aggregate number of shares of shares of Preferred Stock authorized to be issued is 5,000,000 shares with a par value of $.01 per share. Shares of the Preferred Stock may be issued from time to time in one or more series, each such series to have such distinctive designation or title as may be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such series shall have such designations, preferences, limitations and relative rights, including voting rights, as shall be stated in the resolution or resolutions providing for the issuance of such series of Preferred Stock, as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof, in accordance with the laws of the State of Texas. The Board of Directors, in such resolution or resolutions, may increase or decrease the number of shares within each such series; provided, however, the Board of Directors may not decrease the number of shares within a series to less than the number of shares within such series that are then issued.

        B. No shareholder of the corporation will, by reason of his holding shares of stock of the corporation, have any preemptive or preferential rights to purchase or subscribe to any shares of any class of stock of the corporation, or any notes, debentures, bonds, warrants, options or other securities of the corporation, whether now or hereafter authorized.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article 2.02-1 of the Texas Business Corporation Act ("TBCA") provides for indemnification of directors and officers in certain circumstances. Reference is made to Article IX of the Bylaws of the registrant previously filed with the Commission.

    The Company's Restated Articles of Incorporation provide that no director shall be liable to the registrant or its shareholders for an act or omission in such capacity as a director, except for liability as a result of (i) a breach of the director's duty of loyalty to the registrant or its shareholders, (ii) an act or omission not in good faith or which involve intentional misconduct or knowing violation of law, (iii) a transaction from which such director derived an improper personal benefit, (iv) an act or omission for which the liability of a director is expressly provided by law or (v) an act related to an unlawful stock repurchase of payment of a dividend.

    An insurance policy obtained by the registrant provides for indemnification of officers and directors of the registrant and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a)  Exhibits


      2.1         --  Agreement and Plan of Merger, as amended, dated as of June 17, 1996, by and among the Registrant, Whole Foods Market Mid-Atlantic, Inc., and Fresh Fields
                      Markets, Inc. (included as Appendix A to the Proxy Statement/Prospectus)(1)
      2.2         --  Form of Escrow Agreement, to be dated August 30, 1996, among the Registrant,
                      GS Capital Partners, L.P., as attorney-in-fact for the former stockholders of
                      Fresh Fields Markets, Inc. and Texas Commerce Bank, N.A., as escrow agent.(2)
      2.3         --  Form of Agreement, dated as of June 17, 1996, between the Registrant and each of and certain stockholders of Fresh Fields Markets, Inc.(2)
      2.4         --  Form of Registration Rights Agreement, to be dated August 30, 1996, among the
                      Registrant, and certain stockholders of Fresh Fields Markets, Inc.(2)
       5          --  Opinion of Crouch & Hallett, L.L.P.(2)
       8          --  Opinion of Crouch & Hallett, L.L.P. regarding tax matters described in the
                      Proxy Statement/Prospectus (2)
     23.1         --  Consent of KPMG Peat Marwick LLP(2)
     23.2         --  Consent of Coopers & Lybrand L.L.P.(2)
     23.3         --  Consent of Crouch & Hallett, L.L.P. (included in opinion filed as Exhibit 5 hereto)
      24          --  Power of Attorney (2)
     99.1         --  Form of Whole Foods Market, Inc. Proxy for Special Meeting(1)


- ------------------------
(1) Filed herewith.


(2) Previously filed.


    (b)  Financial Statement Schedules

    None filed herewith.

ITEM 22.  UNDERTAKINGS.

    (a) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (d) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with the offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 in this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin and State of Texas on the 24th day of July, 1996.


                                          WHOLE FOODS MARKET, INC.

                                          By:         /s/ GLENDA FLANAGAN

                                             -----------------------------------
                                                       Glenda Flanagan

                                             VICE PRESIDENT AND CHIEF FINANCIAL
                                                           OFFICER



    Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to this registration statement has been signed below by the following persons in the capacities and on the date indicated.



                      SIGNATURE                                          TITLE                         DATE
- ------------------------------------------------------  ---------------------------------------  ----------------

                          *
     -------------------------------------------        Chairman of the Board (Chief Executive    July 24, 1996
                     John Mackey                         Officer) and Director

                 /s/ GLENDA FLANAGAN
     -------------------------------------------        Vice President (Chief Financial and       July 24, 1996
                   Glenda Flanagan                       Accounting Officer)

                          *
     -------------------------------------------        Director                                  July 24, 1996
                  Cristina G. Banks

                          *
     -------------------------------------------        Director                                  July 24, 1996
                 Dr. John B. Elstrott

                          *
     -------------------------------------------        Director                                  July 24, 1996
                  Avram J. Goldberg

                          *
     -------------------------------------------        Director                                  July 24, 1996
                      Fred Lager

     -------------------------------------------        Director                                  July 24, 1996
                    Linda A. Mason

                          *
     -------------------------------------------        Director                                  July 24, 1996
                Dr. Ralph Z. Sorenson

                          *
     -------------------------------------------        Director                                  July 24, 1996
                     James P. Sud

/s/ GLENDA FLANAGAN
- -------------------------------------------
By: Glenda Flanagan                                                                               July 24, 1996
    Attorney-in-Fact

                                 EXHIBIT INDEX



  EXHIBIT                                                                                                         SEQUENTIALLY
  NUMBER                                                      DESCRIPTION                                         NUMBERED PAGE
- -----------             ----------------------------------------------------------------------------------------  -------------
       2.1          --  Agreement and Plan of Merger, as amended, dated as of June 17, 1996, by and among the
                        Registrant, Whole Foods Market Mid-Atlantic, Inc., and Fresh Fields Markets,
                        Inc.(included as Appendix A to the Proxy Statement/Prospectus)(1)
       2.2          --  Form of Escrow Agreement, to be dated August 30, 1996, among the Registrant, GS Capital
                        Partners, L.P., as attorney-in-fact for the former stockholders of Fresh Fields Markets,
                        Inc. and Texas Commerce Bank, N.A., as escrow agent.(2)
       2.3          --  Form of Agreement, dated as of June 17, 1996, between the Registrant and each of and certain stockholders of Fresh Fields Markets, Inc.(2)
       2.4          --  Form of Registration Rights Agreement, to be dated August 30, 1996, among the
                        Registrant, and certain stockholders of Fresh Fields Markets, Inc.(2)
       5            --  Opinion of Crouch & Hallett, L.L.P.(2)
       8            --  Opinion of Crouch & Hallett, L.L.P. regarding tax matters described in the Proxy
                        Statement/Prospectus (2)
      23.1          --  Consent of KPMG Peat Marwick LLP(2)
      23.2          --  Consent of Coopers & Lybrand L.L.P.(2)
      23.3          --  Consent of Crouch & Hallett, L.L.P. (included in opinion filed as Exhibit 5 hereto)
      24            --  Power of Attorney (2)
      99.1          --  Form of Whole Foods Market, Inc. Proxy for Special Meeting(1)


- ------------------------
(1) Filed herewith.


(2) Previously filed.